                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Preferred Networks, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        PREFERRED NETWORKS, INC. (LOGO)


May 21, 1997


Dear Preferred Networks Owner:


     You are cordially invited to attend the Annual Meeting of Stockholders to be held on June 16, 1997, at 9:00 a.m., local time, at Preferred Networks, Inc., 850 Center Way, Norcross, Georgia.


     At the annual meeting, you will be asked to approve a private placement of Preferred Networks' Class A Redeemable Preferred Stock and warrants to acquire common stock, to approve the 1995 Stock Option Plan as amended, to change Preferred Networks' state of incorporation from Delaware to Georgia, and to re-elect three directors for a three-year term. The accompanying proxy statement contains more information describing these matters. Your Board of Directors recommends that all stockholders vote in favor of these actions.

     Your vote is important. Whether or not you plan to attend the annual meeting in person and regardless of the number of shares you own, I urge you to complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. You may, of course, attend the annual meeting and vote in person, even if you have previously returned your proxy card.

     We value your support as owners of our company, and we thank you in advance for your participation.

Very truly yours,

/s/ MARK H. DUNAWAY
Mark H. Dunaway
Chairman of the Board
and Chief Executive Officer

                        PREFERRED NETWORKS, INC. (LOGO)
                                 850 CENTER WAY
                            NORCROSS, GEORGIA 30071
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 16, 1997



     You are cordially invited to attend the 1997 Annual Meeting of Stockholders (the "Meeting") of Preferred Networks, Inc. (the "Company") to be held on Monday, June 16, 1997, at 9:00 o'clock a.m., local time, at 850 Center Way, Norcross, Georgia 30071, for the following purposes:


          1. To consider and vote upon a proposal to approve a private placement of the Company's Class A Redeemable Preferred Stock and warrants to acquire common stock;

          2. To consider and vote upon a proposal to approve the Company's 1995 Stock Option Plan as amended;

          3. To consider and vote upon a proposal to approve an Agreement and Plan of Merger between the Company and PNI Merger Corp., a Georgia corporation and wholly-owned subsidiary of the Company ("PMC"), the purpose of which is to (a) change the Company's state of incorporation from Delaware to Georgia pursuant to a statutory merger of the Company into PMC, and (b) make certain changes to the Company's certificate of incorporation;

          4. To elect three members of the Board of Directors whose terms are expiring;

          5. To transact such other business as may properly come before the Meeting.

     Only stockholders of record at the close of business on April 28, 1997, will be entitled to notice of, and to vote at, the Meeting or any adjournment of the Meeting.

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. If you plan to attend the Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                /s/ MARK B. JONES
                                          Mark B. Jones
                                          Secretary


May 21, 1997

                            PREFERRED NETWORKS, INC.
                                 850 CENTER WAY
                            NORCROSS, GEORGIA 30071
                             ---------------------

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 16, 1997



     This Proxy Statement is furnished to stockholders of Preferred Networks, Inc. (the "Company") in connection with the solicitation of proxies for use at the 1997 Annual Meeting of Stockholders of the Company to be held at the Company's executive offices at 850 Center Way, Norcross, Georgia 30071, on Monday, June 16, 1997 at 9 o'clock a.m., local time, and at any and all adjournments or postponements thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's Annual Report to Stockholders for the year ended December 31, 1996 is being mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were first sent or given to stockholders on or about May 22, 1997.


     This solicitation is made on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telecopy or personal interview but will not receive additional compensation for the solicitation activities. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

                      ACTIONS TO BE TAKEN UNDER THE PROXY

     In voting on the proposal to approve of the private placement (the "Private Placement") of the Company's Class A Redeemable Preferred Stock (the "Class A Preferred Stock") and warrants (the "Warrants") to acquire the Company's common stock [Proposal I], to approve the 1995 Stock Option Plan as amended [Proposal II] and to approve the proposal to change, by means of a merger with a Georgia subsidiary, the Company's state of incorporation from Delaware to Georgia and make certain changes to the Company's certificate of incorporation (the "Merger") [Proposal III], shareholders may vote FOR, AGAINST or ABSTAIN with respect to the proposals. In voting on the election of directors [Proposal IV], shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees. Unless other instructions are indicated on the proxy card, all properly executed proxies received by the Company will be voted FOR Proposals I, II and III and FOR the election of all of the nominees for director set forth below under "Election of Directors." Some proxies may be broker non-votes (marked to indicate that the shares are not being voted on any one or all proposals).


     Approval of Proposal I (the Private Placement) and II (the approval of the 1995 Stock Option Plan as amended) will require the affirmative vote of a majority of the shares represented at the Meeting, in person or by proxy, and entitled to vote thereon. Approval of Proposal III (the Merger) will require the affirmative vote of a majority of the outstanding shares of the Company entitled to vote thereon. Abstentions will have the effect of a vote against Proposal I (the Private Placement), but broker non-votes will not affect the outcome of the vote. Both abstentions and broker non-votes will have the effect of a vote against Proposal II (the 1995 Stock Option Plan) and Proposal III (the Merger). The election of directors will require the affirmative vote of a plurality of the shares of the Company's $.0001 par value common stock (the "Common Stock") represented at the Meeting, in person or by proxy, and entitled to vote thereon. Votes withheld and broker non-votes will not be included in vote totals for director nominees and will have no effect on the outcome of the vote.


     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Meeting. Any proxy authorized to be voted at the Meeting on any matter (including on routine matters pursuant to the discretionary authority granted in management's proxy) whether or not the proxy is marked to "WITHHOLD AUTHORITY," to "ABSTAIN" or to effect a broker non-vote on any proposal, will be counted in establishing a quorum.

     Any stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation, or a duly executed proxy bearing a later date, to the Secretary of the Company. In order to be effective, such notice or later dated proxy must be received by the Company prior to the exercise of the earlier proxy. A stockholder may attend the Meeting, revoke his proxy and vote in person.

                               VOTING SECURITIES


     Only holders of record of shares of the Common Stock as of the close of business on the record date of April 28, 1997 are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting. Each share of Common Stock entitles the holder of record to one vote. At the close of business on April 28, 1997, there were 16,154,559 shares of Common Stock issued and outstanding.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 28, 1997, certain information with respect to the beneficial ownership of shares of Common Stock of (i) all stockholders known by the Company to be the beneficial owners of more than 5% of the Common Stock, as determined pursuant to Rule 13d-3 ("Rule 13d-3") promulgated by the Securities and Exchange Commission (the "SEC"), (ii) each director of the Company and each Named Executive Officer (as defined below), and
(iii) all directors and executive officers as a group. The following table is based in part on information provided in Schedule 13Ds and Schedule 13Gs furnished to the Company. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them.

                                                                    AMOUNT AND NATURE OF
                                                                    BENEFICIAL OWNERSHIP
                                                          ----------------------------------------
                                                                                       PERCENTAGE
                                                                        ACQUIRABLE         OF
           NAME OF BENEFICIAL OWNER OR GROUP              CURRENTLY     WITHIN 60      OUTSTANDING
            (AND ADDRESS OF 5% STOCKHOLDER)                 OWNED          DAYS           STOCK
           ---------------------------------              ---------     ----------     -----------
Mark H. Dunaway.........................................  2,307,825(1)    17,866(2)       14.4%
  Chairman of the Board and Chief
  Executive Officer
  944 Gatewood Court, N.W.
  Atlanta, Georgia 30327
Michael J. Saner........................................    502,830(3)    32,487(2)        3.3
  Director and President
Kim Smith Hughes........................................      3,000                          *
  Chief Financial Officer
Eugene H. Kreeft........................................    449,104       32,487(2)        3.0
  Executive Vice President of Engineering
Patrick T. Markey(4)....................................        100                          *
  Vice President of Marketing
William H. Bang.........................................     15,500(5)                       *
  Director
John J. Hurley..........................................     14,000(5)                       *
  Director
Robert Van Degna........................................  1,057,500(5)(6)                  6.6
  Director
Jeffrey H. Schutz.......................................  1,057,502(5)(7)                  6.6
  Director
Ronald W. White.........................................    465,663(5)(8)                  2.9
  Director
Richard H. Stewart......................................  1,000,964(9)                     5.7
  77 East Crossville Road, Suite 310
  Roswell, Georgia 30075
Centennial Fund IV, L.P.................................  1,057,502(7)                     6.6
  1999 Broadway, Suite 2100
  Denver, Colorado 80202
Saugatuck Capital Company, L.P. III.....................  1,042,502(10)                    6.5
  One Canterbury Green
  Stamford, Connecticut 06901
State of Wisconsin Investment Board.....................    900,000                        5.6
  121 East Wilson Street
  Madison, Wisconsin 53707
All executive officers and directors as a group (17
  persons)..............................................  5,879,635      115,327(2)       37.0%


---------------

  * Less than one percent
(1) All shares are jointly held with Marcia M. Dunaway, Mr. Dunaway's spouse.
(2) Consists of shares subject to stock options granted pursuant to the Company's stock option plans.
(3) Includes 53,726 shares of Common Stock held in the name of Saner Communications, Inc., a corporation wholly-owned by Mr. Saner.
(4) Mr. Markey's position with the Company was eliminated effective April 15, 1997.

 (5) Includes shares awarded pursuant to the Company's 1995 Non-Employee Restricted Stock Award Plan, which are subject to restrictions on transfer that lapse over five years.
 (6) Includes 271,049 shares of Common Stock held by Fleet Equity Partners VI, L.P. ("FEP"), 632,450 shares of Common Stock held by Fleet Venture Resources, Inc. ("FVR"), and 139,001 shares of Common Stock held by Chisholm Partners II L.P. ("CPII"). Mr. Van Degna is Chairman and CEO of Fleet Growth Resources II, Inc. and President of Silverado IV Corp., the general partners of FEP and he is a limited partner of FEP. Mr. Van Degna is Chairman and CEO of FVR, and he is President of Silverado II Corp., the general partner of Silverado II, L.P. which is the general partner of CPII. Mr. Van Degna is also a limited partner of Silverado II, L.P. As Chairman and CEO of Fleet Growth Resources II, Inc. and President of Silverado II Corp., Mr. Van Degna may be deemed to share voting and investment power with respect to such shares. Mr. Van Degna disclaims beneficial ownership of all shares of Common Stock which are directly owned by FVR, and those shares of Common Stock which are directly held by FEP and CPII, except for his pecuniary interest therein. Does not include shares of Class A Preferred Stock and Warrants to be issued pursuant to the Private Placement.
 (7) 1,042,502 of the shares are owned by Centennial Fund IV, L.P. ("CIV"). 15,000 shares (which were granted pursuant to the Company's 1995 Non-Employee Restricted Stock Award Plan) are held by Mr. Schutz on behalf of CIV. Mr. Schutz is a General Partner of Centennial Holdings IV, L.P. ("Holdings"). Holdings is the sole General Partner of CIV and in such capacity has authority to make decisions regarding the voting and disposition of shares of Common Stock owned by CIV (such decisions are made by a six person investment committee of Holdings, of which Mr. Schutz is a member); Holdings may, therefore, be deemed to be the indirect beneficial owner of the shares reported by CIV above, although it does not directly own any shares of the Common Stock itself. Mr. Schutz (and each of the other members of Holdings' Investment Committee) disclaims beneficial ownership of all shares of Common Stock directly or indirectly owned by CIV. Does not include shares of Class A Preferred Stock and Warrants to be issued pursuant to the Private Placement.
 (8) Includes 465,663 shares held by Advanced Technology Development Fund II, L.P. ("ATDF"), an entity for which Mr. White serves as general partner. Does not include 834,208 shares held by Transit Communications U.S.A., L.P., a limited partnership in which ATDF owns an approximate 70% limited partnership interest.
 (9) Includes 829,208 shares of Common Stock held by Transit Communications U.S.A., L.P., a limited partnership. Mr. Stewart controls the voting stock of the general partner of Transit Communications U.S.A., L.P.
(10) Does not include shares of Class A Preferred Stock and Warrants to be issued pursuant to the Private Placement.

                                   PROPOSAL I

                         APPROVAL OF PRIVATE PLACEMENT


     On May 21, 1997, the Company and five of its shareholders and two affiliates of one of them (the "Investors") executed the Class A Redeemable Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which the Investors agreed to purchase 10,000,000 shares of the Class A Preferred Stock for $1.50 per share and pursuant to which the Investors will receive Warrants to purchase 11,500,000 shares of Common Stock, subject to possible upward adjustment (the "First Closing"). The Warrants are exercisable at $1.50 per share, subject to possible adjustment. The Investors or one or more new investors may also purchase up to an additional 3,333,333 shares of Class A Preferred Stock and additional Warrants to acquire 3,000,000 shares of Common Stock subject to possible upward adjustment (the "Second Closing") on essentially the same terms. The number of shares of Class A Preferred Stock to be issued may increase if interest accrued on loans from the Investors described below is paid in whole or in part with additional shares of Class A Preferred Stock. The consummation of this Private Placement is conditioned upon approval by the Company's stockholders. The Private Placement may result in a change of control of the Company.


     The Company has a revolving credit facility with a financial institution that contains a requirement that the Company raise $15,000,000 in debt or equity capital by July 1997, plus an additional $5,000,000 by the end of January 1998. In addition, management believes that the Company's cash and cash equivalents on hand, together with availability under certain secured credit facilities, will be sufficient to meet its working capital, capital expenditure and debt covenant requirements only until May 1997 (unless the Private Placement is consummated). The completion of the Private Placement is intended to satisfy the requirement in the Company's revolving credit facility, although if the Second Closing does not occur, or the full amount of $5,000,000 is not received by the Company, the Company will need to raise additional debt or equity capital before the end of January 1998 to continue to meet its debt covenants under this facility. The Company will receive proceeds of $15,000,000 from the First Closing (before deducting any expenses relating to the Private Placement), which will be used to cover the Company's working capital and capital expenditure needs for the remainder of 1997. The Investors have agreed to extend loans to the Company totaling $10,000,000 ($5,000,000 of which has already been drawn by the Company), which are intended to provide the Company with the funds necessary to meet its working capital and capital expenditure needs until the First Closing. Outstanding principal amounts (and possibly accrued interest) under these loans will be applied against the purchase price of the Class A Preferred Stock and Warrants to the extent they have not been repaid as of the First Closing.


     Set forth below is a description of the principal terms of the Private Placement, the Class A Preferred Stock and the Warrants, which description is qualified by reference to the Stock Purchase Agreement itself, a copy of which is attached hereto as Exhibit A. The Private Placement is to be effected substantially in accordance with the terms set forth in the Stock Purchase Agreement.


THE STOCK PURCHASE AGREEMENT

     The Stock Purchase Agreement provides that the Investors will each purchase a specified portion of the 10,000,000 shares of Class A Preferred Stock and a proportionate amount of the Warrants at the First Closing, which is expected to occur the day after the Meeting or shortly thereafter. The Stock Purchase Agreement sets forth the features of the Class A Preferred Stock and Warrants that are discussed below.


     The obligation of the Company and the Investors to complete the Private Placement is conditioned upon, among other things, approval by the Company's stockholders of the Private Placement, the receipt of an opinion of counsel to the Company with respect to certain matters relating to the Company and its capital stock and the accuracy and completeness in all material respects of the representations and warranties of the Company and the Investors contained therein. The Stock Purchase Agreement may only be amended with the consent of the Company and the Investors.


CLASS A PREFERRED STOCK

     The Class A Preferred Stock to be issued to the Investors as of the First Closing will be capital stock of PMC, rather than of the Company, since the operations of the Company will be carried forward by PMC after the Company completes its change in state of incorporation to Georgia. See "Proposal
III -- The Merger" for a discussion of the proposed reincorporation in Georgia and the effect on holders of the Company's capital stock. The Company does not intend to register the Class A Preferred Stock on the Nasdaq Stock Market National Market ("Nasdaq").


     Dividends. Each share of Class A Preferred Stock is entitled to receive dividends that will be declared and paid upon liquidation or redemption or when and as declared by the Board of Directors of the Company. Dividends will accrue at a rate of $0.15 per share per annum and will be in preference to any payment made on any shares of Common Stock or any other class or series of capital stock of the Company ranking junior to the Class A Preferred Stock.


     Liquidation Preference. Each share of Class A Preferred Stock is entitled to a liquidation preference of $1.50 per share plus accrued dividends. A consolidation or merger of the Company in which the Company does not survive, or a sale of all or substantially all of its assets, shall be deemed a liquidation for purposes of the preference.

     Voting Rights. Each share of Class A Preferred Stock is entitled to one vote. Consent of the holders of at least two-thirds of the Class A Preferred Stock will be required for any action which (i) alters or changes the rights, preferences or privileges of the Class A Preferred Stock, (ii) involves any repurchases of Common Stock by the Company, (iii) increases the authorized number of shares of Class A Preferred Stock, (iv) creates any new class of shares having preference over or being on a parity with the Class A Preferred Stock, (v) approves a material change in the line of business of the Company or any subsidiary, (vi) involves any sale by the Company of all or a substantial portion of its assets, any merger of the Company with another entity, or any amendment of the Company's certificate or articles of incorporation, (vii) involves any significant acquisition by the Company (i.e., has a transaction value of $5,000,000 or more), or (viii) involves any significant increase in indebtedness for borrowed money of the Company (either public or private) (i.e., any incremental increase of $5,000,000 or more). In addition, under Georgia law, the holders of Class A Preferred Stock may be required to vote separately as a class to approve certain transactions. See "Proposal III -- The
Merger -- Comparison of Stockholders' Rights."


     Redemption. All but not less than all of the Class A Preferred Stock is redeemable at any time at the option of the Company at a price equal to the original purchase price plus accumulated but unpaid dividends. On the fifth anniversary of the First Closing, each holder of the Class A Preferred Stock shall be entitled to demand that the Class A Preferred Stock originally purchased by such holder be redeemed by the Company at a price equal to the original purchase price plus accumulated but unpaid dividends.

     To the extent that the Company may not at any particular date legally effectuate a redemption of Class A Preferred Stock, such redemption will take place as soon as legally permitted.

     Preemptive Rights. So long as the Class A Preferred Stock is outstanding, if the Company offers equity securities for sale through a subsequent private placement the Investors will be entitled to purchase their fully-diluted percentage of such offering.

     Representation on the Board of Directors. The holders of the Class A Preferred Stock shall have the right to elect one director (which right shall not be deemed to be satisfied by the presence on the Board of current Board members Jeffrey H. Schutz and Robert Van Degna). The Board will meet at least quarterly. Each Investor investing an amount equal to or greater than $1,500,000 shall be entitled, at the election of such Investor, to Board observation rights and to receive all materials distributed to the Board of Directors.

WARRANTS


     Each Warrant shall be exercisable for Common Stock at a price of $1.50 per share for a period of five years from the date of the First Closing. Payment of the exercise price for Warrants may be made in shares of Common Stock equal in value to the exercise price (based on the market value of the Common Stock at the time of exercise or surrender of Warrants to acquire such number of shares of Common Stock), in shares of Class A Preferred Stock equal in value to the exercise price (based on the liquidation value of the Class A Preferred Stock), or in cash. The exercise price of Warrants will be adjusted downward in the event that the Company issues additional shares of capital stock in a subsequent private placement at a price per share less than the exercise price. The exercise price will be adjusted so that it is the same as the price per share received in the subsequent private placement. The Warrants will also be subject to adjustment for customary anti-dilution events such as stock splits, stock dividends, reorganizations and other similar events.



     Investors holding Warrants may require the Company to register the shares of Common Stock to be received upon exercise of such Warrants pursuant to the Securities Act of 1933, as amended (the "Securities Act") pursuant to the Company's existing Registration Rights Agreement.



     If (i) the average closing bid price of Common Stock exceeds $10 per share for a 90 day period and (ii) the Company redeems all outstanding Class A Preferred Stock and causes all shares of Common Stock that would be received upon exercise of Warrants to be registered pursuant to the Securities Act, then the holders of Warrants would be required to exercise all, but not less than all, of their Warrants.


     If the Company so elects, it may cancel Warrants representing up to 500,000 shares of Common Stock (pro rata among all Investors) by redeeming all, but not less than all, of the Class A Preferred Stock during the following periods and for the following amounts. If the Company redeems the Class A Preferred Stock during the first year after the First Closing, no consideration will be paid for the Warrants cancelled; if the Company redeems the Class A Preferred Stock during the second year, aggregate consideration of $750,000 will be paid; and if the Company redeems the Class A Preferred Stock during the third year, aggregate consideration of $1,500,000 will be paid.

NASDAQ REQUIREMENTS

     The rules of Nasdaq require the Company to obtain stockholder approval of any private sale or issuance of any securities exercisable for Common Stock equal to 20% or more of the outstanding Common Stock or 20% or more of the voting power outstanding before the issuance, if the purchase price is less than the greater of book or market value of Common Stock. Since the total amount of shares of Common Stock for which Warrants may be exercised will exceed 20% of the currently outstanding Common Stock and since the price per share is less than the current market value of the Common Stock, stockholder approval of the Private Placement is necessary. If stockholder approval is not obtained, the Private Placement will not take place.


     Nasdaq issuers such as the Company are prohibited under Nasdaq rules from issuing any class of security with the effect of nullifying, restricting, or disparately reducing the per share voting rights of holders of an outstanding class or classes of common stock of the issuer registered pursuant to Section 12 of the Exchange Act. Nasdaq has indicated to the Company that the issuance of Class A Preferred Stock in the Private Placement may be deemed to have such an effect on the Common Stock, and would therefore be prohibited under applicable Nasdaq rules. With the approval of a committee of the Board of Directors of the Company, the Company sought an exemption from these rules because the failure to consummate the Private Placement would seriously jeopardize the financial viability of the Company. Nasdaq has granted the Company the requested exemption.


EFFECT OF PRIVATE PLACEMENT ON RIGHTS OF HOLDERS OF COMMON STOCK

     The issuance of Class A Preferred Stock in the Private Placement will have no effect on the rights or privileges of existing holders of Common Stock except to the extent that the interests of each such stockholder in the economic results and voting rights of the Company are diluted based on the number of shares owned by existing stockholders prior to any issuance and except that the holders of Class A Preferred Stock will have the right to approve certain transactions involving the Company (and therefore a veto right over such transactions) and the right to have a representative on the Board of Directors. The holders of Class A Preferred Stock will be entitled to receive dividends and distributions on a liquidation in preference to the claims of the holders of the Common Stock.

     The exercise of the Warrants will have a substantial dilutive effect on the existing holders of Common Stock. If the market price of Common Stock at the time of exercise of the Warrants is significantly in excess of the exercise price of such Warrants, the dilutive effect will be greater.

INTEREST OF CERTAIN PERSONS

     The Investors include CIV, Fleet Equity Partners, PNC Capital Corp., Saugatuck Capital III and Primus Venture Fund III, each of which is currently a substantial stockholder of the Company. If these Investors were to act together as a group, they would have voting control of the Company, although the Company's management is not aware of any such intention on the part of the Investors.


     CIV (or entities affiliated with it) currently owns or controls 1,042,502 shares of Common Stock and Mr. Schutz (a director of the Company who is affiliated with CIV) holds 15,000 additional shares on CIV's behalf for a total beneficial ownership of the Company's outstanding Common Stock of 6.6%. See "Voting Securities -- Security Ownership of Certain Beneficial Owners and Management." Following the First Closing and assuming all the Warrants are fully exercised, CIV may be deemed to have beneficial ownership of 3,133,333 shares of Class A Preferred Stock, or 31.3% of the outstanding Class A Preferred Stock, and a total of 4,660,835 shares or 11.9% of the outstanding Common Stock.

     Fleet Equity Partners (or entities affiliated with it) currently owns or controls 1,042,500 shares of Common Stock and Mr. Van Degna (one of the Company's directors and an affiliate of Fleet Equity Partners) owns 15,000 shares of the Common Stock, for a total beneficial ownership of 6.6% of the outstanding Common Stock. See "Voting Securities -- Security Ownership of Certain Beneficial Owners and Management." Following the First Closing and assuming all the Warrants are fully exercised, Fleet Equity Partners may be deemed to have beneficial ownership of 3,400,000 shares of Class A Preferred Stock, or 34% of the outstanding Class A Preferred Stock, and a total of 4,967,500 shares or 17.1% of the outstanding Common Stock.

     Saugatuck Capital Company, L.P. III currently owns 1,042,502 shares, or 6.5% of the outstanding Common Stock. See "Voting Securities -- Security Ownership of Certain Beneficial Owners and Management." Following the First Closing, and assuming all the Warrants are fully exercised, Saugatuck Capital Company, L.P. III may be deemed to have beneficial ownership of 1,200,000 shares of Class A Preferred Stock, or 12% of the outstanding Class A Preferred Stock, and 2,422,502 shares or 8.4% of the outstanding Common Stock.


     Each of the two remaining Investors, PNC Capital Corp. and Primus Venture Fund III, currently own or control 416,997 shares and 521,250 shares of Common Stock, respectively. Following the First Closing and assuming all Warrants are exercised, each of PNC Capital Corp. and Primus Venture Fund III will own 1,133,333 shares of Class A Preferred Stock or 11.3% each of the outstanding Class A Preferred Stock. Following the First Closing, PNC Capital Corp. may be deemed to have beneficial ownership of 1,720,330 shares, or 5.9% of the outstanding Common Stock, and Primus Venture Fund III may be deemed to have beneficial ownership of 1,824,583 shares, or 6.3% of the outstanding Common Stock.



     In the event the Second Closing also occurs, the Investors could acquire additional shares of Class A Preferred Stock and additional Warrants to acquire Common Stock. As a result they would have beneficial ownership of greater amounts of the Company's capital stock than described above.


DESCRIPTION OF CAPITAL STOCK

     Set forth below is a description of the capital stock of the Company. Stockholders should also refer to the discussion under "Proposal III -- The Merger" for information regarding the Company's capital stock following the Company's reincorporation in Georgia.


     General. The authorized capital stock of the Company is 75,000,000 shares, consisting of 70,000,000 shares of Common Stock, $.0001 par value and 5,000,000 shares of preferred stock, $.01 par value. As of April 28, 1997, 16,154,559 shares of Common Stock were outstanding and no shares of preferred stock were outstanding.


     Common Stock. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors then standing for election. Subject to the rights of any outstanding preferred stock, holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by the Company out of funds legally available therefor and to share pro rata in the distribution to stockholders of any legally available assets upon liquidation, dissolution or winding up of the Company.

     Holders of Common Stock have no preemptive or other subscription or conversion rights. All outstanding shares of Common Stock are fully paid and nonassessable.

     Preferred Stock. The Board of Directors is authorized to divide the 5,000,000 shares of preferred stock into series and to fix or alter the rights, powers, preferences and privileges, and the qualifications, limitations or restrictions thereof, including rights as to dividends, conversion, voting and liquidation, to fix the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The Board of Directors, without stockholder approval, can issue preferred stock with dividend, conversion, voting, liquidation and other rights, which could adversely affect the holders of Common Stock. The ability of the Board of

Directors to issue such preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

     Delaware Law and Certain Charter and Bylaws Provisions. Certain provisions of the Delaware General Corporation Law (the "DGCL") and of the Company's Certificate of Incorporation and Bylaws, discussed below and in "Proposal
III -- The Merger -- Comparison of Stockholder Rights," may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price of shares held by stockholders.

     Classified Board of Directors. The Board of Directors of the Company is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage an acquisition proposal for the Company. In addition, members of the Board of Directors may be removed by the stockholders only for cause.

     Special Meetings of Stockholders; Consents. The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, a majority of the Board of Directors of the Company or holders of outstanding stock having not less than 75% of the votes entitled to be cast by all of the outstanding shares of the capital stock of the Company, and the Company's Certificate of Incorporation provides that stockholders may act without a meeting only by unanimous written consent.

     Repurchase Provisions. The Company's Certificate of Incorporation contains provisions which are included for the purpose of ensuring that control and management of the Company remains with citizens of the United States or United States corporations, as required by the Federal Communications Commission (the "FCC") and federal law with respect to the issuance of FCC licenses. The Certificate of Incorporation provides that no equity or debt securities of the Company, including options or warrants, shall at any time be held or owned of record of beneficially at any time by any person or entity if such holding or ownership would, in the opinion of counsel, more likely than not constitute a violation of, or breach a condition of, an authority, license, franchise, permit, or similar item, granted by the FCC or any state or other public utility commission, public service commission or similar body, and issued to the Company (or any entity in which the Company directly or indirectly beneficially owns an equity interest), the violation or breach of which it is determined, upon the vote of a majority of directors of the Company then in office, would be material to the Company, its assets or business. The Certificate of Incorporation authorizes the Company to redeem any such equity or debt securities for the fair market value thereof, or, if purchased by such holder within the one-year period prior to such redemption, for the lesser of the fair market value or the price paid by such holder.

STOCKHOLDER APPROVAL OF THE PRIVATE PLACEMENT

     Approval of the Private Placement will require the affirmative vote of a majority of the shares represented at the Meeting, in person or by proxy, and entitled to vote thereon. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PRIVATE PLACEMENT.

                                  PROPOSAL II

                 APPROVAL OF 1995 STOCK OPTION PLAN AS AMENDED

     The stockholders are being asked to approve the 1995 Stock Option Plan as amended (the "Stock Option Plan") to ensure that stock options and stock appreciation rights (together "Stock Incentives") granted under the Stock Option Plan will be fully tax deductible pursuant to Section 162(m) of the Internal Revenue Code of 1996, as amended (the "Code"), by qualifying as performance-based compensation within the meaning of the Code and that the stockholder approval requirements of Section 422 of the Code, which authorizes incentive stock options, are met.

     In 1993, the Code was amended to limit the ability of a public corporation to claim tax deductions for compensation paid to the five most highly compensated executive officers. Code Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer or any of the other four most highly compensated officers of a public corporation. Certain types of compensation that qualify as performance-based within the limits of Code Section 162(m) are generally excluded from this deduction limit. Stock Incentives granted pursuant to the Stock Option Plan will qualify as performance-based compensation if the exercise price of such Stock Incentives is no lower than the market price of the Common Stock subject to the Stock Incentive on the date of grant and the stockholders have approved certain maximum limits on the number of shares underlying such Stock Incentives that may be granted to any participant in a given period. Stockholder approval of the Stock Option Plan will constitute approval of the limits on Stock Incentive grants set forth in the Stock Option Plan and discussed below.


     Since Section 162(m) became effective, the Company has been operating under transitional rules that have not required stockholder approval of maximum limits and performance criteria in order for Stock Incentives to be treated as performance-based compensation. Since these transitional provisions will expire, the Board of Directors has determined that it is appropriate to seek stockholder approval of the Stock Option Plan at the Meeting to permit the Company to continue to deduct for tax purposes compensation paid to covered executives as Stock Incentives. In addition, Section 422 of the Code requires stockholder approval for an amendment to a stock option plan which increases the number of shares available for grant. In May 1997, the Board of Directors amended the Stock Option Plan to increase the number of shares of Common Stock available for issuance pursuant to the Stock Option Plan to 2,374,450 shares.


     The Stock Option Plan is designed to aid the Company in attracting and retaining highly qualified executives and other key employees by providing them with stock options and stock appreciation rights ("SARs"). The summary of the principal terms of the Stock Option Plan that follows is subject to the specific provisions of the Stock Option Plan, a copy of which is attached as Exhibit B hereto.

ELIGIBILITY FOR PARTICIPATION

     Employees and consultants of the Company and its future parent or subsidiaries, if any, are eligible to participate in the Stock Option Plan. The Board of Directors or the Compensation Committee of the Board of Directors has full responsibility for determining the employees and consultants to whom stock options or SARs will be granted. In making such determinations, the Board or Compensation Committee will take into account the nature of the services rendered by the respective employees and consultants, their present and potential contributions to the Company and any other factors it deems relevant. Approximately 350 employees are currently eligible to participate in the Stock Option Plan.

SECURITIES UNDERLYING THE OPTIONS

     Subject to stockholder approval, up to 2,374,450 shares of Common Stock may be issued pursuant to Stock Incentives granted under the Stock Option Plan. During any one calendar year no participant may be granted any Stock Incentives that relate to more than 50,000 shares of Common Stock.

STOCK OPTIONS

     Options granted under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code, or stock options not qualifying as incentive stock options ("non-qualified stock options"). In the case of incentive stock options, the aggregate fair market value (determined as of the time an incentive stock option is granted) of Common Stock with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year under all plans of the Company and its parent or subsidiaries cannot exceed $100,000. To the extent the aggregate fair market value exceeds $100,000, such options are treated as non-qualified options. The option price per share of an incentive stock option may not be less than the fair market value of a share of Common Stock as of the date such option is granted. Any incentive stock option granted to any person who, at the time such option is granted, owns (as defined in Sections 422 and 424 of the Code) Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent (if any) or one of its subsidiary corporations (if any) shall have an exercise price of at least 110% of the fair market value of a share of Common Stock on the date such option is granted. The option price per share of a nonqualified stock option may not be less than 50% of the fair market value of a share of Common Stock as of the date such option is granted. Payment for shares purchased pursuant to options must be made in cash or check or, if the option agreement so provides, by delivery of shares of Common Stock having a market value equal to the exercise price of the option.


     Options become exercisable at the times and subject to the conditions prescribed by the Board or Compensation Committee and set forth in a particular option agreement, but generally no options may be exercised during the first six months following the date of grant. This general rule is subject to the following exceptions: (1) different exercise terms may be prescribed in substitute options that replace options previously granted by an acquired company, (2) upon a Corporate Transaction (as defined in the Stock Option Plan and described below) the vesting schedule of an option will accelerate so that it will become freely exercisable, and (3) following the grant of an option, the Board or Compensation Committee, in its discretion, may accelerate the exercisability of the option in whole or in part prior to termination of the option. Options granted under the Stock Option Plan to employees must be exercised while the option holder is an employee of the Company or one of its subsidiaries, except that, unless the option agreement otherwise provides, options may be exercised within one year after the holder's death or disability and within three months after termination of employment for other reasons. An option may be terminated immediately if an option holder's employment is terminated for cause. Options are nontransferable except by will or the laws of descent and distribution and are exercisable during the holder's lifetime only by the holder or thereafter by the holder's legatee or personal representative. The term of each incentive stock option may not exceed ten years. The Stock Option Plan authorizes the transfer of Common Stock to a broker upon delivery by the broker to the Company of the applicable option price for the Common Stock.


     Any option issued pursuant to the Stock Option Plan in connection with certain acquisitions in substitution for an option previously issued by the acquired entity may contain an exercise price and such other terms and conditions as the Board or Compensation Committee may prescribe to cause the substitute option to contain terms and conditions comparable to those contained in the previously issued option being replaced.

SARS

     SARs may be granted at the discretion of the Board or Compensation Committee in connection with all or any portion of a stock option, or not in connection with a stock option. A SAR entitles the recipient to receive the difference between (a) the fair market value of a specified number of shares at a certain time and (b)(1) the exercise price of a stock option if the SAR was granted in connection with that option, or (2) if not granted in connection with a stock option, a price that is not less than 50% of the fair market value of the Common Stock at the time the SAR was granted.


     SARs become exercisable at the times and subject to the conditions prescribed by the Board or Compensation Committee, provided that no SAR shall be exercisable in whole or in part during the first six months of its term and no SAR shall have a term of less than one year or more than ten years. Following the grant of a SAR, the Board or Compensation Committee, in its discretion, may accelerate the exercisability of the SAR in whole or in part prior to the termination of the SAR. Upon a Corporate Transaction, the vesting schedule of a SAR will accelerate so that it will become freely exercisable. Generally, SARs held by employees are only exercisable during the employee's employment by the Company (or one of its subsidiaries) or within 30 days following the termination of such employment, except that if an employee's employment is terminated for cause, the Board or Compensation Committee may terminate his SAR immediately. Upon exercise of a SAR, payment may be made in cash or Common Stock (at fair market value on the date of exercise), as provided in the particular SAR agreement or in the discretion of the Board or Compensation Committee.

FEDERAL INCOME TAX CONSEQUENCES

     The Stock Option Plan is not qualified under Section 401(a) of the Code, which applies only to certain qualified pension, profit-sharing and stock bonus plans. Under present law, the following is a brief summary of the primary federal tax consequences generally arising with respect to stock options or SARs granted under the Stock Option Plan.


     The grant of an option will create no tax consequences for an optionee or the Company. The optionee will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise; the Company will be entitled to a deduction for the same amount. Different tax rules may apply to the exercise of a non-qualified stock option by optionees who are subject to
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). The treatment to an optionee of a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonqualified stock option. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding period has been satisfied.


     A participant is not taxed upon the grant of a SAR. Upon exercise of a SAR, the participant will be taxed at the ordinary income tax rates (subject to withholding) in the amount of cash received, and the Company will be entitled to a corresponding deduction.

OTHER PROVISIONS

     Upon an issuance or transfer of shares of Common Stock pursuant to the exercise of a Stock Incentive, the Company has the right to require the recipient to remit to the Company, prior to the delivery of any certificates, any withholding tax requirements for such shares. The recipient of a non-qualified stock option may elect to surrender or authorize the Company to withhold shares of Common Stock in satisfaction of his estimated withholding tax obligations, subject to certain procedures and conditions.

     In the event of any change in the capitalization of the Company by reason of a dividend, stock split or combination or any similar change or a merger, consolidation, recapitalization, reclassification of shares or similar reorganization, the Stock Option Plan provides that the Board or Compensation Committee can make certain adjustments in the number and type of shares with respect to which any current or future Stock Incentives may be exercised. In the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, each Stock Incentive shall terminate except to the extent another corporation assumes the Stock Incentive or substitutes another Stock Incentive for it.

     Stock Incentives granted pursuant to the Stock Option Plan will automatically become fully exercisable upon certain transactions (each a "Corporate Transaction") that might result in a change in control of the Company. The Corporate Transactions that will trigger such acceleration include a merger or consolidation, share exchange (in which 95% or more of the Company stock is exchanged for the stock of another company), or the sale of all or substantially all of the Company's assets, unless persons who are security holders of the Company before the Corporate Transaction are holders of more than 50% of the outstanding voting common stock (or equivalent interests) of the surviving or acquiring company after the Corporate Transaction. In addition, the Board or Compensation Committee has the discretion to accelerate the vesting schedules of both stock options and SARs at any time subsequent to their grant.

     The Board of Directors or the stockholders may amend, modify or terminate the Stock Option Plan at any time, provided that any amendment, modification or termination without stockholder approval (a) shall not adversely affect the rights of a Stock Incentive holder without his or her consent (except that the Compensation Committee may terminate a Stock Incentive if the holder is terminated for cause), and

(b) shall not be effective if stockholder approval is required in order for the Stock Option Plan to continue to meet the requirements of SEC Rule 16b-3 or any successor rule, if applicable, or any other legal or regulatory requirements, unless such stockholder approval is received.

     The following table sets forth the number of shares subject to options that have been granted under the Stock Option Plan since its adoption and through March 31, 1997. No SARs have been granted pursuant to the Stock Option Plan.

                             1995 STOCK OPTION PLAN

                                                                                   NUMBER
                     NAME AND POSITION                        DOLLAR VALUE(1)   OF SHARES(2)
                     -----------------                        ---------------   ------------
Mark H. Dunaway.............................................           --           7,350
  Chairman of the Board and
  Chief Executive Officer
Michael J. Saner............................................           --           7,350
  President and Director
Kim Smith Hughes............................................           --           3,675
  Chief Financial Officer
Eugene H. Kreeft............................................           --           7,350
  Executive Vice President of Engineering
Patrick T. Markey...........................................           --              --
  Vice President of Marketing
All executive officers as a group...........................           --         160,725
All non-executive officer directors as a group..............           --               0
All employees (except executive officers) as a group........           --         450,034

---------------


(1) In each case, the exercise price was greater than the market price as of March 31, 1997.

(2) Based on the number of shares of Common Stock subject to options under the Stock Option Plan.

     No nominee for Director or associate of any nominee for Director or executive officer has received any options under the Stock Option Plan and no person, other than those identified elsewhere herein, has received five percent or more of the options granted under the Stock Option Plan.


     At April 28, 1997, the closing market price of Common Stock on Nasdaq was $2.625 per share.


STOCKHOLDER APPROVAL OF THE STOCK OPTION PLAN


     Approval of the Stock Option Plan as amended will require the affirmative vote of a majority of the Company's outstanding Common Stock represented in person or by proxy at the Meeting and entitled to vote thereon. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE STOCK OPTION PLAN.

                                  PROPOSAL III

                                   THE MERGER


     The Board of Directors has proposed that the Company be reincorporated in Georgia by merging into PMC (the "Merger") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") between the Company and PMC. As the surviving corporation in the Merger, PMC will succeed to all the business, properties, assets and liabilities of the Company, and upon the effectiveness of the Merger will change its name to "Preferred Networks, Inc." ("New PNI"). The stockholders of the Company will automatically become stockholders of New PNI. After the Merger, the rights of the Company's stockholders will be governed by the Georgia Business Corporation Code (the "GBCC") and Georgia law, rather than by the DGCL and Delaware law. In connection with the Merger, the Articles of Incorporation and Bylaws of PMC, which are very similar to the Company's current Delaware Certificate of Incorporation and Bylaws, will become the Articles of Incorporation and Bylaws of New PNI.


     IN CONNECTION WITH THE APPROVAL OF THE MERGER, STOCKHOLDERS OF THE COMPANY WILL NOT HAVE DISSENTERS' RIGHTS OF APPRAISAL UNDER SECTION 262 OF THE DGCL.

PRINCIPAL REASON FOR REINCORPORATION


     The State of Delaware requires a Delaware corporation to pay an annual franchise tax based on either (i) the number of shares of capital stock authorized in its Certificate of Incorporation or (ii) the assumed par value of its authorized shares of capital stock. The minimum franchise tax is $30 and the maximum franchise tax is $150,000. Based on the number of shares of capital stock currently authorized in the Company's Certificate of Incorporation, the Company would be required to pay $150,000 per year in franchise tax as a Delaware corporation. The assumed par value alternative currently produces a Delaware franchise tax of approximately $70,000 per year. The Delaware tax would likely increase under either method of calculation if the number of authorized shares of the Company's outstanding stock increased.



     In contrast, the State of Georgia requires a Georgia corporation to pay franchise taxes based on the corporation's net worth. Net worth consists of total capital stock issued (including treasury stock), paid in capital, and retained earnings. The minimum tax is $10 and the maximum tax is $5,000, which is reached when net worth exceeds $22 million. The Company's net worth currently exceeds this threshold, and for 1997 the Company would be required to pay approximately $5,000 per year in franchise taxes as a Georgia corporation. As a result, PMC would save approximately $65,000 annually in franchise taxes by changing its state of incorporation from Delaware to Georgia assuming no change in the number of authorized shares. Reincorporation in Georgia will also further the Company's identification with the State of Georgia in which its headquarters and a substantial percentage of its employees are located. The Company has no significant business operations in Delaware.


MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement and certain related matters. The Merger Agreement is attached as Exhibit C hereto.


     The Merger. At the time a certificate of merger is filed with the Secretary of State of Delaware and the Secretary of State of Georgia (which is expected to be as soon as is practicable following the Meeting), the Company will be merged with and into PMC, the Company's legal existence as a Delaware corporation will cease and the Company will become a Georgia corporation. Although PMC is technically the surviving corporation in the Merger, PMC is a "shell" corporation with no assets or liabilities, and thus the practical effect of the Merger will be the reincorporation of the Company in Georgia. The Merger will not result in any change in the name, business, management, location of the Company's principal executive offices or other facilities, assets, liabilities, net worth or accounting practices. In addition, all of the directors, officers and employees of the Company will, upon consummation of the Merger, become officers, directors and employees of New PNI, and the Merger will have no effect on the number of shares of Common Stock held by each stockholder of the Company.



     Conversion of Shares. Upon the effectiveness of the Merger, each outstanding share of the Company's Common Stock will be automatically converted into one share of the no par value common stock of PMC, as the surviving corporation in the Merger ("New PNI Common Stock"). New PNI Common Stock will be entitled to the same rights, powers, qualifications, limitations and restrictions as the presently outstanding Common Stock, although some differences will arise as a result of the application of Georgia law. See "Comparison of Stockholders' Rights." Following the Merger, the Common Stock will continue to trade in the same manner as before, and still under the symbol "PFNT," on Nasdaq.



     Exchange of Stock Certificates. As of the effectiveness of the Merger, each outstanding certificate representing shares of Common Stock will be deemed to represent an identical number of shares of New PNI Common Stock. Thus, it will not be necessary for stockholders of the Company to exchange their existing stock certificates to reflect their ownership of New PNI Common Stock. For those stockholders who wish to receive new stock certificates issued by New PNI, the Company will arrange for First Union National Bank of North Carolina, N.A., the Company's transfer agent, to exchange certificates representing shares of Common Stock for certificates representing an equal number of shares of New PNI Common Stock. COMPANY STOCKHOLDERS WHO WISH TO SEND IN THEIR CERTIFICATES SHOULD CONTACT FIRST UNION AT (800) 829-8432.


     Condition to the Reincorporation. The Merger is subject only to the approval of the stockholders of the Company.

     Termination; Amendment. The Merger Agreement may be terminated or abandoned by the Board of Directors of the Company or PMC at any time prior to the filing of the appropriate certificate of merger with the Secretaries of State of Georgia and Delaware. The Board of Directors or officers of the Company and PMC may jointly amend, modify and supplement the Merger Agreement prior to the effective time of the Merger in such manner as they may deem appropriate at any time before approval of the Merger Agreement by the Company's stockholders. Any amendment, modification or supplement to the Merger Agreement after its approval by the Company's stockholders but prior to the effective time of the Merger will require the approval of the Company's stockholders unless the amendment, modification or supplement to the Merger Agreement (i) does not alter
(a) the amount or kind of shares to be received thereunder in exchange for shares of Company Common Stock, or (b) any term of the Articles of Incorporation of New PNI as provided for in the Merger Agreement, and (ii) does not alter any of the terms and conditions of the Merger Agreement in a manner that would adversely affect the holders of Common Stock.

OTHER CHANGES AFFECTING STOCKHOLDERS

     Differences between Delaware and Georgia law will result in certain changes affecting stockholders as a result of the reincorporation of the Company in Georgia. For a discussion of certain significant differences between Delaware and Georgia law relevant to the Merger, see "Comparison of Stockholders' Rights."


     The Articles of Incorporation of New PNI after the Merger will be the same as the Certificate of Incorporation of the Company in all material respects, except that the Articles of Incorporation of New PNI will authorize the issuance of 100,000,000 shares of common stock and 30,000,000 shares of preferred stock, whereas 70,000,000 shares of common stock and 5,000,000 shares of preferred stock are authorized under the Company's current Certificate of Incorporation. The Company currently has no outstanding shares of preferred stock. However, to allow for issuances of Class A Preferred Stock in the Private Placement and other possible future issuances of preferred stock as well as common stock, the Board of Directors of the Company is increasing the number of authorized shares of preferred and common stock at this time. Other possible future issuances of preferred or common stock could occur in connection with acquisitions of businesses or assets by the Company, as a means of raising additional capital, or otherwise. A copy of the Articles of Incorporation of PMC, which will become the Articles of Incorporation of New PNI, is attached as Exhibit D hereto.

     The Bylaws of New PNI will be the same as the Bylaws of the Company in all material respects, except for changes necessary to conform to Georgia law. A copy of the Bylaws of PMC, which will become the Bylaws of New PNI, is attached as Exhibit E hereto.

FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

     The following is a summary of the material Federal income tax consequences of the Merger to the Company and its stockholders.

     The merger of the Company into PMC, as described above, will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. As a result, for Federal income tax purposes:

          (1) Neither Company nor its stockholders will recognize any gain or loss by reason of the conversion of Common Stock into New PNI Common Stock.

          (2) The shares of New PNI Common Stock issued as a result of the Merger in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by the stockholder.

          (3) The holding period of the shares of New PNI Common Stock issued as a result of the Merger in the hands of a stockholder will include the period during which the stockholder held the shares of Common Stock prior to the Merger provided the shares of Common Stock were held as a capital asset on the date of conversion.

COMPARISON OF STOCKHOLDERS' RIGHTS

     If the Merger is consummated, holders of shares of Common Stock will become holders of New PNI Common Stock which will result in their rights as stockholders being governed by Georgia law. The following summary compares certain rights of the Company's stockholders under the DGCL and the Company's Certificate of Incorporation and Bylaws with their rights under the GBCC and New PNI's Articles of Incorporation and Bylaws. The following summary does not purport to be a complete statement of the rights of the Company's stockholders under the GBCC and the New PNI Articles of Incorporation and Bylaws as compared with their rights under the DGCL and the Company's Certificate of Incorporation and Bylaws. This summary is qualified in its entirety by New PNI's Articles of Incorporation and Bylaws, the Company's Certificate of Incorporation and Bylaws, the GBCC and the DGCL, to which stockholders are referred.

     Corporate Case Law. It is generally recognized that Delaware has the most extensive and well-defined body of corporate case law in the United States. Because many corporations are incorporated in Delaware, the Delaware judiciary has acquired considerable expertise in dealing with corporate issues and a substantial number of decisions have been rendered construing Delaware law and establishing public policies for Delaware corporations. Although Georgia courts have also rendered many decisions in the area of corporate law, these cases are not litigated as frequently in Georgia as they are in Delaware. Consequently, if the Company were to remain a Delaware corporation, it would have the benefit of a more established and refined body of case law interpreting the DGCL (including corporate control issues) than exists for the GBCC, and, in many instances there could be greater predictability with respect to the legal affairs of the Company as a Delaware corporation rather than as a Georgia corporation.

     Vote Required for Certain Transactions. Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets generally must be approved by the stockholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction. Stockholders of the surviving corporation need not approve a merger if: (i) the corporation's certificate of incorporation will not be amended as a result of the merger; (ii) each share of the corporation's stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the corporation after the effective date of the merger; and (iii) either no shares of the corporation's common stock and no securities convertible into such stock will be issued pursuant to the merger or the authorized unissued shares or treasury shares of the corporation's common stock to be issued pursuant to the merger plus those initially issuable upon conversion of any other securities to be issued in the merger do not exceed 20% of the shares of the corporation's common stock outstanding immediately prior to the effective date of the merger.

     In connection with the approval of proposed mergers and share exchanges, the GBCC generally requires the affirmative vote of a majority of all votes entitled to be cast on the plan for such transaction by all shares entitled to vote on the plan, voting as a single group, and the affirmative vote of a majority of the votes entitled to be cast by holders of shares of each voting group entitled to vote as a group under the corporation's articles of incorporation. The sale of all or substantially all of the assets of a corporation must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter, regardless of voting groups. Under the GBCC, stockholders of the surviving corporation need not approve a merger if:
(i) the articles of incorporation of the corporation will not differ from its articles before the merger (except for certain amendments permitted under the GBCC without shareholder approval); (ii) each share of stock of the corporation outstanding immediately before the effective date of the merger is to be an identical outstanding or reacquired share immediately after the merger; and
(iii) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger.

     Both the DGCL and the GBCC permit corporations to require higher votes for approval of the transactions described above in their charters or bylaws. The Certificate of Incorporation of the Company and the Articles of Incorporation of New PNI require super-majority votes for certain business combinations with "interested stockholders." See "-- Business Combination Provisions" below.

     Business Combination Provisions. The Company is currently subject to provisions of the DGCL restricting the Company's ability to engage in business combination transactions with certain significant shareholders, and will be subject to similar restrictions under the GBCC as a Georgia corporation. These business combination provisions prohibit certain business combinations between a corporation and any person who has acquired beneficial ownership of 10% (Delaware, 15%) or more of the voting stock of the corporation (an "interested stockholder") for a period of five (Delaware, three) years from the date such stockholder became an interested stockholder, unless (i) such interested stockholder, prior to becoming an interested stockholder, obtained the approval of the Board of Directors of either the business combination or the transaction that resulted in such person becoming an interested stockholder, (ii) such interested stockholder became the beneficial owner of at least 90% (Delaware, 85%) of the outstanding shares of voting stock of the corporation (excluding shares owned by persons who are directors, officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) in the same transaction in which the interested stockholder became an interested stockholder or (iii) on or subsequent to the date the interested stockholder became an interested stockholder, either (a) under the DGCL, the business combination is approved by the Board of Directors and is authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the voting stock that is not owned by the interested stockholder or (b) under the GBCC, the interested stockholder, subsequent to becoming an interested stockholder, becomes the beneficial owner of at least 90% of the voting stock of the corporation (excluding shares owned by persons who are directors or officers, their affiliates or associates and by subsidiaries of the corporation and certain employee stock plans) and the business combination is approved by holders of a majority of the voting stock entitled to vote, excluding voting stock beneficially owned by the interested stockholder or by persons who are directors or officers and by subsidiaries and certain employee stock plans.

     Conflicting Interest Transactions. The DGCL states that contracts and transactions between a Delaware corporation and one or more of its directors or officers, or organizations in which they serve in such capacities or have a financial interest, will not be void or voidable solely because of that relationship or because such director or officer is present at or participates in a board or committee meeting authorizing the contract or transaction if: (i) the material facts of the relationship or interest and as to the contract or transaction are disclosed or known to the Board or committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors (even if the disinterested directors are less than a quorum); or (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by the stockholders; or (iii) the contract or transaction is fair to the corporation as of the time that it is authorized by the Board, a committee thereof or the stockholders.

     The GBCC states that a director's conflicting interest transaction may not be enjoined, set aside, or give rise to an award of damages or other sanctions, in an action by a stockholder or by or in the right of the corporation, on the ground of an interest in the transaction of such director or any person with whom such director has a personal, economic or other association, if (i) the transaction receives the affirmative vote of a majority (but not less than two) disinterested directors on the Board or a committee thereof after such directors are made aware of the nature and effect of the conflicting interest; (ii) a majority of the votes entitled to be cast by shares, other than shares beneficially owned or the voting of which is controlled by the director(s) having the conflicting interest, were cast in favor of the transaction after (A) notice to the stockholders describing the conflicting interest transaction, (B) disclosure by such director, prior to the stockholders' vote, to the Secretary of the Company, of the number and identity of the persons holding or controlling the vote of all shares that to the knowledge of the director are beneficially owned (or the voting of which is controlled) by such director or by a related person of the director, or both, and (C) disclosure to the stockholders of the nature and effect of the director's conflicting interest to the extent it was not known by them; or (iii) the transaction, judged in the circumstances at the time of commitment, is established to have been fair to the corporation. Similar provisions of the GBCC applicable to directors' conflicting interest transactions also apply to officers' conflicting interest transactions.

     Appraisal Rights. Under both the DGCL and the GBCC, subject to certain limitations, stockholders have the right to dissent from a merger or consolidation and receive the "fair value" of their shares, determined in accordance with a judicial proceeding. The GBCC also affords such dissenters' rights to stockholders in the event of (i) consummation of a plan of share exchange, or the sale or exchange of all or substantially all of the corporation's assets, if stockholders are entitled to vote on the transaction;
(ii) amendments to the corporation's articles of incorporation that materially and adversely affect rights in respect of a dissenter's shares; and (iii) any corporate action taken pursuant to a stockholder vote, to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent and obtain payment for their shares. Under the DGCL, dissenters' rights of appraisal are not provided to stockholders if the corporation's shares are listed on a national securities exchange or Nasdaq or held of record by more than 2,000 holders, or if the corporation is the surviving corporation in a merger that did not require the approval of the corporation's stockholders, unless holders of the corporation's shares are required by the terms of the agreement of merger or consolidation to accept in exchange for their shares anything except (i) shares of the surviving corporation; (ii) shares of any other corporation listed on a national securities exchange or Nasdaq or held of record by more than 2,000 stockholders;
(iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing. Under the GBCC, dissenters' rights of appraisal are not available when the affected shares are listed on a national securities exchange (which is defined to include Nasdaq) or held of record by more than 2,000 stockholders unless (a) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise or (b) in a plan of merger or share exchange, the holders of such shares are required to accept anything other than shares of the surviving corporation or another publicly-held corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, except for fractional shares or cash in lieu of fractional shares.

     Indemnification and Exculpation of Directors and Officers. Under both the DGCL and the GBCC, a corporation is required to indemnify a director to the extent that the director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because of his status as a director of the corporation. It may indemnify any director or officer made a party to a proceeding if such director or officer acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify a director or officer for expenses actually and reasonably incurred in connection with a proceeding by or in the right of the corporation, except that such indemnification is not permitted if the individual has been adjudged liable to the corporation unless the court determines that the individual is fairly and reasonably entitled to indemnification for such expenses in view of the circumstances of the case. Similarly, a Georgia corporation may indemnify a director or officer for reasonable expenses in connection with a proceeding by or in the right of the corporation, provided that it is determined that the director or officer has met the relevant standard of conduct under the GBCC. Indemnification is prohibited under the GBCC if the director or officer was adjudged liable on the basis that a personal benefit was improperly received by him. If authorized by the articles of incorporation or approved by shareholders, the GBCC permits a Georgia corporation to indemnify directors without regard to the limitations set forth in the GBCC, except that the corporation cannot indemnify any director for liability (a) for any appropriation, in violation of the director's duties, of any business opportunity of the corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for any type of liability set forth in Section 14-2-832 of the GBCC (dealing with payment of unlawful dividends), or (d) for any transaction from which he received an improper personal benefit. Similarly, the DGCL permits a corporation to provide indemnification beyond the limits of the DGCL pursuant to a bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company's Bylaws require the Company to indemnify directors and officers to the fullest extent permitted by the DGCL, and the Company has entered into indemnification agreements with its directors to provide indemnification beyond the limits of the DGCL, including indemnification of directors for judgments and fines in connection with actions brought by or in the right of the Company. Similarly, New PNI's Bylaws require indemnification of directors and officers to the fullest extent permitted by the GBCC, and New PNI will enter into indemnification agreements with directors similar to those currently in effect between the directors and the Company.

     Like Delaware, Georgia law permits a corporation to exculpate directors from certain liabilities to the corporation. Similar to the existing Certificate of Incorporation of the Company, the Articles of Incorporation of New PNI will provide that a director of the Company will not be liable to the Company or to shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for any type of liability set forth in Section 14-2-832 of the GBCC (dealing with payment of unlawful dividends), or (d) for any transaction from which the director received an improper personal benefit.

     Amendments to Certificate or Articles of Incorporation. The DGCL permits a corporation to amend its certificate of incorporation so long as the amended certificate of incorporation contains only provisions that could be lawfully and properly included in an original certificate of incorporation filed at the time the amendment is filed. Amendments must be adopted by the Board of Directors and approved by a majority of the outstanding shares of stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote as a class with respect to the amendment. Class voting is required when a proposed amendment would increase or decrease the number or par value of the authorized shares of a class or adversely affect the powers, preferences or special rights of the shares of a class.

     The GBCC imposes similar requirements to amend a corporation's articles of incorporation, except that the board of directors may amend the articles of incorporation without obtaining shareholder approval to: (i) extend the corporation's duration if it was incorporated at a time the GBCC required limited duration; (ii) delete the names and addresses of the initial directors, initial registered agent, registered office or incorporator; (iii) delete the mailing address of the initial principal office of the corporation if an annual registration is on file with the Georgia Secretary of State; (iv) change each issued or each issued and unissued authorized share of an outstanding class of stock into a greater number of whole shares if the corporation has only shares of that class outstanding; (v) change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding; or (v) change the corporate name.

     Amendments to Bylaws. Under the DGCL, the power to adopt, amend or repeal bylaws rests with those stockholders entitled to vote on such matters, except that a corporation's certificate of incorporation may additionally confer such power upon the directors. Conferring the power to adopt, amend or repeal bylaws upon the directors does not limit the stockholders' power to adopt, amend or repeal bylaws. Consistent with the DGCL, the Company's Certificate of Incorporation permits the Board of Directors to amend the Bylaws.

     The GBCC permits a corporation's board of directors to amend, repeal or adopt bylaws, unless (i) the articles of incorporation reserve this power exclusively to the shareholders in whole or in part or (ii) the shareholders, in amending or repealing a particular bylaw, expressly reserve the power to amend or repeal that particular bylaw. A Georgia corporation's shareholders may amend or repeal the corporation's bylaws or adopt new bylaws even though the bylaws may also be amended or repealed by the Board of Directors. PMC has taken no action to restrict the ability of its board of directors to amend its Bylaws, and thus the Board of Directors of New PNI will be able to amend the Bylaws of New PNI just as the Board of Directors of the Company can amend its Bylaws.

     Dividends and Distributions. A Delaware corporation, unless otherwise restricted by its certificate of incorporation, may pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year (but the directors may not declare and pay dividends out of such net profits if the amount of capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets). The Company's Certificate of Incorporation contains no provisions restricting dividends on Company Common Stock except to the extent that preferred stock of the Company has a preference as to dividends.

     Unless provided otherwise by its articles of incorporation, a Georgia corporation may pay dividends or make other distributions with respect to its shares if after the dividend or distribution the corporation has the ability to pay its debts as they become due and has net assets in excess of all senior claims upon dissolution. New PNI's Articles of Incorporation do not limit its ability to pay dividends or make other distributions on New PNI Common Stock except to the extent that New PNI preferred stock has a preference as to dividends.

     Preemptive Rights. Stockholders of the Company do not currently have preemptive rights to purchase unissued shares of the Company's Common Stock. Consistent with the GBCC, the stockholders will also not be entitled to preemptive rights to purchase unissued shares of New PNI.

STOCKHOLDER APPROVAL OF THE MERGER

     Approval of the Merger to change the Company's state of incorporation from Delaware to Georgia will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.

                                  PROPOSAL IV

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of seven directors divided into three classes serving staggered three-year terms. Directors are elected by the stockholders and hold office for a three-year term or until their successors are duly elected and qualified. The nominees of the Board of Directors for election at the Meeting are William H. Bang, John J. Hurley and Ronald W. White.

     Each of the Company's nominees for election to the Board of Directors currently serves as a director of the Company. If reelected at the Meeting, each of Messrs. Bang, Hurley and White will serve a new term to end as of the 2000 Annual Meeting of Stockholders, or until his earlier death, resignation or removal. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares represented by the proxies will be voted for another person or persons designated by the Company's Board of Directors. In no event will the proxies be voted for more than three nominees.

     Set forth below is certain information regarding each of the three nominees and the directors of the Company who will continue to serve after the Meeting:

NOMINEES FOR THREE-YEAR TERM:

                                                                          TERM
                            NAME                               TITLE      ENDS    AGE
                            ----                              --------    ----    ---
William H. Bang.............................................  Director    1997    67
John J. Hurley..............................................  Director    1997    61
Ronald W. White.............................................  Director    1997    56

     WILLIAM H. BANG has been a director of the Company since August 1995. In April 1994, Mr. Bang retired from the position of Corporate Vice President at Motorola, Inc., a leading manufacturer of equipment for the wireless industry. Mr. Bang was employed by Motorola from 1964 to 1994 and held a variety of positions with respect to the marketing of Motorola's radio and paging products. Mr. Bang is currently a consultant for Motorola and serves as a member of the Board of Directors of the Personal Communications Industry Association ("PCIA") Service and Education Foundation.


     JOHN J. HURLEY has been a director of the Company since July 1996. Since 1994, Mr. Hurley has been Vice Chairman and a member of the Board of Directors of Glenayre Technologies, Inc., a leading manufacturer of network equipment for the wireless industry. From November 1992 to December 1994, he served as President, Chief Operating Officer and Chief Executive Officer of Glenayre Technologies, Inc. Mr. Hurley received the Management Award for Innovation and Excellence from PCIA in 1995.


     RONALD W. WHITE has been a director of the Company since October 1994. Since 1983, Mr. White has been a General Partner of certain entities affiliated with Advanced Technology Development Funds, a family of high technology investment funds. Mr. White also serves as a director of Natural MicroSystems Corporation and several privately-held companies.

CONTINUING DIRECTORS:

                                                                                  TERM
                   NAME                                   TITLE                   ENDS    AGE
                   ----                                   -----                   ----    ---
Mark H. Dunaway...........................  Chairman of the Board of              1999    52
                                            Directors, Chief Executive Officer
Michael J. Saner..........................  President and Director                1999    55
Jeffrey H. Schutz.........................  Director                              1998    45
Robert Van Degna..........................  Director                              1998    52

     MARK H. DUNAWAY, a founder of the Company, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1991. From 1986 to 1994, he served as the Chairman and Chief Executive Officer of The Beeper Company of America, Inc., a company he founded. The Beeper Company of America, Inc. provided paging services to more than 60,000 subscribers before it was sold in 1994 to Arch Communications Group, Inc. In 1987, Mr. Dunaway founded Dunaway Enterprises, Inc., a consulting company which supplied management consulting services to British Telecom's paging operations in the United Kingdom and other companies, and served as its Chief Executive Officer and Chairman from 1987 to 1994. Mr. Dunaway has served on a number of committees for PCIA.

     MICHAEL J. SANER, a founder of the Company, has been President and a director of the Company since 1991. From 1991 to 1993, Mr. Saner served as President of Paging Services, Inc., a paging-related repair, maintenance, installation and sales company he founded and which the Company acquired in 1996. From 1984 to 1990, Mr. Saner served as President of Message World, Inc., a voice mail and paging company he founded, with offices in Atlanta, Baltimore, Houston, and Washington, D.C. In 1990 Mr. Saner acquired the operating assets of Message World, Inc. and until 1997 served as President of this business, which operated as Saner Communications, Inc. From 1992 to 1993, Mr. Saner served as a member of the Board of Directors of the Association of Telemessaging Services International.

     JEFFREY H. SCHUTZ has been a director of the Company since June 1995. Since 1987 Mr. Schutz has been a General Partner of various entities affiliated with The Centennial Funds, a group of venture capital funds based in Denver, Colorado. The Centennial Funds specialize in investments in telecommunications networks and service businesses and other communications technology companies. Mr. Schutz currently serves as a director of Castle Tower Holdings Corp., a Centennial portfolio company, and several other privately-held companies.

     ROBERT VAN DEGNA has been a director of the Company since June 1995. Since 1982, Mr. Van Degna has been the Managing General Partner and an executive officer with various partnerships affiliated with Fleet Equity Partners, an investment firm affiliated with Fleet Financial Group, based in Providence, Rhode Island. Mr. Van Degna currently serves on the Board of Directors of ACC Corporation and Orion Network Systems, Inc., as well as several privately-held companies.

     All of the Company's directors other than Mr. Hurley were elected pursuant to the terms of a Stockholders Agreement among the Company and its stockholders, dated as of June 21, 1995, as amended (the "Stockholders Agreement"). The Stockholders Agreement stipulated that the Board of Directors would consist of six directors selected by certain significant shareholder groups and management. The provisions of the Stockholders Agreement requiring a particular composition of the Board of Directors terminated upon completion of the Company's initial public offering in March 1996 (the "IPO").

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors met seven times in 1996, and each director attended at least 75% of such meetings. During 1996, each director also attended at least 75% of the meetings of each committee of the Board upon which such director served.

     The Board of Directors has standing compensation and audit committees. The Board of Directors does not have a nominating committee.

     The compensation committee (the "Compensation Committee"), composed of Mr. Bang and Mr. Van Degna, met three times in 1996. The Compensation Committee reviews and recommends executive compensation policies, practices and amounts, and it administers the Company's employee stock plans, including the granting of stock options pursuant to the Company's stock option plans.

     The audit committee, composed of Mr. Schutz and Mr. White, met two times in 1996. The audit committee's functions are to recommend the Company's independent auditors, review the scope of their engagement, consult with such auditors, review the results of the audit examination, review the disposition of recommendations made by the independent auditors, act as liaison between the Board of Directors and the independent auditors, and review various Company policies related to accounting and internal control matters.

STOCKHOLDER ELECTION OF DIRECTORS

     Election of the three nominees named above will require the affirmative vote of a plurality of the shares of Common Stock represented at the Meeting, in person or by proxy, and entitled to vote thereon, assuming a quorum is present. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE THREE NOMINEES NAMED ABOVE.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Effective July 1995, the Board of Directors established the Compensation Committee, now composed of Mr. Van Degna and Mr. Bang. Prior to that time, the Board of Directors as a whole, including Mr. Dunaway, the Chief Executive Officer, and Mr. Saner, the President, participated in determining executive officer compensation.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table shows annual compensation paid by the Company in each of the past three fiscal years to Mark H. Dunaway, the Chief Executive Officer, and to the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                          ANNUAL COMPENSATION              COMPENSATION
                               -----------------------------------------   ------------
                                                                              AWARDS
                                                                           ------------
                                                                            SECURITIES
                                                                            UNDERLYING     ALL OTHER
       NAME AND                                          OTHER ANNUAL        OPTIONS      COMPENSATION
  PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)      (#)(2)          ($)
  ------------------    ----   ---------   --------   ------------------   ------------   ------------
Mark H. Dunaway.......  1996    225,000         --          4,800                 --            950(3)
  Chairman of the
     Board              1995    190,745         --          4,800              7,350             --
     and Chief
     Executive          1994    251,357(4)      --            800             68,707             --
     Officer
Michael J. Saner......  1996    180,000         --          4,800                 --            950(3)
  President and
     Director           1995    153,550         --          4,800              7,350             --
                        1994     20,000         --            800             55,713        131,800(5)
Kim Smith Hughes......  1996    103,125     20,000          4,800                 --            938(3)
  Chief Financial
     Officer            1995     81,908         --          4,200              3,675             --
                        1994      7,875(6)      --            700             66,150             --
Eugene H. Kreeft......  1996    150,000     20,000             --                 --             --
  Executive Vice        1995    135,000         --             --              7,350             --
     President of       1994    112,500         --             --             55,713             --
     Engineering
Patrick T. Markey.....  1996    125,000     36,500(7)       4,800                 --          9,177(8)
  Vice President        1995     39,981(9)      --          1,600             40,425             --
     of Marketing       1994         --         --             --                 --             --

---------------

(1) Reflects car allowances paid to these employees.
(2) Includes options granted pursuant to the Company's 1992 Stock Option Plan, 1994 Stock Option Plan and 1995 Stock Option Plan.
(3) Reflects the Company's matching contributions to the 401(k) plan as follows:
    Mr. Dunaway ($950) and Mr. Saner ($950) which are 100% vested; Ms. Hughes ($938) which is 66 2/3% vested.
(4) $99,440 of salary in 1994 was paid in 9,040 shares of Series A Redeemable Convertible Preferred Stock valued at $11.00 per share which automatically converted into Common Stock upon completion of the IPO.
(5) Reflects a consulting fee in the amount of $131,800 paid to Saner Communications Inc., which is wholly-owned by Mr. Saner. Of this $131,800, $67,604 was paid in cash and $64,196 was paid in 5,836 shares of Series A Redeemable Convertible Preferred Stock valued at $11.00 per share which automatically converted into Common Stock upon completion of the IPO.
(6) Ms. Hughes became an employee of the Company in November 1994.
(7) Includes $35,000 signing bonus and $1,500 annual performance bonus.
(8) Reflects moving expense of $8,385 paid to Mr. Markey, and $792 in 401(k) plan matching contributions by the Company which are 33 1/3% vested.
(9) Mr. Markey became an employee of the Company in September 1995.

GRANTS OF STOCK OPTIONS

     No grants of stock options were made to the Named Executive Officers during 1996.

EXERCISES OF OPTIONS IN 1996 AND AGGREGATE YEAR-END OPTION VALUES


     The following table sets forth information with respect to the December 31, 1996 value of all options held by the Named Executive Officers at that date. No Named Executive Officer exercised any options in 1996.


                                                                      NUMBER OF
                                                                     SECURITIES           VALUE OF
                                                                     UNDERLYING          UNEXERCISED
                                                                     UNEXERCISED        IN-THE-MONEY
                                                                    OPTIONS/SARS        OPTIONS/SARS
                                                                      AT FISCAL           AT FISCAL
                                       SHARES                       YEAR-END (#)      YEAR-END ($) (1)
                                      ACQUIRED          VALUE       EXERCISABLE/        EXERCISABLE/
NAME                               ON EXERCISE (#)   REALIZED ($)   UNEXERCISABLE       UNEXERCISABLE
----                               ---------------   ------------   -------------   ---------------------
Mark H. Dunaway..................        N/A             N/A        16,647/78,902    92,057.91/343,535.00
Michael J. Saner.................        N/A             N/A        32,487/63,036   179,653.11/278,565.00
Kim Smith Hughes.................        N/A             N/A             0/69,825         0.00/330,750.00
Eugene H. Kreeft.................        N/A             N/A        32,487/63,036   179,653.11/278,565.00
Patrick T. Markey................        N/A             N/A             0/40,425         0.00/202,125.00

---------------


(1) Assumes, for all unexercised in-the-money options, the difference between fair market value at December 31, 1996 and the exercise price.


EMPLOYMENT AGREEMENTS

     The Company currently has an employment agreement with Mr. Dunaway, which provides for his employment as Chief Executive Officer of the Company for a period of three years, ending in June 1998, and on a month-to-month basis thereafter. Mr. Dunaway's employment agreement provided initially for an annual base salary of $18,750 per month but this was increased in 1996 to $20,168 per month. The employment agreement prohibits Mr. Dunaway from competing against the Company during its term and for a period of one year thereafter in certain specified geographical areas. In addition, Mr. Dunaway is prohibited from providing paging services to customers of the Company for a six-month period after the termination of his employment. The employment agreement may be terminated by mutual agreement, voluntarily by Mr. Dunaway upon 365 days' prior written notice, for cause or upon the death or disability of Mr. Dunaway. Depending upon the manner in which the employment agreement is terminated, Mr. Dunaway or his heirs are entitled to different levels of compensation upon termination, subject to a maximum amount equal to 18 months' compensation.

     The Company has an employment agreement with Mr. Saner which provides for his employment as President of the Company for a period of three years, ending in July 1998. Mr. Saner's employment agreement provided initially for an annual base salary of $15,000 per month but this was increased to $16,125 per month in 1996. The other provisions of Mr. Saner's employment agreement are similar to those of Mr. Dunaway's employment agreement.

     The Company also has an employment agreement with Mr. Kreeft which provides for his employment as Executive Vice President of Engineering of the Company for a period of five years, ending in August 1997, and on a month-to-month basis thereafter. Mr. Kreeft's employment agreement initially provided for an annual base salary of $7,500 per month but this was increased to $12,500 per month in 1995. The employment agreement also prohibits Mr. Kreeft from competing with the Company for a period of six months after termination of his employment. The employment agreement may be terminated by mutual agreement, voluntarily by Mr. Kreeft upon 90 days' prior written notice, for cause or upon death or disability of Mr. Kreeft. Depending on the manner in which the employment agreement is terminated, Mr. Kreeft or his heirs are entitled to different levels of compensation upon termination, subject to a maximum amount equal to two years' compensation.

DIRECTORS' COMPENSATION

     The Company pays Mr. Bang and Mr. Hurley a director's fee of $500 for each Board meeting and $250 for each committee meeting attended. Otherwise, the Company pays no cash remuneration to its directors except reimbursement for reasonable expenses.

     In 1995 the Company implemented, effective March 1, 1996, the 1995 Non-Employee Directors Restricted Stock Award Plan (the "Restricted Stock Plan"), pursuant to which non-employee directors are granted restricted stock awards. Under the Restricted Stock Plan, every five years each non-employee director will receive a restricted stock award covering 15,000 shares of Common Stock, twenty percent of which vests each year the non-employee director serves on the Board of Directors. Awards are pro-rated for non-employee directors selected between annual meetings of the stockholders. A total of 240,000 shares of Common Stock have been reserved for issuance under the Restricted Stock Plan and 74,000 shares have been granted as of April 24, 1997.

                               PERFORMANCE GRAPH

     The Company completed its initial public offering on February 27, 1996, and its Common Stock began trading on Nasdaq at a price of $10.00. The following graph shows the value at the end of the indicated period of a $100 investment in the Company, compared with similar investments based on (1) the value of The Nasdaq Stock Market Index and (2) the value of an index comprised of the common stock of the eight other companies that offer exclusively paging services (the "Custom Peer Group"), in each case on a total return basis assuming reinvestment of dividends.

        Measurement Period                             The Nasdaq Stock      Custom Peer
      (Fiscal Year Covered)            The Company       Market Index           Group
2/27/96                                           100                100                100
3/96                                               89                100                 93
6/96                                               85                108                 75
9/96                                               67                112                 49
12/96                                              64                117                 36

---------------

(1) Based on initial public offering price of $10.00.
(2) The Custom Peer Group includes American Paging, Inc., Arch Communications Group, Metrocall, Inc., PageMart Wireless, Inc., Paging Network, Inc., Pronet, Inc., Teletouch Communications, Inc. and MobileMedia Corporation.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     Compensation and benefit practices of the Company are established and governed by the Compensation Committee which is made up entirely of independent members of the Board of Directors. The Compensation Committee establishes the general compensation policy of the Company, establishes the compensation of the Chief Executive Officer of the Company, approves the compensation of other executive officers of the Company and administers the Company's stock option plans and other employee stock plans.

     Compensation Philosophy. The Compensation Committee has determined that the Company's compensation program should be directed to rewarding performance which creates value for stockholders. The Compensation Committee's policies focus on attracting, motivating and assisting in the retention of key employees who demonstrate high levels of ability and talent. The compensation program looks both to the short and long term, balancing compensation to reward executive officers for past performance of the Company with incentives for contributions to a superior future performance of the Company over the long term. The Compensation Committee utilizes base salary, cash bonuses and stock options as part of its program.

     Base Salary Program. Base salaries were initially determined primarily by evaluating the responsibilities of the position held by, and the experience of, each executive officer in addition to competitive comparisons with like industries and companies in the geographic area. For 1997, executive officers' salaries will increase in the aggregate approximately 5% from salary levels at December 31, 1996 for anticipated merit increases.

     Bonus Compensation Program. Executive officers are eligible to receive annual cash bonuses based upon criteria established annually by the Compensation Committee based upon the operating performance of the Company. For 1997, the Compensation Committee has established annual incentive targets based upon the performance of the Company, including earnings before interest expense, other income (expense), taxes, depreciation and amortization ("EBITDA"), a standard performance measure in the paging industry, and growth in net revenues and units. Up to one third of the total annual cash compensation of executive officers who participate in the program will be subject to the fulfillment of the incentive targets. If the Company achieves its performance objectives, each eligible executive officer would be entitled to a bonus equal to twenty-five percent of base salary. An additional twenty-five percent of the executive officer's base salary may be earned by achievement of individual performance goals and objectives.

     Stock Incentive Program. Awards of stock options under the Company's stock option plans are intended to reward contributions by executive officers, managers and key employees to the Company's performance and to align the long-term interests of such persons with those of the stockholders. The Compensation Committee also considers options to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, the Company. In awarding options, the Compensation Committee considers the number and value of options held by each executive officer which will vest in future periods and seeks to maintain equitable relationships among executive officers who have similar levels of responsibility.

     CEO Compensation. Mr. Dunaway, the Company's Chief Executive Officer, was paid a base salary of $225,000 in 1996 pursuant to the terms of an employment agreement. The Committee concluded that the 1996 base salary and paid incentive compensation of Mr. Dunaway were reasonable in amount and consistent with industry practices. Mr. Dunaway is also a participant in the Company's 1997 bonus program for executive officers, as set forth above. Mr. Dunaway's long-term incentive compensation, which consists entirely of stock options, is set forth in an employment agreement, which provides for the award of additional options at December 31, 1998 in the event certain financial objectives are met. The Compensation Committee will consider additional long-term incentive compensation awards to Mr. Dunaway based upon achievement of the Company's operational and financial objectives.

     Compliance with Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualified performance-based compensation under
Section 162(m) of the Code and the applicable regulations is not subject to the deduction limit if certain requirements are met. The Compensation Committee believes that options granted under the Company's 1995 Stock Option Plan have been exempt from the limitations as performance-based compensation as a result of certain transition rules adopted when Section 162(m) was instituted. The Company intends to take all actions necessary so that these stock options continue to qualify as performance-based compensation and are therefore exempt from the Section 162(m) limit. The Company believes that other compensation expected to be paid in 1997 will not exceed the Section 162(m) limitations.

                                          William H. Bang
                                          Robert Van Degna

     The above report will not be deemed to be incorporated into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

                              CERTAIN TRANSACTIONS

     On July 3, 1996, the Company acquired Paging Services, Inc. ("PSI") pursuant to an Agreement and Plan of Merger of the same date. The acquisition was accomplished through the merger of PSI with and into Preferred Technical Services, Inc., a wholly-owned subsidiary of the Company. In the merger, PSI shareholders received an aggregate of $500,000 of Common Stock (58,823 shares) and $250,000 in cash. The purchase price was determined based upon arms-length negotiations between the Company and PSI and a valuation of PSI obtained by the Company from a third party.

     Michael J. Saner, President and a director of the Company, and Eugene H. Kreeft, Executive Vice President of Engineering of the Company, each owned approximately 45% of the capital stock of PSI prior to the merger. The Company's purpose for the acquisition was to increase the services provided to its customers and to reduce the cost of services and assets provided by PSI to the Company. Pursuant to the merger, Messrs. Saner and Kreeft each received $112,500 in cash and 26,470 shares of Common Stock.

     On December 3, 1996, the Company acquired by merger all of the outstanding common stock of EPS Wireless, Inc., a Texas corporation ("EPS") by merger of EPS with and into a wholly-owned subsidiary of the Company ("Sub Corp"). Mark H. Dunaway, Chairman of the Board and Chief Executive Officer of the Company, controlled approximately 11.4% of the outstanding shares of EPS common stock prior to the merger, and served as a director of EPS prior to the merger. Pursuant to the merger, Mr. Dunaway received $9,427.81 in cash and 76,658 shares of Common Stock. Immediately following the merger, Sub Corp changed its name to "EPS Wireless, Inc."

     To acquire EPS, the Company paid $300,000 in cash and 673,524 shares of Common Stock, and agreed to pay possible additional consideration in early 1999 of up to $5,000,000 in cash based on the financial performance of EPS during calendar years 1997 and 1998, or earlier if certain events occur prior to 1999. The total consideration to be paid for EPS was determined based on arms-length negotiations between representatives of the Company and representatives of EPS and a valuation of EPS obtained by the Company from a third party.


     John J. Hurley, a director of the Company, is Vice Chairman and a member of the Board of Directors of Glenayre Technologies, Inc. ("Glenayre"), a leading manufacturer of network equipment for the wireless industry. Since January 1, 1996, the Company has purchased approximately $5,500,000 of equipment from Glenayre or its affiliates and has borrowed approximately $4,800,000 under an equipment financing agreement with Glenayre.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of the Company's stock are required to furnish the Company with copies of all forms that they file.

     Based solely on the Company's review of copies of Forms 3, 4 and 5 and the amendments thereto received by the Company, or written representations from reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended December 31, 1996, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock.

RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Ernst & Young LLP as independent auditors for the Company for 1997. Ernst & Young LLP have been the independent public auditors for the Company since October 26, 1995. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions.

     On October 26, 1995, the Company dismissed Price Waterhouse LLP as its independent accountants. The reports of Price Waterhouse LLP on the Company's financial statements for the three fiscal years ended December 31, 1992, 1993 and 1994 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the fiscal years ended December 31, 1993 and 1994, and through October 26, 1995, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the financial statements for such years. The decision to change firms was approved by the Company's Audit Committee and Board of Directors.


     During the fiscal years ended December 31, 1993 and 1994 and through October 26, 1995, the Company had not consulted with Ernst & Young LLP on items which (i) were or should have been subject to Statement on Auditing Standards No. 50 or (ii) concerned the subject matter of a disagreement or reportable event with Price Waterhouse LLP.


AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, or by way of the SEC's internet address, http://www.sec.gov. Copies of such material may also be obtained from the SEC's public reference section at 450 Fifth Street, NW, Washington D.C. 20549 at prescribed rates. Such reports and other information may also be inspected at the offices of Nasdaq, 1735 K Street, NW, Washington, D.C. 20006.

INCORPORATION BY REFERENCE; ADDITIONAL FINANCIAL INFORMATION



     The following portions of the Company's Annual Report to Stockholders for the year ended December 31, 1996, which accompanies this Proxy Statement, are hereby incorporated by reference into this Proxy Statement: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial Statements and Supplementary Data." Certain additional financial information relating to the Company at March 31, 1997, and included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is included as Exhibit F to this Proxy Statement.


STOCKHOLDERS' PROPOSALS

     Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1998 must be received at the Company no later than November 23, 1997 to be included in the proxy statement for such meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Company knows of no other business that will come before the Meeting for action. If any other matter is properly presented for consideration and action at the Meeting, however, the proxies will be voted with respect to those matters in accordance with the best judgment and in the discretion of the proxy holders.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                /s/ MARK B. JONES


May 21, 1997                              Mark B. Jones

                                          Secretary

                                                                       EXHIBIT A

                            PREFERRED NETWORKS, INC.

             CLASS A REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT

                                  MAY 21, 1997



     This CLASS A REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT dated as of May 21, 1997 (together with the Exhibits and Schedules attached hereto, the "AGREEMENT") is entered into by and among Preferred Networks, Inc., a Delaware corporation, with its current principal place of business at 850 Center Way, Norcross, GA 30071 (the "COMPANY"), and the persons and entities named in the Schedule of Investors designated as Exhibit A hereto (collectively referred to as the "INVESTORS" and individually referred to as an "INVESTOR").


     1. PURCHASE, SALE AND TERMS OF PURCHASED SHARES. 1.1. The Purchased Shares and Warrants. The Company has duly authorized the issuance and sale to the Investors for an aggregate purchase price of $20,000,001 of (a) an aggregate of 13,333,334 shares (the "PURCHASED SHARES") of its authorized Class A Redeemable Preferred Stock (the "CLASS A PREFERRED STOCK") and (b) the issuance of common stock purchase warrants (the "WARRANTS") to be in substantially the form of Exhibit B attached hereto for the purchase of an aggregate of 14,500,000 shares of the Company's common stock, no par value per share (the "COMMON STOCK") following the Company's merger with an into PNI Merger Corp., a Georgia corporation ("PMC"). The designations, rights and preferences and other terms and conditions relating to the Class A Preferred Stock shall be as set forth in Exhibit C attached hereto. The Purchased Shares and the Warrants are collectively referred to herein as the "SECURITIES".

     1.2 Purchase and Sale of the Purchased Shares and the Warrants. The Company agrees to issue and sell to the Investors, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Investors, severally but not jointly, agree to purchase that number of Purchased Shares and Warrants for the purchase price (the "PURCHASE PRICE") set forth opposite their respective names in Exhibit A hereto under the respective headings "PURCHASED SHARES," "WARRANTS" and "AGGREGATE PURCHASE PRICE FOR SECURITIES." The Purchase Price shall be paid in immediately available funds, provided, however, that if the Company shall not then have paid the Term Notes in the aggregate principal amount of $10,000,000 issued to the Investors by the Company on April 14, 1997 and anticipated to be issued to the Investors by the Company on or about May 23, 1997, the Purchase Price shall include tender to the Company of the outstanding principal amount of the Term Notes on a dollar-for-dollar basis in lieu of an equal amount of the Purchase Price. At the Company's option, the then accrued and unpaid interest thereunder may also be included on a dollar-for dollar basis as part of the Purchase Price.

     1.3 First Closing. The closing of the purchase and sale shall take place at a closing (the "CLOSING") to be held at the office of Kirkpatrick & Lockhart, 1500 Oliver Building, Pittsburgh, Pennsylvania at 10:00 A.M. on June 13, 1997, or on such other date and at such time as may be mutually agreed upon by the Company and the Investors (the "CLOSING DATE") but no later than June 30, 1997. At the Closing, the Company will deliver to each Investor a certificate for that number of Purchased Shares and a Warrant exercisable into that number of shares of Common Stock set forth opposite its name in Exhibit A hereto, against delivery to the Company of the Purchase Price.


     1.4. Second Closing. At any time on or before July 30, 1997, upon receipt of the Investor Notice (as defined below) the Company agrees to issue and sell to the Investors or to one or more additional investors for an aggregate consideration of up to $5,000,000 up to 3,333,333.33 shares of Class A Preferred Stock, together with Warrants for the purchase of up to 3,000,000 shares of Common Stock, such sale to be identical to the terms provided herein. If at such Second Closing, such additional investors are willing to invest an amount in excess of $5,000,000, the first $1,350,000 of such excess shall be used to redeem, at a purchase price of $1.50 per share, the Class A Preferred Stock held by Fleet Venture Resources, Inc. ("Fleet") or an affiliate of Fleet. If such redemption occurs, the number of shares of Common Stock exercisable by Fleet pursuant to the Warrants shall be reduced by the number of shares of Common Stock purchasable upon exercise of the

Warrants issued to the additional investor or investors on account of such $1,350,000 investment. The Investor Notice shall be a written notice of the Investors delivered to the Company on or before two business days prior to June 30, 1997, setting forth the name and addresses of any additional investors, the aggregate purchase price and the number of shares of Class A Preferred Stock to be purchased, and the number of shares of Common Stock for which the Warrants to be purchased will be exercisable. The determination of whether to send the Investor Notice and the number of shares to be purchased shall be in the sole discretion of the Investors.

     1.5 Use of Proceeds. The Company agrees to use the proceeds from the sale of the Purchased Shares and the Warrants and the proceeds from the Second Closing for capital expenditures and general working capital purposes for the Company and its Subsidiaries.

     1.6 Covenants of the Company Prior to Closing. The Company shall do all things necessary to fulfill the conditions to purchase set forth in Sections 2 and 3 of this Agreement, including without limitation holding such meetings of shareholders as are required to obtain the required shareholder approvals and taking all actions necessary to comply with the applicable federal and state securities laws in connection with obtaining such approvals.

     2. CONDITIONS OF PURCHASE. The obligations of each Investor under Article 1 of this Agreement are subject to the compliance by the Company in all material respects with its agreements herein contained and to the fulfillment on or before the Closing of the following conditions:

     2.1 Opinion of Counsel. The Investors shall have received from Sutherland, Asbill & Brennan, counsel for the Company, its favorable opinion, dated the Closing Date, in form and substance reasonably acceptable to the Investors' counsel.

     2.2 Authorization; Consents. The Board of Directors of the Company and an independent committee of the Board of Directors shall have duly adopted resolutions in form satisfactory to the Investors and shall have received all necessary approvals of shareholders of the Company authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof, and the Investors shall have received a duly executed certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date setting forth a copy of such resolutions and such other matters as may be requested by the Investors. The Company shall have obtained any and all other consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement.

     2.3 Certificate of Incorporation; Certificate of Amendment. The Articles of Incorporation of the Company shall read as set forth in Exhibit D attached hereto and the Company shall have filed a Certificate of Amendment in the form as set forth in Exhibit C attached hereto.

     2.4 Board of Directors. Effective as of the Closing, an individual to be selected by the Investors shall have been elected to the Company's Board of Directors as the representative of the Investors.

     2.5 Expenses.  The Company shall have paid the expenses set forth in
Section 14 hereof.

     2.6 Secretary's Certificates; Good Standings. Each of the Company and the Subsidiaries shall have delivered to the Investors true and correct copies of the current Certificate of Incorporation and Bylaws for such corporation, each certified by the respective secretary of such corporation.

     2.7 SBIC Matters. The Company shall have duly completed and executed for the Investors which are SBICs (each individually, an "SBIC HOLDER"), SBA Forms 480 and 652 together with a written statement from the Company regarding its intended use of proceeds from the financing.

     2.8 Amendment to Registration Rights Agreement. The Registration Rights Agreement dated as of June 21, 1995 among the Company, the Investors and the other parties thereto (as amended from time to time, the "Registration Rights Agreement") shall have been amended pursuant to an Amendment to Registration Rights Agreement in the form attached hereto as Exhibit E.

     2.9 Certificate of Company. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects with the same force and effect as if such representations and warranties had been made on the Closing Date and a certificate to such effect executed by the President or Chairman of the Company shall be delivered to the Investors on the Closing Date.


     2.10. Intentionally Deleted.


     2.11. All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith.

     3. CONDITIONS OF SALE. The Company's obligation to issue and sell the Purchased Shares and the Warrants hereunder shall be subject to compliance by the Investors in all material respects with their agreements herein contained and to the fulfillment on or before and at the Closing of the following conditions:

          3.1. Representations and Warranties. The representations and warranties of the Investors contained in Section 6 of this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and the Company shall receive a certificate to such effect executed by a duly authorized representative of each of the Investors.

          3.2. Authorization; Consents. The Board of Directors of the Company (including the independent board committee) shall have duly adopted resolutions in form satisfactory to the Investors and shall have received all necessary approvals of shareholders of the Company authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof, and the Investors shall have received a duly executed certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date setting forth a copy of such resolutions and such other matters as may be requested by the Investors. The Company shall have obtained any and all other consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement.

     4. REPRESENTATIONS AND WARRANTIES. In order to induce the Investors to enter into this Agreement, the Company represents and warrants as follows as of the date hereof:

          4.1. Organization, Corporate Power and Authority, etc. Each of the Company and the Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate or limited liability company power and authority to own and hold its properties and to carry on its business as presently conducted. Each of the Company and the Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation or limited liability company authorized to do business in all jurisdictions in which the character of property owned or leased, or the nature of the activities conducted by it, makes such licensing or qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. The attached Schedule 4.1 contains a list of all entities of which the Company owns or controls, directly or indirectly through one or more Subsidiaries, a majority of the voting stock or limited liability company interests (each a "SUBSIDIARY" and collectively, "SUBSIDIARIES"). Except for such Subsidiaries, neither the Company nor any Subsidiary owns of record or beneficially any shares of capital stock or securities convertible into capital stock of, or any other proprietary interest in, any Person.

          4.2 Validity and Enforceability. Except as set forth in Schedule 4.2, the Company has all necessary corporate power and authority, and has taken all corporate action required to execute, deliver and perform this Agreement, to issue, sell and deliver the Purchased Shares and the Warrants and to issue the Common Stock issuable upon exercise of the Warrants. Except as set forth in Schedule 4.2, this Agreement and all other documents and instruments executed by the Company pursuant hereto, when delivered, are and will be duly authorized, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and equitable principles limiting rights to specific performance. The sale of the Preferred Shares and the Warrants is not subject to preemptive or other preferential rights or similar statutory or contract rights and does not give rise to any "anti-dilution" provisions either arising pursuant to any agreement or instrument to which the Company is a party or which are otherwise binding on the Company. Upon the issuance, sale and delivery of the Securities in accordance with the terms hereof, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, charges, restrictions, claims and Encumbrances of any nature whatsoever (each a "LIEN"), subject to restrictions on transfer under Federal and state securities laws, restrictions under Section 6 of the Stockholders Agreement and any Liens created by the Investors.

          4.3 Capitalization; Status of Capital Stock. (a) The Company has a total authorized capitalization consisting of 5,000,000 shares of Preferred Stock, and 70,000,000 shares of Common Stock. All issued and outstanding shares of capital stock of the Company, each Subsidiary and PMC have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable state and Federal securities laws. It is anticipated that prior to the First Closing, the Company shall have merged with and into PMC. PMC has a total authorized capitalization consisting of 30,000,000 shares of Preferred Stock, of which 13,500,000 shares will be designated as Class A Redeemable Stock, and 100,000,000 shares of Common Stock.

          (b) The Preferred Shares and the Warrants which are being issued hereunder have been duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided herein, will be validly issued, fully paid and nonassessable and will not be subject to any Lien. On or prior to Closing, the Company will have authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants. The shares of Common Stock which will be issued upon exercise of the Warrants will be validly issued, fully paid and nonassessable and will not be subject to any Lien. No further approval or authorization of the shareholders or the directors of the Company or any successor is or will be required for the issuance of the Common Stock upon exercise of the Warrants.

          (c) Except as set forth on Schedule 4.3: (a) neither the Company nor any Subsidiary has any subscription, warrant, option, convertible security or other options or rights (contingent or otherwise) to purchase shares of capital stock, or securities convertible into shares of capital stock, authorized, issued or outstanding, nor is the Company or any Subsidiary obligated in any manner to issue shares of its capital stock or securities convertible into or evidencing any right to acquire shares of its capital stock, or to distribute to holders of any of its capital stock any evidence of indebtedness or assets; (b) no Person has any preemptive right, right of first refusal or similar right to acquire additional shares of capital stock of the Company or any Subsidiary in connection with the sale and purchase of the Securities pursuant to this Agreement or otherwise; (c) there are no restrictions on the transfer of the shares of capital stock of the Company, other than (i) those imposed by relevant state and Federal securities laws, (ii) as set forth in Section 6 of the Stockholders Agreement of the Company dated as of June 21, 1995, as amended (the "Stockholders Agreement") and (iii) certain restrictions on transfers of shares issued in connection with certain acquisitions made by the Company;
     (d) no Person has any right to cause the Company to effect the registration under the Securities Act of any shares of capital stock or any other securities (including debt securities) of the Company other than as set forth in the Registration Rights Agreement of the Company dated as of June 21, 1995 as amended and the registration rights agreements executed by the Company in connection with the acquisitions of Big Apple Paging Corp. and Mercury Paging & Communications, Inc.; (e) neither the Company nor any Subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein, or to pay any dividend or make any other distribution in respect thereto; and (f) there are no voting trusts, stockholders' agreements, or proxies relating to any securities of the Company or any Subsidiary. A complete and correct schedule of the number of shares of issued and outstanding capital stock and of any subscription, warrant, option, convertible security or other options or rights (contingent or otherwise) to purchase shares of capital stock, or securities convertible into shares of capital stock of the Company immediately prior to the Closing is set forth in Schedule 4.3

          4.4 Governmental and Other Consents, etc.  Except as set forth on
     Schedule 4.4, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, the absence of which would have a Material Adverse Effect is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company, or for the performance by it of its obligations, under this Agreement except such, if any, as may be required under any applicable state securities laws which have been complied with.


          4.5 Compliance with Securities Laws. Subject to the accuracy of the representations of the Investors set forth in Section 6 below, the Company has complied and will comply with all applicable United States Federal and state securities laws in connection with the offer, issuance and sale of the Securities and in connection with Section 1.6 of this Agreement. The Company has not, either directly or through any agent, offered any securities to, or otherwise approached, negotiated or communicated in respect of any securities with, any Person so as thereby to require that the offer or sale of the Securities be registered pursuant to the provisions of Section 5 of the Securities Act. Subject to the accuracy of the representations of the Investors set forth in Section 6 below, the offer, sale and issuance of the Purchased Shares (and of the Common Stock issuable upon conversion of the Purchased Shares) in conformity with the terms of this Agreement are exempt from the registration requirements of
     Section 5 of the Securities Act and all applicable state securities laws.



          4.6 Financial Statements. The audited financial statements of the Company as of December 31, 1996 (the "AUDITED FINANCIAL STATEMENTS") have been previously provided to the Investors. The unaudited financial statements of the Company for the period ending March 31, 1997 (the "INTERIM FINANCIAL STATEMENTS" and together with the Audited Financial Statements, the "FINANCIAL STATEMENTS") have been previously provided to the Investors. The Audited Financial Statements and the Interim Financial Statements present fairly the financial position of the Company as at the date thereof and for the period covered thereby (subject in the case of the Interim Financial Statements to year-end adjustments) and have been prepared in accordance with generally accepted accounting principles consistently applied (except that the Interim Financial Statements do not contain all footnotes). Neither the Company nor any Subsidiary has any liability, contingent or otherwise, not disclosed in the Financial Statements or in the notes thereto, that could together with all such other liabilities, have a Material Adverse Effect. Since the date of the Interim Financial Statements, (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company or any Subsidiary; (ii) neither the business, condition, financial or otherwise, or operations of the Company or any Subsidiary nor any of its properties or assets has been materially adversely affected by any event or occurrence of any type, whether or not insured against; (iii) except as set forth on Schedule 4.6 hereto and except as entered into in the ordinary course of business, neither the Company nor any Subsidiary has incurred any liabilities or obligations in excess of $50,000; and (iv) neither the Company nor any Subsidiary has entered into any transaction which would have a Material Adverse Effect.



          4.7. Taxes. Each of the Company and the Subsidiaries has accurately prepared and timely filed all Federal, state and other tax returns that are required to be filed by it and has paid or made provision for the payment of all taxes that have become due pursuant to such returns and all other taxes, assessments and governmental charges which have become due and payable, including, without limitation, all taxes which the Company or any Subsidiary is obligated to withhold from amounts owing to employees, creditors and third parties, except in each case where failure to do so would not have a Material Adverse Effect. There are no tax liens upon any asset of the Company or any Subsidiary except statutory liens for taxes not yet due. Except as set forth on Schedule 4.7, neither the Company nor any of its stockholders has ever filed (a) an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the "CODE"), that the Company be taxed as an S corporation or (b) consent pursuant to Section 341(f) of the Code, relating to collapsible corporations.


          4.8. Litigation. Except as set forth on Schedule 4.8, there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company or any Subsidiary which might result, either in any case or in the aggregate, in any material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company, or which might call into question the validity of, or hinder the enforceability or performance of this Agreement or the Securities, or any action taken or to be taken pursuant hereto or thereto; nor, to the Company's knowledge, has there occurred any event nor does there exist any condition making likely the institution of any such litigation, proceeding or investigation. Neither the Company nor any Subsidiary is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency by which the Company or any Subsidiary is bound that might result, either in any case or in the aggregate, in any material adverse change in the Company's business, assets or condition, financial or otherwise, or operations.


          4.9. ERISA. Except as set forth on Schedule 4.9, neither the Company nor any Subsidiary makes any contribution to any pension, defined benefit plans or defined contribution plans for its employees which are subject to the Federal Employee Retirement Income Security Act of 1974, as amended ("ERISA").


          4.10. No Violations. Except as set forth on Schedule 4.10 hereto, the execution, delivery and performance by the Company of this Agreement and any documents or instruments delivered, executed and performed in connection therewith, the consummation of the transactions contemplated hereby (including the issuance, sale and delivery of the Purchased Shares and the Warrants and upon exercise of the Warrants, the issuance and delivery of the Common Stock), and compliance with the provisions hereof, will not violate any provision of law (other than United States Federal and state securities laws with which the Company has represented and warranted in Section 4.5 hereof that it is in compliance), the Certificate of Incorporation or Bylaws, as amended, of the Company following its merger with and into PMC or, except where any of the following would not have a Material Adverse Effect, violate any order of any court or other agency of government or indenture, agreement or other instrument to which the Company or any Subsidiary is bound, or conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any Subsidiary.

          4.11. Other Agreements. Neither the Company nor any Subsidiary is a party to or bound by any agreement, contract or commitment or subject to any charter, bylaw or other corporate restriction which materially adversely affects its business, assets or condition, financial or otherwise, or operations. Neither the Company nor any Subsidiary is in default under any provision of its Certificate of Incorporation or Bylaws, each as amended and in effect on the date hereof.

          4.12. Other Agreements of Officers, etc. No officer or Key Employee of the Company is a party to or bound by any agreement, contract or commitment, or subject to any restriction which materially and adversely affects, or which in the future has a reasonable possibility (so far as the officers of the Company can reasonably foresee) of materially and adversely affecting, the business, assets or condition, financial or otherwise, or operations of the Company or the right of any such Person to participate in the affairs of the Company. To the Company's knowledge, no Key Employee has any present intention of terminating his employment with the Company, and the Company does not have any present intention of terminating any such employment. This Section 4.12 shall not be deemed to constitute an employment contract nor to grant any right in favor of any Person other than the Investors.

          4.13. Transactions with Affiliates.  Except as set forth on Schedule
     4.13 or in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, there are no loans, advances, leases or other continuing transactions between the Company and any stockholder owning more than 1% of the capital stock of the Company or any director or officer of the Company or any Subsidiary, or any member of such officer's, director's or stockholder's immediate family, or any Person controlled by any such officer, director or stockholder or member of such officer's, director's or stockholder's immediate family.

          4.14. Compliance with Law. Except with regard to environmental matters, securities matters, and FCC matters covered in other Sections of this Agreement, each of the Company and the Subsidiaries is currently in compliance in all respects with all Federal and state laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, and has obtained and possesses all necessary certificates of need, permits, licenses and other authorizations required to conduct its business as presently conducted except where a failure so to comply to or to obtain and possess the same would not have a Material Adverse Effect. There is no Federal or state governmental inquiry, investigation, lawsuit or proceeding pending or, to the Company's knowledge, threatened against or affecting the Company or any Key Employee, the effect of which may lead to or result in the suspension or revocation of any governmental license or approval held by the Company, and, to the Company's knowledge, there is no basis for any of the foregoing.

          4.15. Material Contracts. Except as set forth on Schedule 4.15, the Company, each Subsidiary and, to the Company's and each Subsidiary's knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in default under any lease, agreement or contract now in effect to which the Company or any Subsidiary is a party or by which it or its property may be bound which defaults would have singularly or in the aggregate a Material Adverse Effect. Neither the Company nor any Subsidiary has any present expectation or intention of not fully performing all of its respective obligations under each such lease, contract or other agreement, and neither the Company nor any Subsidiary has any knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company or any Subsidiary is a party.

          4.16. Title to Assets. Each of the Company and the Subsidiaries has good and marketable title to, and is the owner, free and clear, of or holds a valid leasehold interest in or license rights to all properties and assets necessary to conduct its business as presently conducted except for where a failure to do so would not have a Material Adverse Effect. Except as set forth on Schedule 4.16, there are no Liens or other security interests outstanding against any of these properties and assets except for those Liens which would not have a Material Adverse Effect. All material leases pursuant to which the Company or any Subsidiary leases personal property are in good standing and are valid and effective in accordance with their respective terms and there exists no default or other occurrence or condition which could result in a default or termination thereof, except for default or other occurrence which would not have a Material Adverse Effect.

          4.17. Real Property. Neither the Company nor any Subsidiary owns any real property. The Company and each Subsidiary has the right to quiet enjoyment of all real property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto.

          4.18. Environmental. (a) Compliance; No Liability. The Company and each Subsidiary has operated its business and each parcel of real property owned or leased by it (the "Real Property") in compliance in all material respects with all applicable Environmental Laws except for such violations which would not have a Material Adverse Effect. No notice of any violation, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and, to the knowledge of the Company, no investigation or review is pending or has been threatened by any governmental entity or other person, which could require the Company to expend money, or abide by conditions contained in consent decrees, settlement agreements or orders, that is in any of such cases likely to have a Material Adverse Effect: (i) with regard to any violation or alleged violation of any Environmental Law, or (ii) with regard to any failure or alleged failure to comply with any Environmental Permit, or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation, disposal or release of a Regulated Material.

          (b) Compliance with Permits. There are no environmental permits, certificates, licenses, approvals, registrations, and authorizations required for the operation of its business and the Real Property (the "Environmental Permits").

          (c) Treatment; CERCLIS. Neither the Company nor any Subsidiary has treated, stored, recycled or disposed of any Regulated Material on any real property, and, to the Company's knowledge, no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property except in material compliance with applicable Environmental Laws. There has been no unremedied release of and there is not present any Regulated Material at, on or under any Real Property except such Regulated Material as is used or stored at, on, or under any Real Property in material compliance with Environmental Laws. None of the Real Property is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

          (d) Notices; Existing Claims; Certain Regulated Materials; Storage Tanks. Neither the Company nor any Subsidiary has received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. Neither the Company nor any Subsidiary is required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property. Except as set forth on
     Schedule 4.18, there has been no past, and there is no pending or contemplated, claim by the Company or any Subsidiary under any Environmental Law based on actions of others that may have impacted on the Real Property, and the Company has not entered into any agreement with any Person regarding any claim pursuant to any Environmental Law. All underground storage tanks located on the Real Property are disclosed on
     Schedule 4.18, and all such tanks and associated piping are in sound condition and are not leaking and have not leaked. All underground storage tanks are in material compliance with all Environmental Laws and if no longer in use or being operated have been closed or removed materially in accordance with all Environmental Laws.

          (e) PCBs; Asbestos, etc. To the knowledge of the Company, no polychlorinated biphenyls ("PCBs"), asbestos containing materials, ("ACM"), radon, or urea formaldehyde are present at any property now owned or leased by the Company or any Subsidiary, except the presence of any PCBs, ACM, radon, or urea formaldehyde that are not likely to have a Material Adverse Effect.

          (f) Environmental Liens. To the knowledge of the Company, there are no environmental Liens on any of the assets of the Company or any Subsidiary or Real Property and no action by a governmental entity has been taken or is in the process, or to the knowledge of the Company, pending or threatened which could subject the assets or Real Property to such Liens.

          4.19 Foreign Investment in Real Property Tax Act. The Company is not now and has never been a "United States real property holding corporation" for purposes of Section 897(c)(2) of the Code and the Treasury Regulations thereunder.

          4.20. FCC Matters. (a) The FCC has issued to the Company, and the Company holds all material licenses (the "FCC Licenses") necessary to conduct its business as such business is currently conducted and proposed to be conducted, and such FCC Licenses are valid and in full force and effect. For the two-year period prior to the date hereof, the Company has filed all statements, reports and information required by the FCC and duly performed in all respects all of its obligations under such FCC Licenses and the Communications Act.

          (b) The Company is in compliance in all material respects with the Communications Act governing the ownership and operation of the paging systems owned, permitted, licensed, being constructed and/or operated pursuant to the FCC Licenses. There is not now pending or, to the Company's knowledge, threatened any litigation, proceeding or investigation before the FCC which reasonably might result in a termination of any of the FCC Licenses. The Company has constructed all of its material facilities operating under the FCC Licenses within the construction period provided under the Communications Act.

          (c) No event has occurred (including any notice issued by the FCC), and no agreement has been entered into by the Company (including this Agreement), which now or after notice or lapse of time or both, might reasonably be expected to permit cancellation, revocation or termination of the FCC Licenses, or would result in any FCC action, which could reasonably be expected to have a Material Adverse Effect and there is not, to the Company's knowledge, pending or threatened any action or matter that would suggest that the FCC Licenses will not be renewed in the ordinary course.

          (d) There is not pending any application, petition, objection or other pleading filed with the FCC or any federal entity with jurisdiction to review administrative orders of the FCC, which questions the validity of or contests any of the FCC Licenses.

          (e) Except as set forth on Schedule 4.2, no consents, approvals or actions by the FCC are required to permit the consummation of the transactions contemplated hereby, and such consummation will not result in a violation of the Communications Act and will not cause any forfeiture or impairment of the FCC Licenses.

          4.21. Disclosure. Neither this Agreement nor any certificate, list, exhibit, letter or other written statement furnished by the Company to the Investors or their special counsel in connection herewith (including in response to any request for information made by any Investor or its agent to the Company) contains any untrue statement of a material fact or, when read together, omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they are or were made. There exists no fact or circumstance which materially and adversely affects the business, assets or condition, financial or otherwise, or operations of the Company, that has not been reflected in financial statements of the Company heretofore delivered to the Investors or set forth in this Agreement or the Exhibits and Schedules hereto or a certificate furnished to the Investors by the Company at the Closing.

     5. COVENANTS OF THE COMPANY. Until the such time as no Purchased Shares are outstanding, the Company will comply with the following covenants:


          5.1 Board of Directors Meetings. (a) The Company shall use its best efforts to fix the number of directors of the Company at not more than eight and to cause one (1) nominee of the Investors to be recommended to the stockholders for election as a director at all meetings of stockholders, or consents in lieu thereof, for such purpose. The Company will reimburse all direct out-of-pocket expenses reasonably incurred by any director of the Company in attending meetings of the Board of Directors. The Company shall ensure that meetings of its full Board of Directors are held at least four times each year and at intervals of not more than four months. The Company's Certificate of Incorporation and Bylaws shall provide for indemnification and exculpation of directors from personal liability, to the fullest extent permitted under applicable state law. The Company shall, from time to time, consider the appropriateness of obtaining directors and officers liability insurance, and, if appropriate and approved by the Board of Directors of the Company, the Company shall obtain such insurance providing reasonable coverage and the payment of reasonable premiums.



          (b) Board Visitation and Materials. The Company will deliver to each Investor investing at least $1,500,000 pursuant to this Agreement (each a "Principal Holder") a copy of all materials distributed at or prior to all meetings of the Board of Directors of the Company or any committee thereof, (which shall include the minutes of the previous meeting) and shall thereafter promptly deliver to each Principal Holder any revised minutes as are adopted at such or any subsequent meeting. The Company will (a) permit a representative of each Principal Holder to attend all meetings of the Company's Board of Directors, and of the Company's stockholders, (b) provide to such designees not less than 5 calendar days' prior actual notice of all meetings (or as required by the bylaws, if the meeting is an emergency meeting and the matters to be discussed or voted on would not in any way adversely affect the Investor or its interest or rights) of the Company's Board of Directors and of the Company's stockholders and an agenda for the meetings and other materials related thereto, (c) permit each such designee to attend such meetings as a non-voting observer, (d) provide to each such designee a copy of all materials distributed at such meetings and (e) reimburse all direct out-of-pocket expenses reasonably incurred by such designee in attending such meetings.


          5.2. Right of First Offer on Company Sales. Each Investor shall have a right of first offer with respect to future sales in a private placement by the Company of its capital stock or securities convertible into or exercisable or exchangeable for shares of such capital stock. Each time the Company proposes to offer any such securities in a private offering, the Company shall first offer such securities to the

     Investors, who shall each be entitled to purchase its pro-rata share (on a fully-diluted basis) of such securities. This Section 5.2 shall not apply to stock issued in connection with acquisitions.

          5.3. Maintenance of Existence; Compliance with Law. The Company will and will cause each Subsidiary to keep in full force and effect its corporate existence, except where the failure to do so will not have a Material Adverse Effect, and will comply in all material respects with all applicable laws and regulations in the conduct of its business except those being contested in good faith by appropriate procedures and will file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

          5.4 Rule 144 Requirements. The Company will comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company and will furnish to any holder of Securities upon request such reports and documents of the Company as such holder may reasonable request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

          5.5 Insurance. The Company will keep the insurable properties owned by it and by the Subsidiaries insured by financially sound and reputable insurers against the perils of liability, casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or a similar business of similar size. The Company will also maintain with such insurers workers' compensation insurance and insurance against hazards and risks and liability to persons and property to the extent and in the manner customary for corporations engaged in the same or a similar business of similar size.

          5.6 Key Man Insurance. The Company shall maintain and continue to pay the premiums on a key-man term life insurance policy on the life of (i) Mark H. Dunaway in the amount of not less than $9,500,000, (ii) Michael J. Saner in the amount of not less than $4,500,000 and (iii) Eugene H. Kreeft in the amount of not less than $2,000,000, in each case naming the Company as the beneficiary. The life insurance proceeds received by the Company shall be used for valid business purposes of the Company as approved by the Board of Directors of the Company.

          5.7 Maintenance of Properties. The Company will and will cause each Subsidiary to maintain all properties used in the conduct of its business in good repair, working order and condition as necessary to permit such business to be properly and advantageously conducted.

          5.8 Affiliated Transactions. All transactions by and between the Company or any Subsidiary and any officer, Key Employee, director or stockholder of the Company or any Subsidiary or Persons controlled by or affiliated with such officer, Key Employee, director or stockholder, shall be conducted on an arms-length basis, shall be on terms and conditions no less favorable to the Company or Subsidiary than could be obtained from non-related Persons and shall be approved in advance by a majority of disinterested Directors after full disclosure of the terms thereof.

          5.9 Management Compensation. Compensation paid by the Company or any Subsidiary to its management shall be reasonably comparable to compensation paid to management in companies of similar size, of similar maturity, of similar profitability and in similar industries.

          5.10 Inspection. The Company shall permit and shall cause each Subsidiary to permit authorized representatives of the Principal Holders to visit and inspect any of the properties of the Company and its Subsidiaries, including its books of account, and to make copies thereof at the expense of the Principal Holders and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times with reasonable notice as may be reasonably requested but in no event more than one time in any calendar month and all in a manner that does not interfere with the business operations of the Company and its Subsidiaries; provided that all such information provided to the Investors by the Company will be maintained as confidential by the Investors and not be disclosed to third parties and provided, further that, subject to the foregoing, each Investor may provide summaries of such information to affiliates of such Investor in connection with reports provided by the Investor to its affiliates in its fiduciary capacity. The Company shall permit and shall cause each Subsidiary to permit examiners of the Small Business Administration to visit and inspect the books and records of the Company and its Subsidiaries for the purpose of verifying the certifications made by the Company to the Small Business Administration.

          5.11 Restrictive Provisions. Until such time as no Purchased Shares are outstanding, without the written consent of holders of not less than two-thirds (66.67%) of the then outstanding Purchased Shares, the Company will not:

             (a) take any action that amends, alters or repeals the preferences, special rights or other powers of the Class A Preferred Stock, so as to affect adversely the Class A Preferred Stock (including, without limiting the generality of the foregoing, the authorization, creation or issuance of any shares of capital stock or other securities with preference or priority equal or superior to the Preferred Stock or on a parity with the Preferred Stock in any regard, including, without limitation, redemption rights and the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the corporation) or that increases the authorized number of shares of Class A Preferred Stock;


             (b) redeem, purchase or otherwise acquire for consideration any shares of its capital stock (or rights, options or warrants to purchase such shares), other than the Securities in accordance with their terms;



             (c) approve any material change in the line of business of the Company or any Subsidiary;



             (d) enter into any merger, consolidation or amalgamation, or any recapitalization, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its business, assets or property;



             (e) amend its Articles of Incorporation or Bylaws, if such amendment would change any material rights, preferences, privileges or limitations provided to the holders of Class A Preferred Stock therein or the size of the Board of Directors or the procedures for meetings of the Board of Directors and shareholders, including without limitation, notice and quorum requirements;



             (f) enter into any acquisition or series of related acquisitions involving an aggregate transaction value equal to or greater than $5,000,000; or



             (g) increase its indebtedness for borrowed money in one or more transactions, whether or not related, in an aggregate amount of $5,000,000 in excess of the amount of the Company's existing indebtedness and availability under existing credit facilities immediately preceding the Closing (for the purposes of determining such indebtedness of the Company, there shall not be counted the Term Notes in the aggregate principal amount equal to $10,000,000 issued by the Company to the Investors).


     6. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. In order to induce the Company to enter into this Agreement, each Investor, severally and not jointly, represents and warrants as follows:

          6.1 Accredited Investor. The Investor is an "accredited investor" as that term is defined in Regulation D under the Securities Act.

          6.2 Address, Etc. The address, state of organization and state of headquarters of the Investor are as set forth on Schedule 6 attached hereto.

          6.3 Understanding of Nature of Securities. The Investor understands that:

             (i) The Securities and the Common Stock issued upon exercise of the Warrants (the "Shares") have not been registered under the Securities Act or any state securities laws (the "State Acts") and are being issued and sold in reliance upon certain of the exemptions contained in the Act and the State Acts, and the representations and warranties of the Investors contained herein are essential to the claim of exemption by the Company under the Act and the State Acts;

             (ii) The Securities and the Shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act;

             (iii) The Securities and the Shares cannot be sold or transferred without registration under the Act and any applicable State Acts or exemption therefrom.

             (iv) The Securities and the Shares and any certificates issued in replacement therefor shall bear the following legend, in addition to any other legend required by law or otherwise;


        "The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or any state securities acts and may not be sold, transferred or otherwise disposed of unless a registration statement under the Act and any applicable state securities acts with respect to such securities is effective or unless the Company is in receipt of an opinion of counsel satisfactory to it to the effect that such securities may be sold without registration under the Act and such acts."



             (v) Only the Company can register the Securities and the Shares under the Securities Act and any of the State Acts;


             (vi) Except as set forth in this Agreement and in the Registration Rights Agreement, the Company has not made any representations to the Investor that the Company will register the Securities or the Shares under the Securities Act or any of the State Acts, or with respect to compliance with any exemption therefrom;

             (vii) There are stringent conditions for Investor's obtaining an exemption for the resale of the Securities or the Shares under the Securities Act and any State Acts; and

             (viii) The Company may from time to time make stop transfer notations in its transfer records to ensure compliance with the Securities Act and any State Acts.

          6.4 Investment Intent. The Investor is acquiring the Securities and the Shares for the Investor's own account and not on behalf of any person. The Investor is acquiring the Securities and the Shares for investment and not with a view to or for sale in connection with any distribution of the Securities or the Shares or with the intent to divide the Investor's participation with others or resell or otherwise participate in a distribution of the Securities or the Shares, directly or indirectly. Neither the Investor nor anyone acting on the Investor's behalf has or will pay any commission or other remuneration to any person in connection with the purchase of the Securities or the Shares.

     7.  MATTERS RELATING TO THE WARRANTS.  7.1 Mandatory Exercise of
Warrants. All but not less than all of the Warrants must be exercised by the holders thereof at the request of the Company at the then applicable exercise price if and only if (i) the average closing bid price for shares of common stock during the ninety (90) calendar days prior to the date of such exercise exceeds ten dollars ($10) per share, as appropriately adjusted for stock dividends, splits, recapitalizations and any similar occurrence; (ii) the Company has taken all actions necessary to cause all shares of common stock issued upon such exercise to be registered immediately upon issue, whether through registration on a Form S-3 or otherwise, so as to be freely tradable immediately upon their issuance and (iii) the Company simultaneously redeems all outstanding Class A Preferred Stock.

     7.2 Cancellation of Warrants. Warrants in the aggregate amount of 500,000 shares (allocated on a pro-rata basis among the Investors based on the number of shares of Common Stock issuable upon the exercise of the Warrants held by each such Investor) may be canceled by the Company at its election for the following payment to the Investors of the aggregate consideration in immediately available funds set forth below (to be distributed pro-rata to the Investors based upon the number of shares of Common Stock issuable upon the exercise of the Warrants held by each such Investor) in connection with the redemption in a single transaction of all but not less than all of the Class A Preferred Stock during the following time periods following the date of this Agreement:

                                                                AGGREGATE
REDEMPTION WITHIN                                             CONSIDERATION
-----------------                                             -------------
One year following issuance.................................   $     0.00
Two years following issuance................................   $  750,000
Three years following issuance..............................   $1,500,000

     8. BROKERS' FEE. The Company represents and warrants that no liabilities for brokerage commissions, finders' fees and the like have been incurred by the Company in connection with the financing described in this Agreement. The Company hereby agrees to indemnify and hold the Investors harmless against and in respect of any claim for brokerage commissions, finders' fees or the like relating to this Agreement or the transactions contemplated hereby arising out of arrangements made by the Company.


     9. REMEDIES. (a) The Company agrees to indemnify each holder of any Security (including such holder's respective directors, officers, partners, employees and agents) and each person who controls such holder within the meaning of Section 15 of the Securities Act (collectively the "INDEMNITEES" and individually an "INDEMNITEE") to the full extent permitted by law against all claims, losses, damages, expenses and liabilities, including any amount paid in settlement of any action, suit, claim or proceeding and all legal and other expenses reasonably incurred in investigating or defending against the same (other than losses arising solely from a diminution in the value of the Preferred Stock, the Warrants or the Common Stock held by the Indemnitees) ("LOSSES"), arising out of any breach of any representation, warranty, covenant or agreement made by the Company herein.



     (b) In addition, the Company agrees to indemnify each Indemnitee from and against any and all Losses or actions in respect thereof (including in such Indemnitee's capacity, if any, as a director, controlling person or representative of the Company) as a result of or arising out of, or relating to,
(i) the execution, delivery, performance, or enforcement of this Agreement or any other instrument, document or agreement executed by any Indemnitee pursuant to this Agreement; (ii) the solicitation of stockholder approval (including liabilities under the Exchange Act) pursuant to Section 1.6 of this Agreement or periodic reporting by the Company of transactions contemplated by this Agreement under the Exchange Act; or (iii) any transaction financed or to be financed in whole in part, directly or indirectly, with the proceeds of the issuance of the Securities or the Term Loans in the aggregate principal amount of up to $10,000,000 made by the Investors to the Company, except in each such case for Losses arising out of any Indemnitee's gross negligence, willful misconduct or bad faith.



     (c) If the indemnification provided for in Section 9(b) above for any reason is held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any Losses, then the Company, in lieu of indemnifying such Indemnitee thereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable consideration.


     (d) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 9, such person (the "INDEMNIFIED PARTY") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought provided however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 9. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them as expressed by opinion of counsel. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

     (e) In the event indemnification arises hereunder as a result of a third party claim against the indemnified party, no indemnification shall be made pursuant to this Section 9 until such time as the indemnifying party shall have been finally adjudicated (including the exhaustion of all appeals) or otherwise bound to be liable hereunder to such third party; provided, however, that all legal and other expenses reasonably incurred in investigating or defending such claim shall be paid by the indemnifying party at the time incurred by the indemnified party.

     (f) The indemnification and contribution provided for in this Section 9 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitee or any officer, director, employee, agent or controlling person of the Indemnitee.


     (g) Each party hereto acknowledges that the other parties hereto shall not have an adequate remedy in the event that this Agreement is breached and that the non-breaching parties may suffer irreparable damage and injury in such event, and that, in addition to any other available rights and remedies, the non-breaching parties shall be entitled to an injunction restricting the breaching party or parties, as the case may be, from committing or continuing any violation of this Agreement. The indemnification provided for herein is in addition to and not in lieu of any other rights and remedies that the Investors may have in law or equity.


     AMENDMENTS AND WAIVERS. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto or thereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company and the Investors and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived or amended otherwise than by a written instrument signed by the party so waiving or amending such covenant or other provision; provided, however, that except as otherwise provided herein or therein, amendments to this Agreement shall require and shall be effective upon the receipt of the written consent of (a) the Company and (b) the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities at the time outstanding, each future holder of all such Securities, and the Company. Notwithstanding any of the above, the conditions to Closing set forth in Section 2 of this Agreement may only be waived by each Investor itself.

     10. SURVIVAL OF COVENANTS; ASSIGNABILITY OF RIGHTS. (a) All covenants, agreements, representations and warranties of the Company made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished in connection therewith and herewith shall be deemed material and to have been relied upon by the Investors, and, except as provided otherwise in this Agreement, shall survive the delivery of the Securities and shall bind the Company's successors and assigns, whether so expressed or not, and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of each Investor's successors and assigns and to transferees of the Securities, whether so expressed or not.

     (b) The representations and warranties of the Investors made in Section 6 herein shall be deemed material and to have been relied upon by the Company and, except as provided otherwise in this Agreement, shall survive the delivery of the Securities and shall bind each Investor's successors and assigns, whether so expressed or not and, except as provided otherwise in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Company's successors and assigns whether so expressed or not.

     (c) The Investors may transfer the Securities only in compliance with federal and state securities laws.

     GOVERNING LAW. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Georgia.

     SECTION HEADINGS. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

     COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

     11. NOTICES AND DEMANDS. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes three days after being sent by first class mail, postage and charges prepaid, hand delivery, or Federal Express or similar courier service to the following addresses: if to the Company, at its mailing address set out above, or at any other address designated by the Company to the Investors in writing; if to any Investor at its mailing address set forth in Schedule 6, or at any other address (or facsimile number) designated by such Investor to the Company. Any notice given by facsimile pursuant to this Section 11 shall be followed by written notice delivered by Federal Express or similar courier service.

     12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

     13. DEFINITIONS OF TERMS. As used in this Agreement, the following terms shall have the following meanings or the meanings ascribed to them elsewhere in this Agreement:

DEFINITION                                                    SECTION
----------                                                    --------
Agreement...................................................  Preamble
Investors...................................................  Preamble
Company.....................................................  Preamble
Purchased Shares............................................      1.1
Class A Preferred Stock.....................................      1.1
Warrants....................................................      1.1
Common Stock................................................      1.1
Securities..................................................      1.1
PMC.........................................................      1.1
Purchase Price..............................................      1.2
Closing.....................................................      1.3
Closing Date................................................      1.3
Registration Rights Agreement...............................      2.8
Subsidiary..................................................      4.1
Lien........................................................      4.2
Audited Financial Statements................................      4.6
Interim Financial Statements................................      4.6
Financial Statements........................................      4.6
ERISA.......................................................      4.9
Real Property...............................................      4.17
FCC Licenses................................................      4.20
Principal Holder............................................      5.1
Indemnitees.................................................      9
Losses......................................................      9
indemnified party...........................................      9
indemnifying party..........................................      9

     Commission. The term "COMMISSION" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

     Communications Act. The term "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, as amended, or any similar law then in force, and the rules, regulations and policies thereunder.

     Encumbrance. The term "ENCUMBRANCE" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, encroachment, right-of-way, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

     Environmental Law. The term "ENVIRONMENTAL LAW" shall mean any applicable federal, state, or local statutes, rules, regulations, ordinances, and settlement agreements, consent decrees, or orders of any governmental entity relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

     Exchange Act. The term "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     FCC.  The term "FCC" shall mean the Federal Communications Commission.

     Key Employees. The term "KEY EMPLOYEES" shall mean the Chairman, the President, any Vice President and the Treasurer of the Company, or any person who is not an officer of the Company but is in charge of one or more of the following functions: sales, business development or operations.

     Knowledge. The terms "KNOWLEDGE" or similar terms when applied to the Company, means the knowledge of its Key Employees, officers or directors after reasonable inquiry.

     Material Adverse Effect. The term "MATERIAL ADVERSE EFFECT" shall mean any event, occurrence or condition, if the result thereof, either singly or in the aggregate would have a material and adverse effect upon the business, operations, properties, assets, prospects, profitability or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

     Person. The term "PERSON" shall mean any corporation, association, partnership, joint venture, organization, business or individual.

     Regulated Material. The term "REGULATED MATERIAL" shall mean any toxic or polluting substance or waste, any pollutant or contaminate, any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including, without limitation, polychlorinated biphenyls, petroleum, petroleum-related material, crude oil or any fraction thereof.

     Securities Act. The term "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.


     14. EXPENSES. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. The Company shall reimburse the Investors for the legal fees, expenses, and disbursements, of special counsel for the Investors incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the preparation and delivery of any amendments, waivers or consents in connection with this Agreement or the transactions contemplated hereby.


     15. ENTIRE AGREEMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with respect to the subjects hereof and thereof, including without limitation the Term Sheet dated April 9, 1997 among the Company and the Investors.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


Preferred Networks, Inc.                        PNC Capital Corp.

By: /s/ MICHAEL J. SANER                        By: /s/ DAVID HILLMAN
    ----------------------------------------    ----------------------------------------

Name: Michael J. Saner                          Name: David Hillman
       -------------------------------------    -------------------------------------

Centennial Fund IV, L.P.                        Fleet Equity Partners, VI, L.P.
By: Centennial Holdings V, L.P.                 By: Fleet Growth Resources, Inc.
Its: General Partner                            Its: Corporate General Partner

By: /s/ JEFFREY H. SCHUTZ                       By: /s/ ROBERT M. VAN DEGNA
    ----------------------------------------    ----------------------------------------

Name: Jeffrey H. Schutz                         Name: Robert M. Van Degna
       -------------------------------------    -------------------------------------

Saugatuck Capital III                           Primus Venture Fund III

By: /s/ RICHARD CAMPBELL                        By: /s/ KEVIN MCGINTY
    ----------------------------------------    ----------------------------------------

Name: Richard Campbell                          Name: Kevin McGinty
       -------------------------------------    -------------------------------------

Fleet Venture Resources, Inc.                   Chisolm Partners II, L.P.
                                                By: Silverado II, L.P.
                                                Its: General Partner
                                                By: Silverado II Corp.
                                                Its: General Partner

By: /s/ ROBERT M. VAN DEGNA                     By: /s/ ROBERT M. VAN DEGNA
    ----------------------------------------    ----------------------------------------

Name: Robert M. Van Degna                       Name: Robert M. Van Degna
       -------------------------------------    -------------------------------------

                                   SCHEDULES


4.1   --   Subsidiaries
4.2   --   Validity and Enforcement
4.3   --   Capitalization
4.4   --   Governmental and Other Consents
4.6   --   Financial Statements
4.7   --   Taxes
4.8   --   Litigation
4.9   --   ERISA
4.10  --   No Violations
4.13  --   Transactions with Affiliates
4.15  --   Material Contracts
4.16  --   Title to Assets
4.18  --   Environmental
5.11  --   Permitted Redemptions
6     --   Information Regarding Investors



     [The Schedules to this Agreement have not been included with the Proxy Statement but will be provided by the Company to any requesting stockholder.]


                                    EXHIBITS

Exhibit A  --   Schedule of Investors
Exhibit B  --   Form of Warrant
Exhibit C  --   Certificate of Amendment
Exhibit D  --   Certificate of Incorporation
Exhibit E  --   Amendment to Registration Rights Agreement

                                   EXHIBIT A


                                                           AGGREGATE
                                                         PURCHASE PRICE    PURCHASED
INVESTORS                                                FOR SECURITIES     SHARES       WARRANTS
---------                                                --------------    ---------    ----------
Centennial Fund IV.....................................    4,700,000       3,133,333     3,603,333
Fleet Venture Resources................................    3,507,000       2,338,000     2,688,700
Fleet Equity Partners..................................    1,503,000       1,002,000     1,152,300
Chisolm Partners II, L.P. .............................       90,000          60,000        69,000
PNC Capital Corp.......................................    1,700,000       1,133,333     1,303,333
Saugatuck Capital III..................................    1,800,000       1,200,000     1,380,000
Primus Venture Fund III................................    1,700,000       1,133,333     1,303,333

                                   EXHIBIT B


                            PREFERRED NETWORKS, INC.

                         COMMON STOCK PURCHASE WARRANT

Date of Issuance:                                        Certificate No. W-


     FOR VALUE RECEIVED, Preferred Networks, Inc., a Georgia corporation (the
"Company"), hereby grants to           or its registered assigns (the
"REGISTERED HOLDER") the right to purchase from the Company during the Exercise Period (as defined below) a number of shares of the Company's Warrant Stock
equal to        shares of Warrant Stock at a price per share of $1.50 (as
adjusted from time to time hereunder, the "Exercise Price"). This Warrant is one of several warrants (collectively, the "WARRANTS") issued by the Company to certain investors pursuant to the Class A Redeemable Preferred Stock Purchase Agreement, dated as of May 21, 1997 (the "PURCHASE AGREEMENT"). Certain capitalized terms used herein are defined in Section 7 hereof. The amount and kind of securities obtainable pursuant to the rights granted hereunder and the Exercise Price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.


     For income tax purposes, the value of this Warrant on the date hereof is
$          .

     This Warrant is subject to the following provisions:

     1. EXERCISE OF WARRANT. 1.1 Exercise Period. The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Warrant Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of issuance of this Warrant to and including the fifth anniversary of the Date of Issuance of this Warrant (the "Exercise Period"). The Company shall give the Registered Holder written notice of the expiration of the rights hereunder at least 30 days but not more than 90 days prior to the end of the Exercise Period.

     1.2 Exercise Procedure. (i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the "Exercise Time"):

          (a) a completed Exercise Agreement, as described in paragraph 1.3 below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "PURCHASER");

          (b) this Warrant;

          (c) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in
     Section 9 hereof; and

          (d) either (1) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Warrant Stock being purchased upon such exercise (the "AGGREGATE EXERCISE PRICE"), (2) the surrender to the Company of debt or equity securities of the Company having a Market Price equal to the Aggregate Exercise Price of the Warrant Stock being purchased upon such exercise (provided that for purposes of this subparagraph, the Market Price of any note or other debt security or any preferred stock, unless it is publicly traded, shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon) or (3) a written notice to the Company that the Purchaser is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of shares of Warrant Stock issuable upon such exercise of the Warrant which, when multiplied by the Market Price of the Warrant Stock, is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).

     (ii) Certificates for shares of Warrant Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five business days after the date of the Exercise Time. Unless this

Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

     (iii) The Warrant Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser (except for purposes of determining the acquisition date of the Warrant Stock for purposes of Rule 144) at the time of issuance, and the Purchaser shall be deemed for all purposes to have become the record holder of such Warrant Stock at the Exercise Time.

     (iv) The issuance of certificates for shares of Warrant Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Warrant Stock. Each share of Warrant Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

     (v) The Company shall not close its books against the transfer of this Warrant or of any share of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

     (vi) The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this warrant (including, without limitation, making any filings required to be made by the Company).

     (vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of the Company, in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

     (viii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Warrant Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Warrant Stock issuable upon the exercise of all outstanding Warrants. All shares of Warrant Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Warrant Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Warrant Stock may be listed (except for official notice of issuance, which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Warrant Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

     (ix) Any certificate for shares of Common Stock issued upon the exercise of this Warrant shall contain a legend in substantially the form of the legend set forth on the first page of this Warrant.

     1.3 Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that if the shares of Warrant Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Warrant Stock are to be issued, and if the number of shares of Warrant Stock to be issued does not include all the shares of Warrant Stock purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

     1.4 Fractional Shares. If a fractional share of Warrant Stock would, but for the provisions of paragraph 1.1, be issuable upon exercise of the rights represented by this Warrant, the Company shall, within five business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between the Market Price of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

     2. ADJUSTMENT OF EXERCISE PRICE. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2.

     2.1 Adjustment of Exercise Price upon Issuance of Common Stock. (i) If and whenever after the date of this Warrant, the Company issues or sells in a private placement (including in connection with any acquisition of any interest in, or any entry into a joint venture with, any business or company), or in accordance with paragraph 2.2 is deemed to have issued or sold, any share of Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to such time, then immediately upon such issue or sale or deemed issue or sale, the Exercise Price shall be reduced to the lowest price paid by the purchaser per share at which such share of Common Stock has been issued or sold or is deemed to have been issued or sold. Notwithstanding the foregoing, if the Company inadvertently issues or sells, or is deemed to have issued or sold, any share of Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to such time, the Exercise Price shall not be reduced if the Company is able to rescind or appropriately modify the transaction within a reasonable time after it became aware of the reduction in the Exercise Price that would otherwise occur.

     (ii) Notwithstanding the foregoing and Section 2.2, there shall be no adjustment to the Exercise Price or the number of shares of Warrant Stock obtainable upon exercise of this Warrant with respect to (i) issuance of Common Stock by the Company to co-channel licensees in lieu of cash owed, not to exceed 350,000 shares of Common Stock in the aggregate, (ii) issuance of up to 675,994 shares of Common Stock pursuant to options granted by the Company prior to 1996 to purchase common stock at various prices between $.97 and $1.50, or (iii) stock issued by the Company to the seller of stock or assets in an arms length transaction consummated in accordance with the terms of Section 5.11 of the Purchase Agreement.

     2.2 Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under paragraph 2.1, the following shall be applicable:

          (i) Issuance of Rights or Options. If the Company in any manner grants or sells any Options and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of such Option, is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at such time for such price per share. For purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amounts of consideration (if any) paid or payable by the option holder with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of the Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

          (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Exercise Price in effect immediately prior to the time of such issue or sale, then such share or shares of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at such time for such price per share. For the purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amounts of consideration (if any) paid or payable by the holder of the Convertible Security with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this Section 2 no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

          (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted immediately to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this paragraph 2.2, if the terms of any Option or Convertible Security which was outstanding as of the Date of Issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Exercise Price to be increased to an amount in excess of the Exercise Price in effect immediately upon the issuance of this Warrant.

          (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect shall be adjusted immediately to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Exercise Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Warrants. For purposes of this paragraph 2.2, the expiration or termination of any Option or Convertible Security which was outstanding as of the Date of Issuance of this Warrant shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Date of Issuance of this Warrant.

          (v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount paid by the holder to the Company for such security (including discounts, commissions and related expenses paid to independent third parties). In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash (including in connection with acquisitions), the amount of the consideration other than cash paid by the holder shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the nonsurviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities shall be determined jointly by the Company and the Registered Holders of Warrants representing a majority of the shares of Warrant Stock obtainable upon exercise of such Warrants. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the shares of Warrant Stock obtainable upon exercise of such Warrants. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

          (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued for a consideration of $.01.

          (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          (viii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     2.3. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Warrant Stock obtainable upon exercise of this Warrant shall be proportionately decreased.

     2.4. Reorganization, Reclassification, Consolidation, Merger or
Sale. Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Warrant Stock obtainable upon exercise of all Warrants then outstanding) to ensure that each of the Registered Holders of the Warrants shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the shares of Warrant Stock immediately theretofore acquirable and receivable upon the exercise of such holder's Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Warrant Stock immediately theretofore acquirable and receivable upon exercise of such holder's Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Warrant Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holders' rights and interests to ensure that the provisions of this Section 2 and Sections 5 and 6 hereof shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Warrant Stock acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of Warrants representing a majority of the Warrant Stock obtainable upon exercise of all of the Warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     2.5. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make an appropriate adjustment in the Exercise Price and the number of shares of Warrant Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrants; provided that no such adjustment shall increase the Exercise Price or decrease the number of shares of Warrant Stock obtainable as otherwise determined pursuant to this Section 2.

     2.6. Notices. (i) Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

     (ii) The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock,
(B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

     (iii) The Company shall also give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.


     3. REDUCTION OF NUMBER OF SHARES OF WARRANT STOCK. The number of shares of Warrant Stock obtainable upon exercise of this Warrant are subject to reduction on or before the third anniversary of this Warrant in accordance with the provisions of Section 7.2 and (in the case of Fleet Venture Resources, Inc. or an affiliate thereof) Section 1.4 of the Purchase Agreement.


     4. MANDATORY EXERCISE OF WARRANT. Upon the occurrence of certain events, the holder hereof may be required to exercise its right to purchase all but not less than all of the shares of Common Stock obtainable upon exercise of this Warrant in accordance with the provisions of Section 7.1 of the Purchase Agreement.

     5. DIVIDENDS. If the Company declares or pays a Dividend, then the Company shall set aside such Dividend for payment upon exercise of this Warrant to the Registered Holder of this Warrant the Dividend which would have been paid to such Registered Holder on the Warrant Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

     6. PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Purchase Rights, then the Registered Holder of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Warrant Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     7.  DEFINITIONS.  The following terms have meanings set forth below:

          "Common Stock" means the Company's Common Stock, no par value, and except for purposes of the shares obtainable upon exercise of this Warrant, any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

          "Convertible Securities" means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

          "Dividend" means any dividend or other distribution upon the Common Stock except for a stock dividend payable in shares of Common Stock.

          "Market Price" means, as to any security, the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term "business days" as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the Registered Holders of Warrants representing a majority of the Warrant Stock purchasable upon exercise of all the Warrants then outstanding; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the Warrant Stock purchasable upon exercise of all the Warrants then outstanding. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

          "Options" means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.

          "Organic Change" means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

          "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

          "Purchase Rights" means any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock.

          "Warrant Stock" means shares of the Company's Common Stock; provided that if there is a change such that the securities issuable upon exercise of the Warrant are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term "Warrant Stock" shall mean one share of the security issuable upon exercise of the Warrant if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

     Other capitalized terms used in this Warrant but not defined herein shall have the meanings set forth in the Purchase Agreement.

     8. NO VOTING RIGHTS; LIMITATIONS OF LIABILITY. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

     9. WARRANT TRANSFERABLE. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

     10. WARRANT EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the "Date of Issuance" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrants."

     11. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor with capital and surplus in excess of three times the value of the Common Stock which can be purchased upon exercise of this Warrant, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     12. NOTICES. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder's address as it appears in the records of the Company (unless otherwise indicated by any such holder).

     13. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of Warrants representing at least 66 2/3% of the shares of Warrant Stock obtainable upon exercise of the Warrants; provided that no such action may change the Exercise Price of the Warrants or the number of shares or class of stock obtainable upon exercise of each Warrant without the written consent of the Registered Holders of Warrants representing at least 85% of the shares of Warrant Stock obtainable upon exercise of the Warrants.

     14. DESCRIPTIVE HEADINGS; GOVERNING LAW. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. All issues and questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

     IN WITNESS Whereof, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

                                          PREFERRED NETWORKS, INC.

                                          By
                                          --------------------------------------

                                          Its
                                          --------------------------------------

[Corporate Seal]

Attest:

--------------------------------------

Title:
--------------------------------------

                                   EXHIBIT I

                               EXERCISE AGREEMENT

To:                                                  Dated:

     The undersigned, pursuant to the provisions set forth in the attached
Warrant (Certificate No. W-     ), hereby agrees to subscribe for the purchase
of           shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

     Payment shall be made by (check one of the following):

     [ ]  1. Delivery of $          transmitted hereby by check.

     [ ]  2. Delivery of stock certificate no(s)           and surrender of
                       shares of the Company's           stock evidenced thereby
             having a Market Price on the date hereof of $           (computed
             in accordance with the definition of Market Price set forth in
             Section 7 of the Warrant)(i.e. a "cashless" exercise).

     [ ]  3. Delivery of the Company's           Note in the aggregate principal
             amount of $          and surrender of $          in principal
             amount thereof, plus accrued and unpaid interest in the amount of
             $          having a Market Price on the date hereof of $
             (computed in accordance with the definition of Market Price set forth in Section 7 of the Warrant)(i.e. a "cashless" exercise).

     [ ]  4. Surrender of           shares of Warrant Stock, exerciseable under
             Warrant No.           , having a Market Price on the date hereof of
             $          (computed in accordance with the definition of Market
             Price set forth in Section 7 of the Warrant)(i.e., a net issuance exercise).

                                          --------------------------------------
                                                        Signature

                                          --------------------------------------
                                                         Address

                                   EXHIBIT II

                                   ASSIGNMENT

     FOR VALUE RECEIVED,                               hereby sells, assigns and
transfers all of the rights of the undersigned under the attached Warrant
(Certificate No. W-     ) with respect to the number of shares of the Common
Stock covered thereby set forth below, unto:

                                                                                          NO. OF
NAMES OF ASSIGNEE                                         ADDRESS                         SHARES
-----------------                                         -------                         ------


                                          --------------------------------------
                                                        Signature

                                          --------------------------------------

                                          --------------------------------------
                                                         Witness

                                   EXHIBIT C



                 [TO BE INSERTED INTO CERTIFICATE OF AMENDMENT]



     The Board of Directors of the Corporation hereby authorizes the issuance of 13,500,000 shares of Preferred Stock, designated Class A Redeemable Preferred Stock (the "Preferred Stock") which shall have the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations:



     1. DIVIDENDS. The holders of the Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends of the rate per annum of fifteen cents ($.15) per share (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, beginning on the date of issuance of the Preferred Stock whether or not declared, and shall be cumulative. The Corporation may, at the election of the Directors, declare and pay such Accruing Dividends at any time, but shall not be obligated to declare or pay Accruing Dividends except as set forth in Section 2 and 4 herein.



     2. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to shareholders shall be paid out, prior to and in preference over any payment in respect of the shares of Common Stock then outstanding, as follows: (i) the holders of Preferred Stock shall be entitled to be paid one dollar and fifty cents ($1.50) per share plus all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends, if any, declared but unpaid thereon, computed to the date payment thereof is made available, such amount payable with respect to all shares of Preferred Stock being sometimes referred to as the "Liquidation Preference Payments." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the Preferred Stock shall be insufficient to permit payment in full to the holders of Preferred Stock of the Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, immediately after the holders of Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where the Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction) and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2.



     3. VOTING. 3.1 Voting. Each holder of outstanding shares of Preferred Stock shall be entitled to one vote with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration and shall be entitled to notice of any shareholder meetings in accordance with the Corporation's bylaws. Except as provided by law, by the provisions of Subsections 3.2 and 3.3 below or by the provisions establishing any other series of Preferred Stock, holders of Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.



     3.2 Directors. The holders of the Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation.

     3.3 Restrictive Provisions. Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock remain outstanding, the Corporation shall not without the vote of or written consent by the holders of at least two thirds of the then outstanding shares of Preferred Stock voting as a class:



          (a) take any action that amends, alters or repeals the preferences, special rights or other powers of the Preferred Stock, so as to affect adversely the Preferred Stock (including, without limiting the generality of the foregoing, the authorization, creation or issuance of any shares of capital stock or other securities (other than Common Stock) with preference or priority equal or superior to the Preferred Stock or on a parity with the Preferred Stock in any regard, including, without limitation, redemption rights and the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation) or increases the authorized number of shares of Preferred Stock;



          (b) redeem, purchase or otherwise acquire for consideration any shares of its capital stock (or rights, options or warrants to purchase such shares), other than the Securities as defined in the Class A Redeemable Preferred Stock Purchase Agreement dated as of May 21, 1997 entered into between the Corporation and the Investors set forth therein;



          (c) approve any material change in the line of business of the Corporation or any Subsidiary;



          (d) enter into any merger, consolidation or amalgamation, or any recapitilization, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its business, assets or property;



          (e) amend its Articles of Incorporation or Bylaws, if such amendment would change any material rights, preferences, privileges or limitations provided to the holders of Preferred Stock therein or the size of the Board of Directors or the procedures for meetings of the Board of Directors and shareholders, including without limitation, notice and quorum requirements;



          (f) enter into any acquisition or series of related acquisitions involving an aggregate transaction value equal to or greater than $5,000,000; or



          (g) increase its indebtedness for borrowed money in one or more transactions, whether or not related, in an aggregate amount of $5,000,000 in excess of the amount of the Corporation's existing indebtedness and availability under existing credit facilities immediately preceding the date of initial issuance of the Preferred Stock (for the purposes of determining such indebtedness of the Corporation, there shall not be counted the Term Notes in the aggregate principal amount equal to $10,000,000 issued by the Corporation to the Investors in April and May
     1997).



     4. REDEMPTION. 4.1. Voluntary Redemption. All but not less than all of the Preferred Stock may be redeemed at any time at the option of the Corporation at a price equal to the original purchase price plus all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends, if any, declared but unpaid thereon.



     4.2 Mandatory Redemption.  On             , 2002 [THE FIFTH ANNIVERSARY OF
THE FIRST CLOSING] (the "Redemption Date") each holder of Preferred Stock shall be entitled to require the Corporation to redeem all outstanding shares of Preferred Stock held by such holder at a price equal to the original purchase price plus all Accruing Dividends unpaid thereon (whether or not declared) and any other dividends, if any, declared but unpaid thereon (the "Redemption Price").



     4.3 Redemption Mechanics. At least 60 days prior to the Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation to each holder of Preferred Stock by delivery in person of the Redemption Date. At any time on or prior to 5 days before the Redemption Date, written notice shall be given to the Corporation by each holder of Preferred Stock who desires to require the Corporation to redeem shares of Preferred Stock notifying the Corporation of such redemption and specifying the number of shares of Preferred Stock to be redeemed from such holder. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of Preferred Stock electing to require the Corporation to redeem the Preferred Stock held by each of them (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of the Preferred Stock on the Redemption Date are insufficient to redeem the total number of Preferred Stock electing to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The Preferred Stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above. No other capital stock of any class or series shall be redeemed on or after the Redemption Date until all shares of Preferred Stock required to be redeemed as of such date have been redeemed.



     4.4. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Preferred Stock redeemed pursuant to this Section 4.4 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of shares of authorized Preferred Stock.



     4.5. Failure to Redeem. If the Corporation fails, for any reason or for no reason, to redeem on the Redemption Date any of the then outstanding Preferred Stock elected by the holders thereof to be redeemed in accordance with the terms and conditions of this Section 4, interest at a rate of 12% per annum shall accrue on the Redemption Price and shall be due and payable on the first day of each month until such redemption has been made in full; provided, that if such redemption has not been made in full on or before the first anniversary of the Redemption Date, then upon the written request of the holders of two-thirds of the then outstanding Preferred Stock the Corporation shall take all actions necessary to submit a proposal to sell capital stock or assets of the Corporation sufficient to enable the Corporation to pay the Redemption Price in full for stockholder approval including, without limitation, the engagement of an investment banking firm reasonably acceptable to the holders of two-thirds of the then outstanding Preferred Stock.



     4.6. Failure to Surrender. Should any holder of Preferred Stock redeemed pursuant to this Section 4 fail to surrender the certificate or certificates representing the shares to be redeemed, the Corporation may transfer the money distributable upon the redemption to a trustee for such holder in accordance with and with the effect set forth in Section 14-2-641(b) of the Georgia Business Corporation Code, or any successor provision.

                                   EXHIBIT D



                          CERTIFICATE OF INCORPORATION



     [THE TEXT OF EXHIBIT D TO THE CLASS A REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT APPEARS AS EXHIBIT D TO THE ACCOMPANYING PROXY STATEMENT]

                                   EXHIBIT E


                                  AMENDMENT TO
                         REGISTRATION RIGHTS AGREEMENT

     This Amendment to Registration Rights Agreement (this "Amendment") is dated
as of             , 1997, by and among Preferred Networks, Inc., a Delaware
Corporation (the "Company") and each of the Persons listed as a Stockholder on the signature pages to this Amendment (referred to herein collectively as the Stockholders).

     The Company and the Stockholders have entered into a Registration Rights Agreement dated as of June 21, 1995 (the "Registration Rights Agreement"). Subsequent to entering into the Registration Rights Agreement, the Company and the Shareholders consented to certain actions by the Company and waived compliance with certain provisions of the Registration Rights Agreement pursuant to that certain Consent and Waiver Agreement dated as of September 12, 1996 and that certain Second Waiver and Consent Agreement, dated as of November 12, 1996.

     The Company and the persons defined as Primary Holders pursuant to the Registration Rights Agreement are parties to a Class A Redeemable Preferred Stock Purchase Agreement (the "1997 Purchase Agreement").


     It is a condition to a Closing under the 1997 Purchase Agreement that the Registration Rights Agreement be amended as set forth herein.


     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties herein and in the Registration Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Defined Terms. Defined Terms. Capitalized terms not defined in this Amendment are used as defined in the Registration Rights Agreement.

          2. Definition of "Primary Holders." The definition of "Primary Holders" set forth in the first paragraph of the preamble to the Registration Rights Agreement is hereby expanded to include all persons purchasing stock and warrants pursuant to Sections 1.3 and Section 1.4 of the 1997 Purchase Agreement.

          3. Section 1(g). Section 1(g) of the Registration Rights Agreement is hereby amended to read in full as follows:


             All rights to Demand Registrations under this paragraph 1 as to the Secondary Holders, shall terminate upon the later to occur of (i) three years following the consummation of a Qualified Public Offering (as defined in the Purchase Agreement) and (ii) as to a particular holder, the date on which all the Registrable Securities held by such holder may be transferred pursuant to Rule 144 under the Securities Act (or any similar rule then in force) within a period of six months.


          4. Section 7(f). Section 7(f) of the Registration Rights Agreement is hereby amended to read in full as follows:

             "Warrants" mean the contingent stock purchase warrants issued to the Primary Holders pursuant to the Purchase Agreement and the stock purchase warrants issued to the Primary Holders pursuant to Sections 1.3 and 1.4 of the 1997 Purchase Agreement.

          5. No Other Effect. Except as specifically set forth in this Amendment, the Registration Rights Agreement shall remain in full force and effect.


          6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and each of which shall constitute on and the same amendment. Any party may deliver an executed copy of this Amendment by facsimile transmission to the other parties and such delivery shall have the same force and effect as delivery of a manually signed copy of this Amendment.

                                                                       EXHIBIT B

                            PREFERRED NETWORKS, INC.

                             1995 STOCK OPTION PLAN
                                  (AS AMENDED)

1.  PURPOSE

     This PREFERRED NETWORKS, INC. 1995 STOCK OPTION PLAN (the or this "Plan"), as amended, provides for the grant of Stock Options and stock appreciation rights ("SARs") to employees and consultants of Preferred Networks, Inc., a Delaware corporation (the "Company"), and its present and future subsidiaries (a "Subsidiary"), as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to advance the interests of the Company and its subsidiaries through the motivation, attraction and retention of key personnel and consultants.

2.  INCENTIVE STOCK OPTIONS AND NON-QUALIFIED STOCK OPTIONS

     The Stock Options granted under the Plan may be either Incentive Stock Options ("ISOs") which are intended to be "Incentive Stock Options" as that term is defined in Section 422 of the Code; or non-qualified stock options ("NSOs") which are intended to be options that do not qualify as "Incentive Stock Options" under Section 422 of the Code.

     All Stock Options shall be ISOs unless the Option Agreement clearly designates the Stock Options granted thereunder, or a specified portion thereof, as NSOs. Subject to the other provisions of the Plan, a Participant may receive ISOs and NSOs at the same time, provided that the ISOs and NSOs are clearly designated as such, and the exercise of one does not affect the exercise of the other.

     Except as otherwise expressly provided herein, all of the provisions and requirements of the Plan relating to Stock Options shall apply to ISOs and NSOs. As used herein "Stock Incentives" refers to ISOs, NSOs and SARs.

3.  ADMINISTRATION

     The Plan shall be administered by the Board of Directors of the Company or a committee (the "Committee") of two or more members of the Board of Directors. As used herein, any reference to the Committee shall be deemed to refer to either the Board or the Committee, whichever is appropriate. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and any Stock Incentives granted thereunder, and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of the Code or in order that Stock Options that are intended to be ISOs will be classified as ISOs under the Code, or in order to conform to any regulation or to any law or change in any law or regulation applicable thereto.

     All actions taken and all determinations and interpretations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

4.  CERTAIN DEFINITIONS

     4.1 "Common Stock." Common Stock means authorized but unissued or reacquired Common Stock of the Company.

     4.2 "Corporate Transaction." "Corporate Transaction" shall mean one or more of the following transactions, unless persons who were holders of securities issued by the Company which are outstanding immediately prior to such transaction are (based on such holdings of securities of the Company) holders of more than 50% of the outstanding voting common stock of the surviving or acquiring entity (or equivalent equity interest if the entity is not a corporation): (i) a merger or consolidation; (ii) a share exchange (with or without a stockholder vote) in which 95% or more of the outstanding capital stock of the Company is exchanged for capital stock of another corporation; or
(iii) the sale, transfer or other disposition of all or substantially all of the Company's assets. In determining whether more than 50% of the voting common stock is so held: (i) convertible preferred stock shall be calculated on an "as converted" basis; (ii) convertible debt shall be calculated on an "as exchanged" basis; and (iii) warrants, options and other purchase rights shall not be counted for any purpose.

     4.3 "Employee." An Employee is an employee of the Company or any Subsidiary.

     4.4 "Fair Market Value." If the Common Stock is traded on the Nasdaq National Market, the Fair Market Value of a share of Common Stock on any date shall be the closing price, as quoted on the Nasdaq National Market for the date in question, or, if the Common Stock is listed on a national stock exchange, the closing price on such exchange on the date in question. If the Common Stock is not traded on the Nasdaq National Market or on such an exchange, the Fair Market Value of a share of Common Stock on any date, or the method for determining such value, shall be determined in good faith by the Committee.

     4.5 "Participant." A Participant is an Employee or consultant of the Company or any Subsidiary to whom a Stock Incentive is granted.

     4.6 "Stock Option." A Stock Option is the right granted under the Plan to an Employee or consultant to purchase, at such time or times and at such price or prices (the "Option Price") as are determined by the Committee, the number of shares of Common Stock determined by the Committee.

5.  ELIGIBILITY AND PARTICIPATION

     Grants of ISOs, NSOs and SARs may be made to Employees of the Company or any Subsidiary. Grants of NSOs and SARs may be made to consultants to the Company or any Subsidiary. The Committee shall from time to time determine the Participants to whom Stock Incentives shall be granted, the number of shares of Common Stock subject to each Stock Incentive and the terms and provisions of all Stock Incentives, all as provided in this Plan.

6.  TERMS OF STOCK OPTIONS

     6.1 Maximum Number. The maximum aggregate number of shares of Common Stock that may be issued pursuant to Stock Incentives shall be 2,374,450 shares. If a Stock Option or SAR expires or terminates for any reason without being exercised in full, the unpurchased shares of Common Stock subject to such Stock Option or the shares to which the SAR is not exercised shall again be available for purposes of the Plan. To the extent that the aggregate Fair Market Value (determined as of the time the ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year under all plans of the Company and its parent and Subsidiaries exceeds $100,000, such options shall be treated as options which are not ISOs. During any calendar year, no employee or consultant shall be granted any Stock Incentives that relate to more than 50,000 shares of Common Stock.

     6.2 Price. The Option Price per share of any ISO shall be not less than the Fair Market Value of a share of Common Stock on the date on which the Stock Option is granted. With respect to each grant of a NSO, the Option Price per share shall not be less than 50% of the fair market value of a share of Common Stock on the date on which the Stock Option is granted. If an ISO is granted to an Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or Subsidiary of the Company, the Option Price per share of such ISO shall be at least 110% of the Fair Market Value of the Common Stock subject to the ISO at the time such ISO is granted, and such ISO shall not be exercisable after five years after the date on which it was granted. Each Stock Option shall be evidenced by a written agreement (an "Option Agreement") containing such terms and provisions as the Committee may determine, subject to the provisions of the Plan.

     6.3 Time of Exercise. Subject to the provisions of the Plan, the Committee, in its discretion, shall determine the time when a Stock Incentive, or a portion of a Stock Incentive, shall become exercisable, and the time when a Stock Incentive, or a portion of a Stock Incentive, shall expire. Each Stock Option granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, including, without limitation, the surrender of another Stock Option or stock award, and in such amounts, as the Committee shall specify in the particular Option Agreement, except that no Stock Option when initially granted shall provide that it may be exercisable to any extent within the first six months following the date of grant. Notwithstanding the foregoing, subsequent to the grant of a Stock Option, the Committee, at any time before complete termination of such Stock Option, may accelerate the time or times at which such Stock Option may be exercised in whole or in part. The Company may also require as a condition of exercise that the Participant will agree, if requested by the Company in connection with a public offering of the Company's securities, to adhere to lock-up arrangements between the Company and an underwriter involved in such public offering.

     6.4 Term. A Stock Option shall have such term as the Committee shall determine, except that no ISO shall be exercisable after the expiration of ten years from the date such Stock Option is granted or five years if required by section 422 of the Code or any successor provision.

     6.5 Payment. Payment for all shares purchased pursuant to exercise of a Stock Option shall be made in cash or, if the Option Agreement so provides, by delivery of Common Stock of the Company valued at its Fair Market Value on the date of delivery. Subject to the provisions of section 6.7, such payment shall be made at the time that the Stock Option or any part thereof is exercised, and no shares of Common Stock shall be issued or delivered until full payment therefor has been made.

     6.6 Withholding. Whenever the Company is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If a Participant surrenders shares of Common Stock acquired pursuant to the exercise of an ISO in payment of the option price of a Stock Option and such surrender constitutes a disqualifying disposition for purposes of obtaining ISO treatment under the Code, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements. A recipient may elect with respect to any Stock Option (other than an ISO) or SAR which is paid in whole or part in stock to surrender or authorize the Company to withhold shares of Common Stock (valued at their fair market value on the date of surrender or withholding of such shares) in satisfaction of all such withholding requirements in accordance with any rules established by the Committee, including such rules required to satisfy Section 16 of the Securities Exchange Act of 1934 (the "Act"), or any successor provision.

     6.7 Special Procedure for Certain Credit Assisted Transactions. To the extent not inconsistent with the other terms and conditions of the particular Option Agreement or any other agreement between the Participant and the Company and to the extent not inconsistent with the provisions of section 422 of the Code or any successor provision or the provisions of Rule 16b-3 or any successor rule, if applicable, any Participant desiring to obtain credit from a broker, dealer or other "creditor" as defined in Regulation T issued by the Board of Governors of the Federal Reserve System (provided such broker, dealer or creditor has been approved by the Committee) to assist in exercising a Stock Option may deliver to such creditor a written exercise notice executed by such holder with respect to such Stock Option, together with written instructions to the Company to deliver the Common Stock issued upon such exercise of the Stock Option to the creditor for deposit into an account designated by the Participant. Upon receipt of such exercise notice and instructions in a form acceptable to the Company, the Company shall confirm to the creditor that it will deliver to the creditor on behalf of the Participant the Common Stock issued upon such exercise of the Stock Option and covered by such instructions promptly following receipt of the exercise price from the creditor. To the extent not inconsistent with the provisions of section 422 of the Code or any successor provision or the provisions of Rule 16b-3 or any successor rule, if applicable, upon written request, the Company may in its discretion, but shall not be obligated to, deliver to the creditor on behalf of the Participant shares of Common Stock resulting from such a credit assisted exercise prior to receipt of the exercise price for such shares if the creditor has delivered to the Company, in addition to the other documents contemplated by this section 6.7, the creditor's written agreement to pay the Company such exercise price in cash within three days after delivery of such shares. The credit assistance contemplated by this section 6.7 may include a margin loan by the creditor secured by the Common Stock purchased upon exercise of a Stock Option or an immediate sale of some or all of such Common Stock by the creditor to obtain or recover the exercise price which the creditor has committed to pay to the Company on behalf of the Participant.

     6.8 Termination of Employment or Death. Upon any termination of employment of the Participant for any reason other than death or disability, except as otherwise provided in the particular Option Agreement, and except as otherwise provided in section 16(a) with respect to termination for cause, any Stock Option held at the date of such employment termination may, to the extent exercisable, be exercised within three months after the date of such employment termination. Upon any termination of employment of the Participant by reason of disability, within the meaning of section 22(e)(3) of the Code or any successor provision, except as otherwise provided in the particular Option Agreement, any Stock Option held at the date of such employment termination may, to the extent exercisable, be exercised within twelve months after the date of such employment termination. If the Participant dies, except as otherwise provided in the particular Option Agreement, any Stock Option held at the date of death may, to the extent exercisable, be exercised by a legatee or legatees of the Participant under the Participant's last will, or by the Participant's personal representatives or distributees, within twelve months after the Participant's death. This section 6.8 shall not extend the term of the Stock Option specified pursuant to section 6.4. For purposes of this section 6.8, employment of a Participant shall not be deemed terminated so long as the Participant is employed by the Company, by a Subsidiary or by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Stock Option of the Participant in a transaction to which section 424(a) of the Code or any successor provision is applicable. For purposes of this section 6.8, the extent to which a Stock Option is exercisable shall be determined as of the date of termination of employment. This section 6.8 shall not apply to a consultant unless, and only to the extent, determined by the Committee and specified in the particular Option Agreement.

     6.9 Changes in Capitalization; Merger; Liquidation. The number of shares of Common Stock as to which Stock Options and SARs may be granted, the number of shares covered by each outstanding Stock Option and SAR, and the price per share of each outstanding Stock Option or used in determining the amount payable upon exercise of each outstanding SAR shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation (other than as a subsidiary of another corporation), recapitalization, reclassification of shares or similar reorganization, the holder of each outstanding Stock Option shall be entitled to purchase, at the same times and upon the same terms and conditions as are then provided in the Stock Option, the number and class of shares of stock or other securities to which a holder of the number of shares of Common Stock subject to the Stock Option at the time of such transaction would have been entitled to receive as a result of such transaction, and a corresponding adjustment shall be made in connection with determining the value of each outstanding SAR. In the event of any such changes in capitalization of the Company, the Committee may make such additional adjustments in the number and class of shares of Common Stock or other securities with respect to which outstanding Stock Options and SARs are exercisable and with respect to which future Stock Incentives may be granted as the Committee in its sole discretion shall deem equitable or appropriate, subject to the provisions of section 16 hereof, to prevent dilution or enlargement of rights. Any adjustment pursuant to this section 6.9 may provide, in the Committee's discretion, for the elimination of any fractional shares that might otherwise become subject to any Stock Incentive without payment therefor. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the stock or all or substantially all of the assets of the Company, a direct or indirect merger or consolidation in which the Company is not the surviving corporation or survives only as a subsidiary of another corporation, or any other transaction having a similar result or effect, each outstanding Stock Incentive shall terminate except to the extent that another corporation assumes such Stock Incentive or substitutes another stock incentive therefor. In the event of a change of the Company's shares of Common Stock with $0.001 par value into the same number of shares with no par value or a different par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan. Except as expressly provided in this section 6.9, the holder of a Stock Option or SAR shall have no rights by reason of any subdivision or combination of shares of Common Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of Common Stock of any class or by reason of any dissolution, liquidation, merger or consolidation or distribution to the Company's shareholders of assets or stock of another corporation. Except as expressly provided herein, any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Stock Incentive. The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

7.  SARS

     Subject to the following provisions, all SARs shall be in such form and upon such terms and conditions as the Committee in its discretion may from time to time determine.

     7.1 Award. SARs may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Option or not in connection with a Stock Option. An SAR shall entitle the grantee to receive upon exercise the excess of (a) the fair market value of a specified number of shares of the Common Stock at the time of exercise over (b) a specified price which shall be not less than the Stock Option exercise price in the case of an SAR granted in connection with a previously or contemporaneously granted Stock Option, or in the case of any other SAR not less than 50% of the Fair Market Value of the Common Stock at the time the SAR was granted.

     7.2 Terms. An SAR shall be granted for a period of not less than one year nor more than ten years, and shall be exercisable in whole or in part, at such time or times during its term and subject to terms and conditions as shall be prescribed by the Committee at the time of grant and to all of the following:

          (a) No SAR shall be exercisable in whole or in part during the first six months of its term. Notwithstanding the foregoing, subsequent to the grant of an SAR, the Committee, at any time before complete termination of such SAR, may accelerate the time or times at which such SAR may be exercised in whole or in part.

          (b) Except as otherwise provided in the particular SAR agreement, SARs will be exercisable only during a Participant's employment by the Company or one of its Subsidiaries, or within thirty days following the termination of such employment, except as otherwise provided in section 16(a) with respect to termination for cause. Except as otherwise provided in the particular SAR agreement, if the grantee of an SAR dies, the grantee's legal successor shall have the right to exercise the SAR during its term and not longer than thirty days after death of the grantee. SARs may contain such other limitations with respect to the time when such rights may be exercised as the Committee may determine and such limitations may vary. This section 7.2(b) shall not apply to a consultant unless, and only to the extent, determined by the Committee and specified in the particular SAR agreement.

     7.3 Payment. Upon exercise of an SAR, payment shall be made in cash or Common Stock (at Fair Market Value on the date of exercise) as provided in the particular SAR agreement or, in the absence of such provision, as the Committee may determine.

8.  SPECIAL PROVISIONS FOR CERTAIN SUBSTITUTE OPTIONS

     Any Stock Option issued by the Company pursuant to the Plan in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which section 424(a) of the Code or any successor provision is applicable, may provide for an exercise price computed in accordance with such Code section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Stock Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

9.  NO CONTRACT OF EMPLOYMENT; LEAVES OF ABSENCE

     Nothing in this Plan shall confer upon a Participant the right to continue in the employ of the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company, or any such Subsidiary, to discharge a Participant at any time for any reason whatsoever, with or without cause. Nothing in this Plan or any Stock Incentive shall effect any rights or obligations of the Company or any Participant under any written contract of employment. Except as otherwise provided by law or regulation with respect to ISOs, the Committee may in its discretion determine whether any leave of absence constitutes a termination of employment for purposes of the Plan and the impact, if any, of such leave of absence on Stock Incentives previously granted to a holder who takes a leave of absence.

10.  NO RIGHTS AS A STOCKHOLDER

     A Participant shall have no rights as a stockholder with respect to any shares of Common Stock subject to a Stock Option. Except as provided in section 6.9, no adjustment shall be made in the number of shares of Common Stock issued to a Participant, or in any other rights of the Participant upon exercise of a Stock Option by reason of any dividend, distribution or other right granted to stockholders for which the record date is prior to the date of exercise of the Participant's Stock Option.

11.  COMPLIANCE WITH CODE; COMPLIANCE WITH RULE 16B-3

     All ISOs granted under this Plan are intended to comply with section 422 and, to the extent applicable, section 424 of the Code or any successor provision, and all provisions of this Plan and all ISOs granted hereunder shall be construed in such manner as to effectuate that intent. With respect to persons subject to Section 16 of the Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.  ASSIGNABILITY

     No Stock Incentive granted under this Plan shall be assignable or transferable by a Participant, other than by will or the laws of descent and distribution, and Stock Incentives issued to a Participant are exercisable during his lifetime only by him.

13.  CORPORATE TRANSACTIONS

     At least ten (10) days prior to the consummation of a Corporate Transaction, the Company shall give Participants written notice of the proposed Corporate Transaction, and, unless otherwise provided in the particular Stock Option or SAR agreement, the vesting schedules of all Stock Incentives shall be accelerated so that all of the Stock Incentives outstanding under this Plan immediately prior to the consummation of the Corporate Transaction shall for all purposes under this Plan, become exercisable as of such time; provided however, that any exercise of such Stock Incentive shall be conditioned upon the consummation of such transaction. All Stock Incentives, to the extent not previously exercised, shall terminate upon the consummation of such Corporate Transaction, except to the extent that another corporation assumes such Stock Incentives or substitutes other stock incentives therefor.

14.  NONEXCLUSIVITY OF THE PLAN

     Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board of Directors to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board of Directors may deem appropriate or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to Employees generally, or to any class or group of Employees, which the Company or a Subsidiary has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

15.  RESTRICTIONS ON DELIVERY AND SALE OF SHARES

     Each Stock Incentive granted under the Plan is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Common Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Stock Incentive, that the Participant represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may endorse on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

16.  TERMINATION AND AMENDMENT OF THE PLAN

     The Plan may be terminated, modified or amended by the stockholders or the Board of Directors of the Company; provided, however, that:

          (a) no such termination, modification or amendment without the consent of the holder of a Stock Incentive shall adversely affect his rights under such Stock Incentive, except the Committee may terminate a particular Stock Incentive if the employment of the holder of the Stock Incentive is terminated for cause; and

          (b) any modification or amendment which would require shareholder approval in order for the Plan to continue to meet the requirements of Rule 16b-3 or any successor rule, if Rule 16b-3 or any successor rule is applicable, or any other legal or regulatory requirements, shall be effective only if it is approved by the shareholders of the Company in the manner required thereby.

17.  EFFECTIVE DATE

     This Plan was adopted by the Board of Directors and became effective on August 23, 1995, subject to the approval of the Company's stockholders within twelve months thereafter. All ISOs must be granted within ten years from August 23, 1995.

                                                                       EXHIBIT C


                          AGREEMENT AND PLAN OF MERGER

                                    BY WHICH
                            PREFERRED NETWORKS, INC.
                              MERGES WITH AND INTO
                                PNI MERGER CORP.


     THIS IS AN AGREEMENT AND PLAN OF MERGER (this "Plan") by and between Preferred Networks, Inc., a Delaware corporation (the "Merging Corporation"), and PNI Merger Corp., a Georgia corporation (the "Georgia Corporation" or the "Surviving Corporation") (the Merging Corporation and the Surviving Corporation are hereinafter collectively referred to as the "Constituent Corporations").


                              BACKGROUND STATEMENT

     The Merging Corporation owns one hundred percent of the issued and outstanding stock of the Georgia Corporation. The Board of Directors of each of the Constituent Corporations has determined that it is in the best interests of such corporation and its stockholders that the Merging Corporation merges with and into the Georgia Corporation for the primary purpose of changing the state of incorporation of the Merging Corporation from Delaware to Georgia.

                               PLAN AND AGREEMENT

     In consideration of the premises and pursuant to the terms and conditions hereinafter set forth, the parties to this Plan agree that, in accordance with the terms of this Plan and the applicable statutes of the States of Delaware and Georgia, the Constituent Corporations shall make appropriate filings with the Secretary of State of the States of Delaware and Georgia, the Merging Corporation shall be merged with and into the Georgia Corporation, and the terms and conditions of such merger (the "Merger") and the mode of carrying the Merger into effect shall be as follows:

          1. The Merger and Surviving Corporation. At the Effective Time of the Merger (as hereinafter defined), the Merging Corporation shall be merged with and into the Georgia Corporation which shall be the Surviving Corporation after the Merger and which shall continue to exist as a corporation created and governed by the laws of the State of Georgia under the name of "Preferred Networks, Inc."

          2. Effective Time of the Merger. The Merger shall be effective upon filing of a Certificate of Merger with the Secretaries of State of Georgia and Delaware (the "Effective Time").

          3. Effect of Merger. At the Effective Time, the Merging Corporation shall merge with and into the Georgia Corporation, and the separate existence of the Merging Corporation shall cease. Without limiting any provisions of applicable law of the State of Georgia or the State of Delaware, including, without limitation, Georgia Business Corporation Code sec. 14-2-1106 and Delaware General Corporation Law sec. 259, at the Effective Time: title to all real estate and other property owned by each of the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment; the Surviving Corporation shall have all liabilities of each of the Constituent Corporations; any proceeding pending against either of the Constituent Corporations may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for the Merging Corporation, and the shares of the Merging Corporation that are to be converted into shares of the Surviving Corporation shall be so converted and the former holders of such shares are to be entitled only to the rights provided in this Plan.

          4. Manner and Basis of Converting Shares. The manner and basis of converting shares of the Merging Corporation shall be as follows:

             (a) Shares of the Merging Corporation. At the Effective Time, each issued and outstanding share of the common stock of the Merging Corporation ("Merging Corporation Common Stock") shall thereupon be converted into one share of the common stock of the Surviving Corporation ("Surviving Corporation Common Shares").

             (b) Merging Corporation Share Certificates. Following the Effective Time, the holders of Merging Corporation Common Stock may surrender to the Surviving Corporation's transfer agent certificates representing the same, along with a duly executed letter of transmittal in a form to be provided by the Surviving Corporation's transfer agent. Upon surrender of the certificates representing Merging Corporation Stock, the Surviving Corporation shall deliver to the holder of Merging Corporation Stock Surviving Corporation share certificates in the name of such holder, representing the Surviving Corporation Common Shares for which such holder's Merging Corporation Common Stock shall have been converted as described above.

             (c) Deemed Surviving Corporation Shareholders. At the Effective Time, the stockholders of the Merging Corporation shall thereupon be deemed to be shareholders of the Surviving Corporation to the extent of the number of Surviving Corporation Common Shares to which they are entitled pursuant to this Plan, whether or not certificates for Merging Corporation Common Stock are surrendered as provided in this Plan. Until surrendered as provided above, each certificate representing Merging Corporation Common Stock shall be deemed, for all corporate purposes (including without limitation the payment of any dividends), to evidence ownership of the number of Surviving Corporation Common Shares which the holder of such certificate has become entitled to receive pursuant to this Plan.

          5. Articles of Incorporation. The Articles of Incorporation of the Georgia Corporation shall be the Articles of Incorporation of the Surviving Corporation, except that Article I thereof shall be amended to read in its entirety as follows:

                                   ARTICLE I.

     The name of the Corporation is:

                            Preferred Networks, Inc.

          6. Bylaws. The Bylaws of the Georgia Corporation as in effect at the Effective Time shall continue to be the Bylaws of the Surviving Corporation until amended as provided in said Bylaws, except that the name of the Surviving Corporation shall be "Preferred Networks, Inc."


          7. Directors and Officers. The persons who are the directors and officers of the Merging Corporation as of the Effective Time shall be the directors and officers of the Surviving Corporation until changed in accordance with the Bylaws of the Surviving Corporation and applicable law. Directors of the Surviving Corporation shall serve in the classes in which they served as directors of the Merging Corporation.


          8. Amendment; Termination and Abandonment. This Plan may be supplemented or amended in any manner at any time and from time to time prior to the Effective Time by the mutual consent of the Georgia Corporation and the Merging Corporation without any action by the shareholders of the Georgia Corporation or the Merging Corporation; provided that any amendment, modification or supplement to this Plan after its approval by the stockholders of the Merging Corporation but prior to the Effective Time shall require the approval of the stockholders of the Merging Corporation unless the amendment, modification or supplement to this Plan (i) does not alter (a) the amount or kind of shares to be received thereunder in exchange for shares of Merging Corporation Common Stock, or (b) any term of the Articles of Incorporation of the Surviving Corporation as provided for in this Plan, and (ii) does not alter any of the terms and conditions of this Plan in a manner that would adversely affect the holders of

     Merging Corporation Common Stock. This Plan may be terminated and the Merger abandoned at any time prior to the filing of articles or a certificate of merger with the Secretary of State of the States of Georgia and Delaware by action taken by the respective Boards of Directors of the Constituent Corporations.

          9. Further Assurances. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances or any other things are necessary or desirable to vest in the Surviving Corporation, in accordance with the terms of this Plan, the title of any property or rights of the Merging Corporation, or otherwise to carry out this Plan or the Merger, the last acting officers and directors of the Merging Corporation or the corresponding officers and directors of the Surviving Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, or otherwise to carry out this Plan or the Merger.

          10. Counterparts. This Plan may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Plan or its terms to produce or account for more than one of such counterparts.


          DULY EXECUTED and delivered by a duly authorized officer of each of the Constituent Corporations on May 21, 1997.


THE MERGING CORPORATION:                 PREFERRED NETWORKS, INC.


                                          By:        /s/ MARK B. JONES

                                            ------------------------------------

                                          Name: Mark B. Jones

                                              ----------------------------------

                                          Title: Vice President

                                             -----------------------------------

THE SURVIVING CORPORATION:               PNI MERGER CORP.


                                          By:        /s/ MARK B. JONES

                                            ------------------------------------

                                          Name: Mark B. Jones

                                              ----------------------------------

                                          Title: Vice President

                                             -----------------------------------

                                   * * * * *

                                                                       EXHIBIT D

                           ARTICLES OF INCORPORATION
                                       OF
                                PNI MERGER CORP.

                                   ARTICLE I.

     The name of the Corporation is:

                                PNI Merger Corp.

                                  ARTICLE II.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code (the "GBCC").

                                  ARTICLE III.


     The total number of shares of stock which the Corporation is authorized to issue is One Hundred Thirty Million (130,000,000) shares, of which One Hundred Million (100,000,000) shares are Common Stock (the "Common Stock") and Thirty Million (30,000,000) shares are Preferred Stock (the "Preferred Stock"), all of which shares are without par value. The designations, preferences, limitations and relative rights of or on the Common Stock and the Preferred Stock are as set forth below and are otherwise subject to applicable law. The Common Stock (a) shall be one and the same class, (b) subject to the rights of the holders of Preferred Stock, if any, shall have full and unlimited voting rights (with each share having one vote on each matter submitted to shareholders for vote), and
(c) subject to the rights of the holders of Preferred Stock, if any, shall have equal rights of participation in dividends and distributions and shall be entitled to receive the net assets of the Corporation ratably upon dissolution. The Board of Directors is authorized, by causing appropriate articles of amendment to be filed pursuant to the applicable law of the State of Georgia, to divide the Preferred Stock into series and to determine the preferences, limitations and relative rights thereof, including but not limited to dividend rights, dividend rates, conversion rights, voting rights (including, without limitation, the election of a specified number of directors by the holders of one or more such series), redemption rights, and liquidation preferences; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then issued).


                                  ARTICLE IV.

     The street address of the initial registered office of the corporation is 850 Center Way, Norcross, Gwinnett County, Georgia 30071, and the initial registered agent of the corporation at such address is Mark B. Jones.

                                   ARTICLE V.

     The name and address of the incorporator are:

          Robert J. Pile
          Sutherland, Asbill & Brennan, L.L.P.
          999 Peachtree Street, N.E., Suite 2100
          Atlanta, Georgia 30309-3996

                                  ARTICLE VI.

     The mailing address of the Corporation's initial principal office will be:

          850 Center Way
          Norcross, Georgia 30071

                                  ARTICLE VII.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                 ARTICLE VIII.

     A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in section 14-2-832 of the GBCC, or (d) for any transaction from which the director received an improper personal benefit. If the GBCC is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GBCC, as so amended. Any repeal or modification of this Article VIII. by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE IX.


     The Board of Directors shall consist of such number of directors as fixed or changed from time to time by the Board of Directors and shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided however, that each initial director in Class I shall hold office until the 1998 annual meeting of shareholders; each initial director in Class II shall hold office until the 1999 annual meeting of shareholders; and each initial director in Class III shall hold office until the 2000 annual meeting of shareholders. Each director shall serve until his successor is elected and qualified or until his earlier death, resignation or removal. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors; provided, however, that the total number of directors at any time shall not be less than three unless these Articles of Incorporation are amended to delete the classification of the Board of Directors. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the authorized number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors chosen to fill a vacancy shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified, and any directors chosen by reason of an increase in the number of directors shall hold office until the next election of directors by the shareholders and until their successors shall be elected and qualified. Subject to the foregoing and the GBCC, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.


                                   ARTICLE X.

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this Article X shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide any constituency any right to be considered.

                                  ARTICLE XI.

     The shareholders of the Corporation shall have the right to take action in lieu of a meeting only by one or more consents in writing signed by all of the shareholders entitled to vote on such action.

                                  ARTICLE XII.

     Any shares of the Corporation reacquired by the Corporation shall become treasury shares.

                                 ARTICLE XIII.

     (a) No shares of stock of the Corporation of any class or series outstanding at any time shall be owned of record or beneficially by a person (as defined in paragraph (d) hereof) whose ownership thereof would constitute a violation of Section 310(a) or 310(b) of the Communications Act of 1934, as amended, or any similar or successor federal statutes.

     (b) No equity or debt securities of the Corporation, including options or warrants, shall at any time be held or owned of record or beneficially at any time by any person (as defined in paragraph (d) hereof) if such holding or ownership in the opinion of general or special legal counsel to the Corporation would more likely than not constitute a violation of, or breach a condition of, an authority, license, franchise, permit, or similar item, granted by the Federal Communications Commission, or any state or other public utility commission, public service commission or similar body, issued to the Corporation (or any entity in which the Corporation directly or indirectly beneficially owns an equity interest), the violation or breach of which it is determined, upon the vote of a majority of directors then in office, would be material to the Corporation, its assets or business. Provided, however, that at any time upon the vote of a majority of directors then in office, the Corporation may waive or modify the application of this paragraph (b), but not paragraph (a). Before any redemption or repurchase under paragraph (c) the Corporation shall give notice of intent to redeem or repurchase to the holder of record and such person shall have the lesser of: (i) one hundred (100) calendar days from the date such notice is given, and (ii) the maximum time period permitted in the opinion of counsel to the Corporation, to cure the facts or circumstances concerning the holder or owner, of record or beneficially, which constitutes a violation or breach, or to sell or transfer the securities so as to cure the violation or breach.

     (c) The Corporation may, in its sole discretion, redeem or repurchase any outstanding shares of stock of any class or series, or any other securities (including options or warrants), which are owned in violation of paragraphs (a) or (b) hereof. Shares or other securities redeemed or repurchased by the Corporation under this paragraph (c) may be redeemed or repurchased for cash, property or rights, at the lesser of (i) the fair market value at the time of the redemption or repurchase or (ii) provided the holder or owner purchased such shares or securities within a year prior to the redemption or repurchase, the holder's or owner's purchase price (plus accrued dividends and distributions to the extent constituting income earned by the Corporation since the purchase date, and interest in the case of a debt instrument). The Board of Directors shall have the sole discretion to determine whether shares or other securities are owned or held in violation of paragraphs (a) or (b) hereof, the fair market value of any shares or other securities to be redeemed or repurchased, the value of any non-cash consideration to be provided for such shares or other securities in any such redemption or repurchase, whether cash, property or other rights or any combination of same, are given in consideration for such redemption or repurchase and the procedures for redemption or repurchase. The Corporation may redeem or repurchase such shares or other securities pro-rata as to all persons whose shares or other securities are redeemable or repurchasable pursuant to this Article XIII, or in any other manner, and may contractually or otherwise, including by provisions in these Articles of Incorporation, agree to redeem shares or securities in a particular manner or order. Notice of intent to redeem or repurchase, or redemption or repurchase, may be given by the same manner of transmission and address as notice of shareholders' meetings may be given and in such case shall be effective at the same time as notice of such a meeting would be effective.

     (d) For purposes of this Article XIII, "person" shall mean an individual, a partnership, a limited partnership, a corporation, a trust, a business trust, a joint venture, an unincorporated organization, a limited liability company, a limited liability partnership, a government or any department or agency thereof, an alien, a foreign government, any other legal entity, and a representative of any such person.

                                  ARTICLE XIV.

     The undersigned incorporator does hereby undertake to publish a notice of the filing with the Secretary of State of the State of Georgia of these Articles of Incorporation as required by O.C.G.A. sec. 14-2-201.1(b).


     DULY EXECUTED and delivered by the undersigned incorporator on May 12, 1997.



                                                  /s/ ROBERT J. PILE


                                          --------------------------------------
                                          Robert J. Pile, as Incorporator

                                   * * * * *

                                                                       EXHIBIT E

                                     BYLAWS

                                       OF

                                PNI MERGER CORP.
                            (A GEORGIA CORPORATION)

                                   ARTICLE I

                                  SHAREHOLDERS

     Section 1. Annual Meeting. The annual meeting of the shareholders shall be held on such date, at such time and at such place as shall be set by the Board of Directors for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

     Section 2. Special Meetings. Special meetings of the shareholders, for any purpose, unless otherwise prescribed by statute, may be called by the Chairman of the Board, the President, the Board of Directors, and by holders of outstanding stock having not less than seventy-five percent of the votes entitled to be cast by all of the outstanding shares of the Company.

     Section 3. Place of Meeting. The Board of Directors may designate any place as the place for any annual meeting or for any special meeting of shareholders. If no designation is made the place of the meeting shall be the principal office of the Company.

     Section 4. Notice of Meeting. Written or printed notice stating the place, day and hour of the meeting, and, in case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the President, or the Secretary to each shareholder of record entitled to vote at such meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Company, with postage thereon prepaid.

     Section 5. Quorum. Except as otherwise provided by the Company's Articles of Incorporation (the "Articles of Incorporation") or the Georgia Business Corporation Code (the "GBCC"), a majority of the votes entitled to be cast on a matter by a voting group, represented in person or by proxy, shall constitute a quorum of that voting group at a meeting of shareholders. If less than a quorum is represented at a meeting, the meeting may be adjourned without further notice if the time and place thereof are announced at the meeting at which the adjournment is taken, provided, however, that the period shall not exceed thirty days for any one adjournment. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally called.

     If a quorum is present, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation, a bylaw adopted by the shareholders under Section 14-2-1021 of the GBCC, or the GBCC requires a greater number of affirmative votes. Unless otherwise provided in the Articles of Incorporation, directors of the Company shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

     Section 6. Proxies. At all meetings of shareholders, a shareholder may vote by proxy authorized by the shareholder or his duly authorized attorney in fact in the manner authorized by the GBCC. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

     Section 7. Voting of Shares. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders except as otherwise provided in the Articles of Incorporation or the GBCC. In the election of directors, each record holder of stock entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, and for whose election he has the right to vote. Cumulative voting shall not be allowed.

     Section 8. Action Without a Meeting. Unless otherwise provided in the Articles of Incorporation, any action required to be taken or which may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote on such action.

                                   ARTICLE II

                               BOARD OF DIRECTORS


     Section 1. Number and Election of Board. The Board of Directors shall consist of such number of directors as fixed or changed from time to time by the Board of Directors and shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the 1998 annual meeting of shareholders; each initial director in Class II shall hold office until the 1999 annual meeting of shareholders; and each initial director in Class III shall hold office until the 2000 annual meeting of shareholders. Each director shall serve until his successor is elected and qualified or until his earlier death, resignation or removal. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors; provided, however, that the total number of directors at any time shall not be less than three unless these Articles of Incorporation are amended to delete the classification of the Board of Directors. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the authorized number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors chosen to fill a vacancy shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified, and any directors chosen by reason of an increase in the number of directors shall hold office until the next election of directors by the shareholders and until their successors shall be elected and qualified. Subject to the foregoing and the GBCC, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.


     Section 2. Resignation and Removal. (a) Resignation. Any director may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, or to the Secretary of the Company. Such resignation shall take effect at the time delivered unless a later date is specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     (b) Removal. Any director or the entire Board of Directors may be removed by the shareholders at any time, with or without cause, except as otherwise provided by law.

     Section 3. Regular Meetings. A regular meeting of the Board of Directors shall be held without notice immediately after and at the same place as the annual meeting of shareholders. The Board of Directors may adopt a resolution as to the time and place for the holding of additional regular meetings without notice other than such resolution.

     Section 4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the President or any director. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by him or them.

     Section 5. Notice. Notice of any special meeting shall be given at least two days prior thereto by written notice delivered personally or mailed (first class mail) to each director at his business address or by notice given by telegraph or telecopy to such address. If mailed, such notice shall be deemed to be delivered five days following the deposit of such notice in the United States mail so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. If notice is given by telecopy, such notice shall be deemed to be delivered upon printed statement of receipt by the transmitting telecopier. Any director may waive notice of any meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting unless the director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

     Section 6. Quorum. A majority of the total number of directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. But if less than a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

     Section 7. Manner of Action. Except as otherwise provided in the Articles of Incorporation, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

     Section 8. Expenses; Compensation. The Company shall pay the actual out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board of Directors and any committee thereof; provided, that the Company shall not be obligated to pay for any of such expenses that are significantly in excess of the customary out-of-pocket expenses that would have been incurred for travel to such meetings from such director's home or office. In addition to the payment of each director's expenses as provided in the preceding sentence, each director may, by resolution of the Board of Directors, be paid a fixed sum for attendance at each meeting or a stated annual amount or be provided other compensation in cash, stock or other property for service as a director. No director shall be precluded from serving the Company in any other capacity and receiving compensation therefor.

     Section 9. Presumption of Assent. A director of the Company who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the minutes of the meeting or unless he files his written notice of dissent or abstention to such action with the presiding officer of the meeting before the adjournment thereof or shall forward such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     Section 10. Meeting by Conference Telephone. Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment by which all persons participating in a meeting can hear each other during the meeting. Such participation shall constitute presence in person at the meeting.

     Section 11. Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof and filed with the minutes of the proceedings of the Board of Directors. Such consent shall have the same force and effect as a unanimous vote of the directors.

     Section 12. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, appoint an executive committee and any other committee of the Board of Directors, the composition of each of which shall consist of one or more directors of the Company, and may delegate to any such committee any of the authority of the Board of Directors, however conferred, other than the power or authority to (i) approve or propose to shareholders action that the GBCC requires be approved by shareholders; (ii) fill vacancies on the Board of Directors or any of its committees; (iii) amend the Articles of Incorporation pursuant to Section 14-2-1002 of the GBCC; (iv) adopt, amend or repeal the Bylaws of the Company; or (v) approve a plan of merger not requiring shareholder approval. Each such committee shall serve at the pleasure of the Board of Directors. Any such committee shall keep written minutes of its meetings and report the same to the Board of Directors at the next regular meeting of the Board of Directors.

                                  ARTICLE III

                              OFFICERS AND AGENTS

     Section 1. General. The officers of the Company shall be a Chairman of the Board and Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, and a Treasurer. The Board of Directors may appoint such other officers, assistant officers and agents, including assistant secretaries and assistant treasurers, as they may consider necessary, who shall be chosen in such a manner and hold their offices for such terms and have such authority and duties as from time to time may be determined by the Board of Directors. The salaries for all the officers of the Company shall be fixed by the Board of Directors. Any number of offices may be held by the same person. In all cases where duties of any officer, agent or employee are not prescribed by the Bylaws or by the Board of Directors, such officer, agent or employee shall follow the orders and instructions of the President.

     Section 2. Election and Term of Office. The officers of the Company shall be elected by the Board of Directors annually at the first meeting of the Board held after each annual meeting of the shareholders. Each officer shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

     Section 3. Removal. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby.

     Section 4. Vacancies. A vacancy in any office, however occurring, may be filled by the Board of Directors.

     Section 5. Chairman of the Board and Chief Executive Officer. The Chairman of the Board shall be the chief executive officer of the Company, and shall be responsible for the administration of the Company (including the general supervision of the policies of the Company, the general and active management of the financial affairs of the Company, and the supervision and direction of the actions of the other officers of the Company), shall have the authority to sign and deliver agreements, certificates and other instruments on behalf of the Company, and shall have all such other duties and powers that are incident to his office or that are from time to time assigned to him by the Board of Directors. He shall preside at all meetings of the Board of Directors and of the shareholders, and may delegate such authority to any other director or to an officer of the Company. The Chairman of the Board may exercise any powers, authorities or functions, granted or designated, to be performed by the President under the Bylaws or by law.

     Section 6. President. The President, subject to the direction of the Board of Directors and the Chairman of the Board, shall be the chief operating officer of the Company, shall have general supervision of the day-to-day affairs of the Company and supervision and direction of the actions of the other officers of the Company, shall have the power to sign and deliver agreements, certificates and other instruments on behalf of the Company, and shall have all such other duties and powers that are incident to his office or that are from time to time assigned by the Board of Directors or the Chairman of the Board. In the absence of the Chairman of the Board, the President shall exercise all of the functions and perform all of the duties of the chief executive officer of the Company. In the absence of the Chairman of the Board, if the President has not delegated such authority, the President shall preside at meetings of the shareholders and, if the President is a director, at meetings of the Board of Directors.

     Section 7. Vice Presidents. Each Vice President shall perform such duties and exercise such powers as the Chairman of the Board, the President or the Board of Directors shall request or delegate and, unless the Board of Directors or the President otherwise provides, shall perform such other duties as are generally performed by vice presidents with equivalent restrictions, if any, on title. In the absence of the President or in the event of his death or inability to act, the Vice Presidents shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President; provided, however, that if there is more than one Vice President, any Vice President shall have the authority to execute agreements, certificates and other instruments on behalf of the Company, subject to all the restrictions upon the President relating to such functions, but all other duties of the President shall be performed by the Vice President designated to perform such duties at the time of his appointment, or in the absence of any designation, then by the Vice President with the most seniority in office (or if more than one Vice President is appointed at the same meeting, by the Vice President first listed in the action appointing them), and when so acting shall have all the powers of and be subject to all the restrictions upon the President.

     Section 8. Secretary. The Secretary shall prepare minutes of all meetings of the shareholders of the Company and the Board of Directors, shall have charge of the minute books, share records and seal of the Company, shall authenticate records of the Company, and shall perform such other duties and have such other powers that are from time to time assigned by the Chairman of the Board, the President or the Board of Directors.

     Section 9. Treasurer. The Treasurer is the chief financial officer of the Company, and without limiting the foregoing, shall be charged with the management of the financial affairs of the Company. The Treasurer shall perform all of the duties incident to the office of treasurer and such other duties that are from time to time assigned by the Chairman of the Board, the President or the Board of Directors.

                                   ARTICLE IV

                                     STOCK

     Section 1. Stock Certificates. Stock certificates shall be issued in consecutive order and shall be in a form or forms prescribed by the Board of Directors and shall be numbered in the order in which they are issued. They shall be signed by the Chairman of the Board, the President or a Vice President and the Secretary or an Assistant Secretary, and if there is a seal of the Company, such seal (or a facsimile of it) shall be affixed to share certificates. Signatures on a share certificate may be facsimiles but in such case the certificate must be countersigned by a transfer agent or registered by a registrar other than the Company or an employee of the Company.

     Section 2. Transfers of Shares. Transfers of shares shall be made in the share records of the Company upon surrender of the certificate for such shares signed by the person in whose name the certificate is registered or on his behalf by a person legally authorized so to sign (or accompanied by a separate stock transfer power so signed) and otherwise in accordance with applicable law, and subject to such other requirements as may be imposed by the Company.

     Section 3. Lost Certificates. The Company may issue a new stock certificate in place of any certificate previously issued by the Company and alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if the Company deems it appropriate, the delivery of a commercial indemnity bond issued by a company approved by the Company in such sum as the Company may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed. The Company may also authorize the Company's transfer agent or registrar, if any, to issue replacement certificates on such terms and conditions as the Company specifies.

     Section 4. Regulations, Transfer Agents and Registrars. The Board of Directors may make all such rules and regulations as it may deem expedient concerning the issuance, transfer, conversion, registration and cancellation of share certificates not inconsistent with applicable law, the Articles of Incorporation or the Bylaws of the Company. The Board of Directors may appoint one or more transfer agents or registrars, or both, and may require all share certificates to bear the signature of a transfer agent or registrar or both.

                                   ARTICLE V

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 1. Indemnification. (1). General. Pursuant to GBCC sec. 14-2-859(a), the Company shall indemnify, and shall advance funds to pay for or reimburse expenses to, each person who:

          (a) is or was a director or officer of the Company (including the heirs, executors, administrators or estate of such person); or

          (b) while holding a status described in (a) above, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted under, and in accordance with the procedures required by, the GBCC.

     (2) Subsequent Amendment. No amendment, termination or other elimination of this Article V or of any relevant provisions of the GBCC or of any other applicable law shall affect or diminish in any way the rights to indemnification under this Article V with respect to any action, suit or proceeding arising out of, or relating to, any event or act or omission occurring or fact or circumstance existing prior to such amendment, termination or other elimination.

     (3) Other Rights; Indemnification Agreements. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall not be deemed exclusive of any other rights permitted by applicable law to which a person seeking indemnification or advancement of expenses may be entitled, whether by contract or otherwise. Nothing contained in this Article V shall be deemed to prohibit, and the Company is specifically authorized to enter into, agreements which provide indemnification rights and procedures permitted by the GBCC.

     (4) Continuation of Right to Indemnification. All rights to indemnification under this Article V (including those arising pursuant to subsection (3) above) shall continue as to a person who has ceased to be a director or officer, shall inure to the benefit of heirs, executors, administrators and the estate of such person, and shall be deemed to be a contract between the Company and each such person or entity. This Article V shall be binding upon any successor corporation to the Company, whether by way of merger, consolidation, liquidation, dissolution or otherwise. This Article V shall obligate the Company to indemnify and advance expenses to directors and officers of Preferred Networks, Inc., a Delaware corporation and predecessor to the Company, in the same manner as officers and directors of the Company.

     (5) Savings Clause. If this Article V or any portion of it shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify persons specified in this Article V to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the full extent permitted by applicable law.

     (8) Insurance. The Company may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the Company or who, while a director, officer, employee, or agent of the Company, serves at the Company's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the Company would have the power to indemnify or advance expenses to him or her against the same liability under these Bylaws and the GBCC.

                                   ARTICLE VI

                                   AMENDMENTS

     Subject to the Articles of Incorporation, these Bylaws and the GBCC, these Bylaws may be amended (or repealed and new bylaws adopted) by the shareholders of the Company or by the Board of Directors. The shareholders of the Company may provide expressly that any bylaws adopted, amended or repealed by them shall not be amended or repealed by the Board of Directors. A provision of the Bylaws limiting the authority of the Board or establishing staggered terms for directors may only be adopted, amended or repealed by the shareholders of the Company.

                                                                       EXHIBIT F



                           PREFERRED NETWORKS, INC.


                    CONDENSED CONSOLIDATED BALANCE SHEETS




                                                                       MARCH 31,        DECEMBER 31,
                                                                         1997               1996
                                                                     ------------       ------------
                                                                      (UNAUDITED)
                                               ASSETS
Current assets
 Cash and cash equivalents....................................       $  3,050,134       $ 21,645,354
 Accounts receivable, net.....................................          4,723,118          2,909,379
 Inventory....................................................          5,167,993          5,630,478
 Prepaid expenses and other current assets....................            810,517            540,190
                                                                     ------------       ------------
  Total current assets........................................         13,751,762         30,725,401
 Property and equipment, net..................................         25,859,942         21,559,407
 Goodwill, net................................................         13,844,306          5,779,321
 FCC licenses, net............................................          9,606,697          4,601,792
 Other assets, net............................................          3,045,339          3,459,416
                                                                     ------------       ------------
                                                                     $ 66,108,046       $ 66,125,337
                                                                     ============       ============
                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
 Accounts payable.............................................       $  4,829,554       $  5,017,467
 Accrued liabilities..........................................          1,866,843          2,878,573
 Accrued salaries.............................................            403,697            621,493
 Current portion of notes payable.............................          1,870,490            995,164
                                                                     ------------       ------------
  Total current liabilities...................................          8,970,584          9,512,697
Notes payable, less current portion...........................         16,191,617         16,029,652
                                                                     ------------       ------------
  Total liabilities...........................................         25,162,201         25,542,349
Stockholders' equity (deficit)
 Preferred stock, $.01 par value, 5,000,000 shares authorized;
  none issued or outstanding..................................              -                  -
 Common Stock, $.0001 par value, 70,000,000 shares authorized,
  16,080,559 and 15,290,921 shares issued and outstanding in
  1997 and 1996, respectively.................................              1,608              1,529
 Additional paid-in capital...................................         61,399,653         56,312,399
 Accumulated deficit..........................................        (20,455,416)       (15,730,940)
                                                                     ------------       ------------
  Total stockholders' equity..................................         40,945,845         40,582,988
                                                                     ------------       ------------
                                                                     $ 66,108,046       $ 66,125,337
                                                                     ============       ============

          See notes to condensed consolidated financial statements.

                           PREFERRED NETWORKS, INC.

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)



                                                   THREE MONTHS ENDED MARCH 31,
                                                ---------------------------------
                                                     1997                1996
                                                -----------          -----------
Revenues
 Network services...........................    $ 2,565,588          $ 1,299,196
 Product sales..............................      2,933,325            1,036,380
 Other services.............................      2,617,438               32,957
                                                -----------          -----------
  Total revenues............................      8,116,351            2,368,533

Costs of revenues
 Network services...........................      1,908,208              741,559
 Product sales..............................      3,079,918            1,360,999
 Other services.............................      2,026,161                -
                                                -----------          -----------
  Total costs of revenues...................      7,014,287            2,102,558
                                                -----------          -----------
Gross margin................................      1,102,064              265,975
Selling, general and administrative expenses      4,092,276            1,459,711
Depreciation and amortization...............      1,645,902              363,376
                                                -----------          -----------
  Operating loss............................     (4,636,114)          (1,557,112)
Interest expense............................        226,798              141,945
Interest income.............................        138,436              198,297
                                                -----------          -----------
  Net loss..................................     (4,724,476)          (1,500,760)
Accretion of Series A and Series B
 Redeemable Convertible Preferred Stock.....          -               (1,121,316)
Series B Redeemable Convertible Preferred
 Stock dividend requirements................          -                 (353,651)
                                                -----------          -----------
  Net loss attributable to Common Stock.....    $(4,724,476)         $(2,975,727)
                                                ===========          ===========
Net loss per share of Common Stock..........          $(.30)         $      (.19)
                                                ===========          ===========
Weighted average number of common shares
 used in calculating net loss per share of
 Common Stock...............................     15,860,004           10,858,366
                                                ===========          ===========

          See notes to condensed consolidated financial statements.

                           PREFERRED NETWORKS, INC.


                 CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
                      IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (UNAUDITED)




                                                        ADDITIONAL
                                          COMMON         PAID-IN             ACCUMULATED
                                           STOCK         CAPITAL               DEFICIT            TOTAL
                                         ---------     -----------          ------------       -----------
Balance at December 31, 1996..........   $   1,529     $56,312,399          $(15,730,940)      $40,582,988
 Issuance of  789,638 shares of
  Common Stock pursuant
  to acquisitions.....................          79       5,079,921                 -             5,080,000
 Non-cash stock option
  compensation........................       -               7,333                 -                 7,333
 Net loss.............................       -               -                (4,724,476)       (4,724,476)
                                         ---------     -----------          ------------       -----------
Balance at March 31, 1997.............   $   1,608     $61,399,653          $(20,455,416)      $40,945,845
                                         =========     ===========          ============       ===========

          See notes to condensed consolidated financial statements.

                           PREFERRED NETWORKS, INC.


               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)



                                                                            THREE MONTHS ENDED MARCH 31,
                                                                    -------------------------------------------
                                                                         1997                           1996
                                                                    -----------                     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...................................................         $ (4,724,476)                   $(1,500,760)
Adjustments to reconcile net loss to net cash (used in)
provided by operating activities:
 Depreciation and amortization.............................            1,645,902                        363,376
 Bad debt expense..........................................              145,526                         48,903
 Stock option compensation expense.........................                7,333                          7,333
 Changes in operating assets and liabilities:
  Accounts receivable......................................           (1,529,719)                       (93,010)
  Pager inventory..........................................              826,716                       (461,483)
  Prepaid expenses and other assets........................             (245,060)                        62,878
  Accounts payable.........................................             (905,544)                     2,088,311
  Accrued liabilities......................................             (397,628)                       (53,832)
  Accrued salaries.........................................             (217,796)                       128,812
                                                                    ------------                    -----------
Net cash (used in) provided by operating activities........           (5,394,746)                       590,528
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment.....................................           (1,737,001)                    (1,554,713)
Purchases of other assets and FCC licenses.................               47,988                       (266,219)
Payment for acquisitions, net of cash acquired.............          (10,543,350)                         -
                                                                    ------------                     ----------
Net cash used in investing activities......................          (12,232,363)                    (1,820,932)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings...................................                -                              -
Payments of borrowings.....................................             (968,111)                    (5,748,316)
Net proceeds from initial public offering of Common Stock..                -                         31,160,709
Payment of Redeemable Convertible Preferred Stock dividends                -                           (176,149)
                                                                    ------------                    -----------
Net cash provided by financing activities..................             (968,111)                    25,236,244
Net increase in cash and cash equivalents..................          (18,595,220)                    24,005,840
Cash and cash equivalents, beginning of period.............           21,645,354                      9,311,379
                                                                    ------------                    -----------
Cash and cash equivalents, end of period...................         $  3,050,134                    $33,317,219
                                                                    ============                    ===========

          See notes to condensed consolidated financial statements.

                           PREFERRED NETWORKS, INC.


             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                MARCH 31, 1997
                                 (UNAUDITED)

1. THE COMPANY

   Preferred Networks, Inc. (the "Company") provides outsourcing services to the wireless industry. The Company commenced operations in 1991 as a carrier's carrier of one-way paging networks, whereby the Company's customers purchase the Company's network services and resell them to their subscribers. During the second half of 1996, the Company began to broaden its service offerings and expand its customer base through two acquisitions of businesses which provide non-network services. In July, the Company acquired Preferred Technical Services, Inc. ("PTS"), a provider of paging network equipment installation, maintenance and engineering services. In December, the Company acquired EPS Wireless, Inc. ("EPS"), a national provider of paging and cellular product repair services, sales of new, used and refurbished paging and cellular products and inventory management services.

   The Company has formed wholly-owned subsidiaries and limited liability companies to execute certain business transactions. All significant intercompany activity has been eliminated.

2. BASIS FOR PRESENTATION

   The interim condensed consolidated financial information contained herein has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and include in the opinion of management, all adjustments, which are of a normal recurring nature necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes, however, that its disclosures are adequate to make the information presented not misleading. These financial statements and related notes should be read in conjunction with the financial statements and notes as of December 31, 1996, included in the Company's Annual Report on Form 10-K (File No. 0-27658). Results of operations for the periods presented herein are not necessarily indicative of results to be expected for the full year or any other interim period.

   Effective January 24, 1996, the Company amended its certificate of incorporation to increase the authorized Common Stock to 70,000,000 shares, to reduce Common Stock par value to $.0001, and to provide a 7.35-for-1 Common Stock split. The number of authorized shares of Preferred Stock was increased to 5,000,000, with terms and rights to be determined. All common share and per common share amounts have been adjusted for all periods to reflect the stock split.

3. SUPPLEMENTAL CASH FLOW INFORMATION

   Cash and cash equivalents include investments in money market instruments, which are carried at fair market value. Cash payments made for interest during the three months ended March 31, 1997 and 1996, were approximately $365,000 and $105,000, respectively. There were no significant federal or state income taxes paid or refunded for the three months ended March 31, 1997 and 1996.

4. INITIAL PUBLIC OFFERING (IPO)

   On March 1, 1996, the Company issued 3,300,000 shares of Common Stock in a public offering. The Company received net proceeds before offering expenses of $30.7 million. In addition, on March 28, 1996, the underwriters exercised their over-allotment option to purchase an additional 148,000 shares of Common Stock and the Company received additional net proceeds of $1.4 million.

   Pursuant to their terms, upon consummation of the IPO all outstanding shares of Series A Redeemable Convertible Preferred Stock (the "Series A") and Series B Redeemable Convertible Preferred Stock (the "Series B") automatically converted into Common Stock. The Company elected to pay accrued dividends on the Series B through January 31, 1996, in shares of Common Stock and the remainder of the accrued dividends from February 1 to March 1, 1996, in the amount of $176,000 in cash. The total number of shares of Common Stock

                           PREFERRED NETWORKS, INC.

4. INITIAL PUBLIC OFFERING (IPO) - (CONTINUED)

   issued upon such conversion and such dividend payment was 6,860,280 shares. All accretion previously accrued was eliminated upon conversion to shares of Common Stock.

   A portion of the proceeds of the IPO was used to repay all debt then outstanding.

5. LOAN AGREEMENTS

   All existing loan agreements were terminated and outstanding balances repaid in March 1996, with funds received from the IPO.

   The Company has a secured credit facility for $12.0 million of vendor financing bearing interest at a five-year U.S. Treasury rate plus 6.5% payable in various monthly installments of principal and interest over 60 months, with maturity dates through 2001. This credit facility contains various conditions, financial covenants and restrictions and is secured by paging equipment. As of March 31, 1997, there was $4.8 million outstanding under this facility with an additional $7.2 million available.

   The Company also has a $5.0 million credit facility to finance paging system equipment from a finance company bearing interest at 10% payable in various monthly installments of principal and interest over 60 months, with maturity dates through 2002. This credit facility contains various conditions, financial covenants and restrictions and is secured by paging equipment. As of March 31, 1997, there was $3.6 million outstanding under this facility with an additional $1.4 million available.

   The Company has a $9.25 million revolving credit facility with a financial institution, the majority of which is to be used to finance paging network acquisitions and capital expenditures. The outstanding balance under this facility bears interest at a rate of prime plus 1% or at a rate of LIBOR plus 3.75%, at the Company's option. Interest only is payable monthly in arrears with the entire principal due in full in August 1998. Borrowings under this facility and the other two credit facilities are secured by substantially all the assets of the Company. This credit facility contains various conditions, financial covenants and restrictions related to debt service, minimum net worth, acquisitions and future requirements for raising $15.0 million in debt or equity capital by July 1997 plus an additional $5.0 million by the end of January 1998, among other things. Availability under this facility is based on a multiple of the positive EBITDA in certain markets. As of March 31, 1997, there was $9.25 million outstanding under this facility with no additional availability.

6. LOSS PER SHARE

   Net loss per share was computed using the requirements of Accounting Principles Board Opinion No. 15 and SEC Staff Accounting Bulletin No. 83 and as such equals the net loss increased by the portion of accretion of the Series A which relates to shares which are not considered as cheap stock, as defined below, and the dividends on Series B divided by the weighted average number of shares of Common Stock outstanding, plus cheap stock as defined below up to the March 1, 1996 closing date of the IPO. The calculation excludes any antidilutive shares during the period, other than cheap stock.

   Pursuant to SEC Staff Accounting Bulletin No. 83, common stock and common stock equivalents (including preferred stock) issued at prices equal to or below the IPO price per share ("cheap stock") during the twelve-month period immediately preceding the initial filing date of the Company's registration statement for the IPO have been included as if outstanding for all periods presented, up until the March 1, 1996 closing date for the IPO (using the treasury stock method at the IPO price) even though the effect is to reduce the loss per share. A portion of the Series A, all of the Series B and certain of the stock options and warrants have been treated as cheap stock.

   The computation of fully diluted net loss per share of Common Stock was antidilutive in each of the periods presented; therefore the amounts reported for primary and fully diluted are the same.

   In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share, which generally simplifies the calculation of earnings per share. The Company will adopt the new accounting statement in 1998, however, the effect has not been determined.

                           PREFERRED NETWORKS, INC.

7. ACQUISITIONS

   In September 1996, the Company acquired substantially all the assets of Big Apple Paging Corporation ("Big Apple") for $3.8 million. Of this amount, $1.4 million was paid in cash and $1.0 million was paid by the issuance of 125,598 shares of Company's Common Stock in September 1996. In January 1997, $1.1 million was paid by the issuance of 165,317 shares of Common Stock and $130,000 was paid in cash. In April 1997, the remaining $250,000 was paid in cash. The transaction was accounted for as a purchase as of September 13, 1996. Big Apple is a reseller-based paging carrier in the states of New York, New Jersey, and Connecticut, and this acquisition provided the Company with a base of customers upon opening its Northeast TCC.

   In December 1996, the Company acquired the stock of EPS Wireless, Inc. ("EPS") for approximately $4.8 million, and possible additional consideration of up to an additional $5.0 million based on EPS's achievement of targeted operating performance during the two year period ending December 31, 1998. Of the purchase price, $4.5 million was paid by the issuance of 673,524 shares of Common Stock with the remainder of $300,000 paid in cash in February 1997. The transaction was accounted for as a purchase as of December 1, 1996 and the excess purchase price over the fair value of the assets acquired has been recorded as goodwill. Additional consideration, if any, will be recorded as goodwill. The Chairman of the Company was a minority stockholder and member of the Board of Directors of EPS prior to the acquisition.

   In January 1997, the Company acquired the stock of Mercury Paging & Communications, Inc. ("Mercury") and its affiliated companies for approximately $14.2 million of which approximately $10.3 million was paid in cash and the remainder by the issuance of 624,321 shares of Common Stock, 156,080 of which were held in escrow until April 1997 then released to the former Mercury shareholders after Mercury achieved certain revenue targets. Proceeds from the Company's revolving credit facility which were drawn in December 1996 were used to fund the majority of the cash portion of the purchase price, with working capital being used to fund the remainder. The transaction was accounted for as a purchase as of January 31, 1997. Mercury is a reseller-based paging carrier in the states of New York, New Jersey and Connecticut. Prior to closing, the Company earned revenues from Mercury under an agency agreement.

8. PENDING STOCK ISSUANCE

   The Company has a commitment from certain of its current stockholders for the purchase of $15.0 million in Redeemable Preferred Stock issuable at a price of $1.50 per share, which will accrue dividends at a rate of 10% per annum. The Preferred Stock will be redeemable at any time at the option of the Company at a price equal to $1.50 per share plus accrued dividends and if the holder so demands, five years from the date of issuance, the Preferred Stock must be redeemed by the Company at a price equal to $1.50 per share plus accrued dividends. In addition, each investor will be issued
   1.15 warrants for each share of Preferred Stock. Each warrant will be exercisable for five years following the issuance of the Preferred Stock and will entitle the holder to purchase one share of Common Stock for $1.50 per share subject to possible downward adjustment based on any private placement of the Company's Preferred or Common Stock. The warrants will include mandatory exercise and cancellation provisions in the event of redemption of the Preferred Stock. The Company has granted the investors the option to increase their commitment by or add additional investors for up to an additional $5.0 million at substantially the same terms until July 31, 1997. The issuance of the Preferred Stock and warrants is subject to shareholder approval and execution of definitive documents and the first $15.0 million is expected to close in June 1997.

   In addition, the Company has a commitment for a bridge loan from these same stockholders of up to $10.0 million bearing interest at 10% per annum to be utilized prior to the closing of the sale of the preferred stock. In April 1997, the Company borrowed $5.0 million on the bridge loan.

                           PREFERRED NETWORKS, INC.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

Throughout this section, the Company makes reference to "EBITDA" which represents earnings before interest expense, interest income, taxes, depreciation and amortization. EBITDA is a financial measure commonly used in the telecommunications industry and should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles ("GAAP")), as an alternative to cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity.

The following table presents certain items in the Consolidated Statements of Operations as a percentage of total revenues for the three months ended March 31, 1997 and 1996, respectively.


                                   THREE MONTHS ENDED MARCH 31,
                                   ----------------------------
                                      1997             1996
                                     -----             -----
Revenues
 Network services                     31.6 %            54.9 %
 Product  sales                       36.1              43.8
 Other services                       32.3               1.3
                                     -----             -----
  Total revenues                     100.0             100.0
Costs of revenues
 Network services                     23.5              31.3
 Product sales                        37.9              57.5
 Other services                       25.0                 -
                                     -----             -----
  Total cost of revenues              86.4              88.8
                                     -----             -----
Gross margin                          13.6              11.2
Selling, general & administrative     50.4              61.6
Depreciation and amortization         20.3              15.3
                                     -----             -----
  Operating loss                     (57.1)            (65.7)
Interest expense                       2.8               6.0
Interest income                        1.7               8.4
                                     -----             -----
  Net loss                           (58.2)%           (63.3)%
                                     =====             =====
EBITDA                               (36.8)%           (50.4)%

The table below provides information about the Company's units in service by customer type and average revenue per unit ("ARPU") for the three months ended March 31. ARPU is calculated by dividing pager airtime revenues for the month by the total units in service at month end. ARPU for periods greater than one month equals the average of the monthly ARPUs during the period.

                                                     MARCH 31,                       PERCENTAGE INCREASE (DECREASE)
                                             ------------------------                ------------------------------
                                                1997            1996                  1997                  1996
                                             --------        --------                 ----                  ----
Units in service
 Reseller units                               295,709         139,194                112.4 %               110.2 %
 Co-location/interconnection units             97,458          38,867                150.7                 515.5
                                             --------        --------
   Total                                      393,167         178,061                120.8 %               145.5 %
                                             ========        ========
ARPU                                         $   2.43        $   2.59                 (6.2)%               (16.7)%

                           PREFERRED NETWORKS, INC.


RESULTS OF OPERATIONS

Total revenues increased $5.7 million, or 242.7%, to $8.1 million for the three-month period ended March 31, 1997, from $2.4 million for the three-month period ended March 31, 1996. Units in service increased by 215,106, or 120.8%, to 393,167 at March 31, 1997, from 178,061 at March 31, 1996.

The Company operates networks in 23 markets as of March 31, 1997 as compared to only 15 markets as of March 31, 1996. Revenues from network services increased by $1.3 million, or 97.5%, to $2.6 million for the three-month period ended March 31, 1997, from $1.3 million for the three-month period ended March 31, 1996. The increase was attributable to the growth in units in service and the associated recurring revenue stream, which resulted from expansion into eight new markets (New York, Chicago, Detroit, Boston, Albany NY, Richmond, Raleigh/Durham, and Charlotte), continued growth in existing markets and from the acquisition of substantially all of the paging assets of Big Apple Paging Corporation ("Big Apple") and the acquisition of Mercury Paging & Communications, Inc. and its affiliated companies ("Mercury"). The growth in units in service was offset in part by declining ARPU due to competitive pricing pressures in the industry, a continued shift to co-location/interconnection customers which were 24.8% of total units in service as of March 31, 1997 up from 21.8% as of March 31, 1996, and to a lesser extent, unit volume and airtime usage discounts. Co-location and interconnection customers generate lower ARPU to the Company because certain operating expenses customarily incurred by the Company are borne by the customer.

Revenues from product sales increased $1.9 million, or 183.0%, to $2.9 million for the three-month period ended March 31, 1997 from $1.0 million for the three-month period ended March 31, 1996. The increase results from revenue from the sourcing and sales of new, used and refurbished pager and cellular products by EPS Wireless, Inc. ("EPS"), which was acquired in December 1996.

Other services revenues increased to $2.6 million for three-month period ended March 31, 1997 from $33,000 for the three-month period ended March 31, 1996. The increase was due to the revenues of Preferred Technical Services, Inc. ("PTS") (acquired by the Company in July, 1996) from paging network equipment installation services, maintenance and engineering services and EPS's revenues associated with repair and refurbishment of pager and cellular products, inventory management and product fulfillment.

Cost of network services increased by $1.2 million, or 157.3%, to $1.9 million for the three-month period ended March 31, 1997, from $742,000 for the three-month period ended March 31, 1996. The increase was primarily attributable to the expansion into eight new markets and the increased number of units in service. Cost of network services as a percentage of network services revenue was 74.4% for the three-month period ended March 31, 1997 compared to 57.1% for the three-month period ended March 31, 1996, reflecting lower ARPU and expansion into new markets where there are currently fewer units in service producing revenue, although the market bears fully-loaded network cost.

Cost of product sales increased by $1.7 million, or 126.3%, to $3.1 million for the three-month period ended March 31, 1997, from $1.4 million for the three-month period ended March 31, 1996 due primarily to the cost of sourcing and sales of new, used and refurbished pager and cellular products by EPS and to a lesser extent due to costs of pager sales associated with network airtime. Cost of product sales as a percentage of product sales was 105.0% for the three-month period ended March 31, 1997, compared to 131.3% for the three-month period ended March 31, 1996. The decrease in the percentage is due to EPS's profits on product sales. Due to the competitive nature of pricing in the industry, the overall loss on product sales reflects the Company's marketing programs whereby pagers are sold to resellers at a loss to attract customers to its networks.

Cost of other services increased to $2.0 million for the three-month period ended March 31, 1997 from $0 for the three-month period ended March 31, 1996. The increase was due to PTS's costs associated with paging network equipment installation services, maintenance and engineering services and EPS's costs associated with repair and refurbishment of pager and cellular products, inventory management and product fulfillment. Cost of other services as a percentage of other services revenues was 77.4% for the three-month period ended March 31, 1997.

SG&A increased by $2.6 million, or 180.4%, to $4.1 million for the three-month period ended March 31, 1997, from $1.5 million for the three-month period ended March 31, 1996, but decreased as a percentage of total revenues to 50.4% for the three-month period ended March 31, 1997, from 61.6% for the three-month period ended March 31, 1996. The increase in dollars reflects additional sales and administrative cost to support the increasing number

                           PREFERRED NETWORKS, INC.

of customers and expansion into new markets associated with the Company's network services, and the additional personnel and other SG&A costs associated with PTS and EPS.

Depreciation and amortization increased by $1.3 million, or 352.9%, to $1.6 million for the three-month period ended March 31, 1997, from $363,000 for the three-month period ended March 31, 1996 primarily due to additional assets purchased or constructed for expansion into new markets, increased amortization of market entry costs as new markets begin to generate revenues and amortization of goodwill related to the acquisition of EPS and PTS. Depreciation and amortization increased as a percentage of total revenues to 20.3% for the three-month period ended March 31, 1997, from 15.3% for the three-month period ended March 31, 1996.

Interest expense increased $85,000, or 59.8%, to $227,000 for the three-month period ended March 31, 1997, from $142,000 for the three-month period ended March 31, 1996. The increase was due to the financing of the network buildout and borrowings related to the acquisition of Mercury on January 31, 1997. Also contributing to the increase was the repayment of all outstanding debt with a portion of the proceeds of the IPO in March 1996.

Interest income decreased $60,000, or 30.2%, to $138,000 for the three-month period ended March 31, 1997, from $198,000 for the three-month period ended March 31, 1996. The decrease is due to the higher level of investment in 1996 due to the proceeds of the IPO, which was consummated in March 1996.

Net loss for the three-month period ended March 31, 1997, as compared with the three-month period ended March 31, 1996, increased to $4.7 million from $1.5 million primarily due to losses incurred on sales of pager product below cost and substantial increases in SG&A, as described above.

The net loss per share of Common Stock for the three-month period ended March 31, 1997 increased to ($.30) from ($.19) for the same three month period ended in 1996 due to the increased net loss in 1997 as compared to the net loss attributable to common stockholders in 1996. Weighted average shares outstanding includes cheap stock until the IPO date.

LIQUIDITY AND CAPITAL RESOURCES

The Company's expansion strategy will continue to require substantial funds to finance the expansion of existing operations, the expansion into new markets as part of the nationwide build-out of its networks, the purchase of network assets and related FCC licenses, capital expenditures, debt service and general corporate purposes.

The Company's net cash used in operations was $5,395,000 million for the three-month period ended March 31, 1997, as compared to net cash provided by operations of $591,000 for the three-month period ended March 31, 1996. The primary reason for the increase in cash used in operations has been the rapid expansion of the Company's networks and the associated increase in accounts receivable and operating expenses to support a rapidly growing business.

Capital expenditures, excluding acquisitions, were $5.3 million for the three-months ended March 31, 1997, compared to $2.4 million for the comparable period in 1996, reflecting the rapid expansion of the Company's networks.

The Company has augmented its wide-area 157.740 MHz networks by purchasing and consolidating existing local network assets licensed on the 150 MHz, 450 MHz and 900 MHz frequency bands to offer additional capacity and flexibility to its customers. As of March 31, 1997, the Company was operating in 23 markets with six Technical Control Centers (TCC's) in operation and was constructing networks in 28 new markets, including a TCC in Southern California and network expansions into Boston, Denver, Seattle, San Francisco, Los Angeles, Cleveland, Indianapolis, and Minneapolis.

As of March 31, 1997, the Company had completed 23 network asset purchases (network equipment and related licenses), resulting in the expansion of the Company's 157.740 MHz networks into markets served by its Southeast, Northeast, and Midwest TCC's, and the addition of network assets in the 450 MHz and 900 MHz bands in certain markets in the Southeast and Northeast United States. The most recent of these was the acquisition of Mercury which closed in first quarter of 1997 and added additional spectrum on a local basis on the radio common carrier ("RCC") 931.3125 MHz frequency.

                           PREFERRED NETWORKS, INC.

On March 1, 1996, the Company issued 3,300,000 shares of Common Stock in the IPO. The Company received net proceeds before offering expenses of $30.7 million. In addition, on March 28, 1996, the underwriters exercised their over-allotment option to purchase an additional 148,000 shares of Common Stock and the Company received additional net proceeds of $1.4 million.

A portion of the net proceeds of the IPO was used to repay all debt then outstanding which was approximately $5.6 million. The Company used the remaining net proceeds in 1996 and 1997 to finance the expansion of its network facilities through the purchase of paging system equipment and possible network asset purchases and for working capital and general corporate purposes.

Pursuant to their terms, upon consummation of the IPO all outstanding shares of the Series A and the Series B automatically converted into Common Stock. The Company elected to pay accrued dividends on the Series B through January 31, 1996, in shares of Common Stock and the remainder of the accrued dividends from February 1 to March 1, 1996, in the amount of $176,000 in cash. The total number of shares of Common Stock issued upon such conversion and such dividend payment was 6,830,280 shares. All accretion previously accrued was eliminated upon conversion to shares of Common Stock.

Upon the consummation of the IPO, all existing vendor financing commitments terminated.

The Company has a secured credit facility for $12.0 million of vendor financing bearing interest at a five-year U.S. Treasury rate plus 6.5% payable in various monthly installments of principal and interest over 60 months, with maturity dates through 2001. This credit facility contains various conditions, financial covenants and restrictions and is secured by paging equipment. As of March 31, 1997, there was $4.8 million outstanding under this facility with an additional $7.2 million available.

The Company also has a $5.0 million credit facility to finance paging system equipment from a finance company bearing interest at 10% payable in various monthly installments of principal and interest over 60 months, with maturity dates through 2002. This credit facility contains various conditions, financial covenants and restrictions and is secured by paging equipment. As of March 31, 1997, there was $3.6 million outstanding under this facility with an additional $1.4 million available.

The Company has a $9.25 million revolving credit facility with a financial institution, the majority of which is to be used to finance paging network acquisitions and capital expenditures. The outstanding balance under this facility bears interest at a rate of prime plus 1% or at a rate of LIBOR plus 3.75%, at the Company's option. Interest only is payable monthly in arrears with the entire principal due in full in August 1998. Borrowings under this facility and the other two credit facilities are secured by substantially all the assets of the Company. This credit facility contains various conditions, financial covenants and restrictions related to debt service, minimum net worth, acquisitions and future requirements for raising $15.0 million in debt or equity capital by July 1997 plus an additional $5.0 million by the end of January 1998, among other things. Availability under this facility is based on a multiple of the positive EBITDA in certain markets. As of March 31, 1997, there was $9.25 million outstanding under this facility with no additional availability.

As of March 31, 1997, the Company had $2.6 million invested in short-term investment grade securities at various interest rates.

Management believed that cash and cash equivalents on hand as of March 31, 1997, together with availability under the secured credit facilities mentioned above, would be sufficient to meet the Company's working capital, capital expenditure and debt covenant requirements until May 1997 without obtaining additional financing.

The Company has a commitment for an additional $15.0 million in redeemable preferred stock and warrants from certain of its stockholders and a commitment for a bridge loan of up to $10.0 million to be utilized prior to the closing of the sale of this equity capital. The Company has given the investors the option to increase their commitment by or add additional investors for up to an additional $5.0 million at substantially the same terms until July 31, 1997. The issuance of the preferred stock and warrants is subject to shareholder approval and execution of definitive documents and the first $15.0 million is expected to close in June 1997. This issuance may constitute a change in control of the Company. In April 1997, the Company borrowed $5.0 million under the bridge loan.

                           PREFERRED NETWORKS, INC.

The Company believes this $15.0 million in equity capital will be sufficient to meet its working capital, capital expenditure and debt covenant requirements for the balance of 1997. In addition to this $15.0 million, the Company is required to raise an additional $5.0 million in equity or subordinated debt by the end of January 1998 to meet the debt covenant requirements under its revolving credit facility. The Company has no commitment for additional funds in excess of $15.0 million. If additional funds of $5.0 million are not obtained by the end of January 1998, the Company would be required to seek an amendment to its debt covenants or refinance its revolving credit facility and the failure to obtain such additional funds, absent an amendment or refinancing, would have a material adverse effect on the Company.

In addition to this $20.0 million, the Company may need additional funds in the form of equity, bank debt, or other debt financing. The Company has no commitment for funds in excess of $15.0 million, and no assurances can be given that such additional funds will be available on terms acceptable to the Company, if at all; the failure to obtain such funds could have a material adverse effect on the Company. In addition, future acquisitions of paging network assets and licenses or other assets or businesses or other events may change the Company's capital requirements.

The market price of the Common Stock is likely to be highly volatile. Factors such as delays by the Company in achieving its expansion goals, fluctuations in the Company's operating results, announcements of new services offered by the Company or its competitors, changes in earnings estimates of securities analysts, regulatory changes and general market conditions, among other things, could cause the market price of the Common Stock to fluctuate substantially. Such market fluctuations could adversely affect the market price for the Common Stock.

ACQUISITIONS

In September 1996, the Company completed the acquisition of substantially all the assets of Big Apple Paging Corporation ("Big Apple") for $3.8 million. Of this amount, $1.4 million was paid in cash in 1996, $1.0 million was paid by the issuance of 125,598 shares of Common Stock in 1996, $1.1 million was paid in January 1997 by the issuance of 165,317 shares of Common Stock, an additional $130,000 was paid in cash in first quarter of 1997 and $250,000 was paid in cash in April 1997. The transaction was accounted for as a purchase as of September 13, 1996. Big Apple is a reseller-based paging carrier in the states of New York, New Jersey, and Connecticut. Prior to closing, the Company earned revenues from Big Apple under an agency agreement. The purchase of Big Apple provided the Company with a base of customers upon opening its Northeast TCC.

In December 1996, the Company acquired the stock of EPS Wireless, Inc. ("EPS") for approximately $4.8 million and possible additional consideration of up to an additional $5.0 million based on EPS's achievement of targeted operating performance during the two year period ending December 31, 1998. The Company issued 673,524 shares of Common Stock in 1996 and paid $300,000 in cash in February 1997. The transaction was accounted for as a purchase as of December 1, 1996. Additional consideration, if any, will be recorded as goodwill. EPS repairs or sells more than 70,000 product units per month. The acquisition of EPS expands the Company's revenue sources to include paging companies that do not currently buy network services from the Company due to geography or frequency and also expands the Company's customer base to include cellular companies. EPS will also provide the Company with a source of lower-cost pager products.

In January 1997, the Company acquired the stock of Mercury Paging & Communications, Inc. ("Mercury") and its affiliated companies for approximately $14.2 million of which approximately $10.3 million was paid in cash and $3.9 million by the issuance of 624,321 shares of Common Stock, 156,080 of which were held in escrow until April 1997 then were released to the former Mercury
shareholders after Mercury achieved certain revenue targets.   Proceeds from
the Company's revolving credit facility which were drawn in December 1996 were used to fund the majority of the cash portion of the purchase price, with working capital being used to fund the remainder. Mercury is a reseller-based paging carrier in the states of New York, New Jersey and Connecticut. Prior to closing, the Company earned revenues from Mercury under an agency agreement.

FCC MATTERS

On February 19, 1997, the Federal Communications Commission (the "Commission" or the "FCC") adopted a Second Report and Order (the "Paging Second Report and Order") and Further Notice of Proposed Rulemaking (the "Further Notice") in which it declined to convert the non-exclusive Private Carrier Paging ("PCP") frequencies, including the 157.740 MHz frequency, to exclusive use frequencies. The Further Notice, however, seeks additional

                           PREFERRED NETWORKS, INC.

guidance in connection with the continued licensing procedure of the non-exclusive PCP channels. The Commission is concerned, in light of its decision to license the exclusive paging channels on a geographic basis by competitive bidding, that there is a potential for application fraud by telemarketers for the non-exclusive PCP frequencies. It, therefore, seeks comment on what methods could be used to eliminate or reduce the problem. Primarily, the Commission proposes to modify the application form, but also asks whether the frequency coordination process could be modified to reduce the fraudulent or speculative applications.

The Commission also ordered that all non-mutually exclusive applications filed with the Commission on or before July 31, 1996 will be processed. All mutually exclusive applications which are pending regardless of when filed will be dismissed. All applications (other than applications on nationwide and shared channels) filed after July 31, 1996 will be dismissed. Finally, during the pendency of the Further Notice, the Interim Licensing Procedure for the non-exclusive PCP channels will continue for incumbent licensees only allowing those incumbents to file for additional licenses anywhere. The Commission also will accept applications from new applicants for private, internal-use systems on the non-exclusive PCP channels, including the 157.740 MHz frequency. The Company, therefore, believes that its applications currently on file with the FCC, including its three applications with associated waiver requests, should be processed and, upon the effective date of the rules adopted by the Paging Second Report and Order, the Company will be able to file applications for new sites whenever needed.

In addition, the Commission excluded PCP channels from being licensed on a geographic basis and declined to subject the non-exclusive PCP frequencies, including the 157.740 MHz frequency, to the competitive bidding process. The Company, therefore, will not be required to participate in a competitive bidding process to expand its paging systems operating on the 157.740 MHz frequency.

The Commission, however, adopted a geographic licensing scheme and implemented a competitive bidding process for the exclusive RCC and PCP channels. Specifically, the FCC adopted geographic licensing for all 931 MHz and all exclusive 929 PCP paging channels based on Rand McNally's Major Trading Areas ("MTAs"). Licenses below 929 MHz will be geographically licensed based on the Department of Commerce's 172 Economic Areas. The FCC also excluded from its plan those channels that already have been assigned to single licensees on a nationwide basis under existing FCC rules.

Consequently, the Company may be unable to expand its service areas for its exclusive 931 MHz systems or its other RCC systems unless it participates in a competitive bidding process or it can reach an agreement with the geographic licensee. In the Further Notice, the FCC proposed to permit a geographic licensee to either desegregate its spectrum, i.e., assign a discrete portion or "block" of spectrum licensed to a geographic licensee, or partition its licensed area, or both. The Commission has adopted, or proposed, a similar approach in other Commercial Mobile Radio Services ("CMRS")such as the broadband Personal Communications Services and the Specialized Mobile Radio Services. Adoption of the disaggregation and partitioning proposals would permit the Company to acquire licensing rights to expand its current exclusive RCC frequencies or further supplement its operation on 157.740 MHz through agreement with a geographic licensee without requiring participation in a competitive bidding process. There is no guarantee that the Commission will adopt this initiative.

The FCC further concluded that each existing paging licensee will be allowed to either (i) continue operating under existing authorizations or (ii) trade in its site-specific licenses for a single system-wide license. Geographic licensees will be required to afford incumbent constructed and operational stations protection from interference within their service areas. In the 931 MHz and 929 MHz band, the Commission adopted the existing co-channel interference protection standards used with respect to the 931 MHz band. The Commission will continue to use the current co-channel interference protection formulas for the RCC channels below 931 MHz. No incumbent licensees will be allowed to modify or expand their systems beyond their composite interference contour without the consent of the geographic licensee (unless the incumbent licensee is itself the geographic licensee for the relevant channel). The Company, therefore, may continue to operate the systems as currently authorized and may make minor modifications to the systems, including adding new sites to supplement coverage within the current composite contours of the particular system.

OTHER MATTERS

The Company took certain cost reduction measures primarily in the area of SG&A through a combination of attrition during the first part of the year and employee terminations in April 1997 and reduced its workforce by

                           PREFERRED NETWORKS, INC.

approximately 40 employees. The salary and fringe benefit cost associated with the reduction in force will result in monthly savings of approximately $134,000. Severance costs of approximately $186,000 will be reflected in the Company's financial statements for the quarter ended June 30, 1997. As a part of the reduction in force, the Company modified the terms of the terminated employees' stock options to purchase 117,318 shares of Common Stock to immediately fully vest these options and to extend the exercise period to twelve months from the date of separation. These changes resulted in $112,000 of severance costs which is included in the severance cost amount described above.

In addition, the Company canceled certain of the outstanding stock options granted to the Company's remaining employees, covering in the aggregate options to purchase 485,493 shares of Common Stock with exercise prices ranging from $2.87 to $10.61 per share and regranted an identical number of options at the then current market price of $2.50 per share. The newly granted options vest annually in equal amounts over a three year period beginning with the 1997 date of grant.

FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Quarterly Report on Form 10-Q and other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are or will be forward-looking, such as statements relating to acquisitions, construction and other business development activities, future capital expenditures, financing sources and availability and the effects of laws and regulations (including FCC regulations) and competition. Such forward-looking information involves important risks and uncertainties that could significantly effect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, uncertainties affecting the paging and wireless industries generally, risks relating to the Company's acquisition, construction and other business development activities, risks relating to technological change in the paging and wireless industries, risks relating to the ability of the Company to obtain additional funds in the form of debt or equity, risks relating to the availability of transmitters, terminals, network project management services and network engineering support, fluctuations in interest rates, and the existence of and changes to federal and state laws and regulations.

                                                                        APPENDIX

                            PREFERRED NETWORKS, INC.
                                 850 CENTER WAY
                            NORCROSS, GEORGIA 30071

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                            PREFERRED NETWORKS, INC.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 16, 1997


   The undersigned stockholder of Preferred Networks, Inc. hereby appoints Mark
H. Dunaway and Michael J. Saner with full power of substitution, acting jointly or by either one of them, attorney and proxies to represent and vote in the manner specified below the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders to be held on June 16, 1997, or at any adjournment thereof.


I. Proposal to approve the private placement of Preferred Networks, Inc. Class A Redeemable Preferred Stock and warrants to acquire shares of common stock

                 FOR [ ]        AGAINST [ ]        ABSTAIN [ ]


II. Proposal to approve the Preferred Networks, Inc. 1995 Stock Option Plan as amended


                 FOR [ ]        AGAINST [ ]        ABSTAIN [ ]


III. Proposal to approve the Agreement and Plan of Merger between Preferred Networks, Inc. and PNI Merger Corp.


                 FOR [ ]        AGAINST [ ]        ABSTAIN [ ]

IV.   Election of Three Directors

[ ] FOR all nominees listed below (except as         [ ] WITHHOLD AUTHORITY to vote
    marked to the contrary below)                        for all nominees listed
                                                         below

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

          William H. Bang        John J. Hurley        Ronald W. White

V. In their discretion upon such other business as may properly come before the meeting

                   (Continued and to be signed on other side)

(Continued from other side)

IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE PRIVATE PLACEMENT, FOR THE PROPOSAL TO APPROVE THE 1995 STOCK OPTION PLAN AS AMENDED, FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, AND FOR THE ELECTION OF EACH OF THE THREE NOMINEES FOR DIRECTOR NAMED ABOVE.

                                                Dated:                    , 1997
                                                      --------------------


                                                --------------------------------
                                                Signature(s) of Stockholder


                                                --------------------------------
                                                Signature if signing jointly

                                                Please sign exactly as name
                                                appears hereon. If shares are
                                                held jointly, each stockholder
                                                should sign. When signing for a
                                                corporation or partnership or
                                                other entity or as attorney,
                                                executor, administrator,
                                                trustee, guardian or custodian,
                                                please indicate the capacity in
                                                which you are signing.

 PLEASE FILL IN, DATE AND SIGN THE PROXY AND RETURN IT IN THE ENCLOSED POSTPAID
                                   ENVELOPE.